Exhibit 99(a)(1)(A)

Offer to Purchase for Cash

Any and All Outstanding Preferred Shares

(including Preferred Shares represented by American Depositary Shares) of

TELE NORTE CELULAR PARTICIPAÇÕES S.A.

at

R$33.00 per Preferred Share

by

TELEMAR NORTE LESTE S.A.

THIS TENDER OFFER CAN BE ACCEPTED AND TENDERED SHARES CAN BE WITHDRAWN, IN THE CASE OF HOLDERS OF AMERICAN DEPOSITARY SHARES TENDERING THROUGH THE BANK OF NEW YORK MELLON, AS ADS TENDER AGENT, BY 11:00 A.M., NEW YORK CITY TIME, AND IN THE CASE OF HOLDERS OF PREFERRED SHARES TENDERING DIRECTLY BY 5:00 P.M. BRASÍLIA TIME (4:00 P.M., NEW YORK CITY TIME), IN EACH CASE ON AUGUST 18, 2008, UNLESS THE TENDER OFFER IS EXTENDED OR EARLIER TERMINATED.

Telemar Norte Leste S.A., a sociedade anônima organized under the laws of the Federative Republic of Brazil, or Telemar, hereby offers to purchase any and all outstanding preferred shares, no par value, including preferred shares represented by American Depositary Shares, or ADSs, of Tele Norte Celular Participações S.A., a sociedade anônima organized under the laws of the Federative Republic of Brazil, or TNCP, at a price of R$33.00 per preferred share (for reference, equivalent to approximately U.S.$20.68 per preferred share or ADS based on the average of the buy and sell U.S. dollar-Brazilian real exchange rates indicated under “transaction PTAX 800, option 5” published by the Central Bank of Brazil, or the Central Bank, through the SISBACEN system at 7:00 p.m., Brasília time (6:00 p.m., New York City time), or the PTAX exchange rate, on July 16, 2008, which was U.S.$1.00=R$1.5956) in cash, net of stock exchange and settlement fees described herein, any applicable brokerage fees or commissions and applicable withholding taxes, upon the terms and subject to the conditions set forth in this offer to purchase. ADS holders tendering through The Bank of New York Mellon, as ADS tender agent, or the ADS Tender Agent, will receive payment in U.S. dollars, which will also be net of expenses for converting Brazilian reais to U.S. dollars and fees associated with the cancellation of the ADSs representing preferred shares purchased in the tender offer. As required by the U.S. securities laws and the rules and regulations promulgated thereunder, preferred shares will only be purchased, subject to the terms set forth in this offer to purchase, at the tender offer price of R$33.00 per preferred share.

You may tender all or a portion of the preferred shares of TNCP (including preferred shares represented by ADSs) that you hold. In accordance with applicable Brazilian regulations, all preferred shares (including preferred shares represented by ADSs) properly and timely tendered and not properly withdrawn will be purchased by Telemar through an auction, or the Auction, on the São Paulo Stock Exchange (Bolsa de Valores de São Paulo, or the BOVESPA), that is currently scheduled to occur at 1:00 p.m., Brasília time (12:00 noon, New York City time), one business day after the Expiration Date, or the Auction Date.

Subject to the terms and conditions described in this offer to purchase, the tender offer will expire (1) for ADS holders electing to tender preferred shares represented by ADSs through the ADS Tender Agent, at 12:00 noon, Brasília time (11:00 a.m., New York City time), or the ADS Expiration Time, on August 18, 2008 (such date, as it may be extended by us, the Expiration Date), and (2) for holders of preferred shares, at 5:00 p.m., Brasília time (4:00 p.m., New York City time), or the Share Expiration Time, on the Expiration Date, in either case, unless the offer is extended or earlier terminated. Withdrawals of ADSs by ADS holders who wish to participate in the tender offer through the ADS Tender Agent will not be accepted after the ADS Expiration Time on the Expiration Date. Holders of preferred shares may withdraw their preferred shares until the beginning of the Auction.

Holders of ADSs representing preferred shares of TNCP may participate in the tender offer by (1) tendering their ADSs to the ADS Tender Agent, and instructing the ADS Tender Agent to tender the preferred shares underlying those ADSs in the tender offer on their behalf or (2) surrendering their ADSs to The Bank of New York

Mellon, as ADS depositary, or the ADS Depositary, withdrawing the preferred shares underlying the ADSs from the ADS program and participating directly in the tender offer as holders of preferred shares, in which case holders need to allow sufficient time to complete all required steps described in this offer to purchase. See “The Tender Offer—Section 3—Procedures for Accepting the Tender Offer and Tendering Preferred Shares and ADSs.” Each ADS represents one preferred share of TNCP.

The tender offer is not conditioned on any minimum number of preferred shares being tendered. The tender offer is, however, subject to other conditions and may be subject to proration. See “The Tender Offer—Section 5—Conditions to the Tender Offer.”

Questions or requests for assistance may be directed to The Altman Group, the U.S. information agent for the tender offer, at its address and telephone number set forth on the back cover of this offer to purchase. Additional copies of this offer to purchase and the related letter of transmittal may also be obtained from the U.S. information agent.

Shareholders and their brokers/custodians will not be able to tender preferred shares in the offer by means of guaranteed delivery procedures.

You must make your own decision as to whether to tender your preferred shares and, if so, how many preferred shares to tender. None of Telemar, any of its affiliates or any of their respective board of directors or executive officers makes any recommendation as to whether you should tender your preferred shares. If you are in any doubt as to the action you should take, contact your broker, lawyer, accountant or other professional advisor without delay.

This offering document is intended solely for, and may be used solely by, holders of preferred shares of TNCP that are U.S. residents and holders of ADSs representing preferred shares of TNCP. Separate offering materials in Portuguese for holders of preferred shares that are not U.S. residents, or the Brazilian Offer Documents, are being published concurrently in Brazil.

NONE OF THE U.S. SECURITIES AND EXCHANGE COMMISSION, THE BRAZILIAN COMISSÃO DE VALORES MOBILIÁROS, THE BOLSA DE VALORES DE SÃO PAULO OR ANY SECURITIES COMMISSION OF ANY STATE OF THE UNITED STATES, HAS: (A) APPROVED OR DISAPPROVED THE TENDER OFFER; (B) PASSED UPON THE MERITS OR FAIRNESS OF THE TENDER OFFER; OR (C) PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THIS TENDER OFFER IS NOT SUBJECT TO REGISTRATION WITH THE BRAZILIAN COMISSÃO DE VALORES MOBILIÁROS.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

July 18, 2008

i

SUMMARY TERM SHEET

This summary term sheet highlights selected information from this offer to purchase and may not contain all of the information that is important to you. You should read carefully the remainder of this offer to purchase and, if you are tendering ADSs, the related letter of transmittal, because the information in this summary is not complete and additional important information is contained in the remainder of this offer to purchase and the related letter of transmittal. Unless the context indicates otherwise, in this offer to purchase, “we,” “us” and “our” refers to Telemar Norte Leste S.A., “preferred shares” refers to preferred shares of TNCP, no par value, and “ADSs” refers to American Depositary Shares of TNCP, each representing one preferred share. Questions or requests for assistance may be directed to the information agent set forth on the back cover of this offer to purchase.

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The Tender Offer: We hereby offer to purchase any and all preferred shares (including preferred shares represented by ADSs) of Tele Norte Celular Participações S.A. at a price of R$33.00 per preferred share (for reference, equivalent to approximately U.S.$20.68 per preferred share or ADS based on the average of the buy and sell U.S. dollar-Brazilian real exchange rates indicated under “transaction PTAX 800, option 5” published by the Central Bank through the SISBACEN system at 7:00 p.m., Brasília time (6:00 p.m., New York City time), or the PTAX exchange rate, on July 16, 2008, which was U.S.$1.00 = R$1.5956) in cash, net of the stock exchange and settlement fees described in this offer to purchase, any applicable brokerage fees or commissions and applicable withholding taxes, upon the terms and subject to the conditions set forth in this offer to purchase and the related letter of transmittal. ADS holders tendering through the ADS Tender Agent will receive payment in U.S. dollars, which will also be net of expenses for converting Brazilian reais to U.S. dollars and fees associated with the cancellation of the ADSs representing preferred shares purchased in the tender offer. In the case of tendered ADSs, the Brazilian reais offer price will be converted into U.S. dollars by the ADS Tender Agent based on the spot market rate available on the date payment is received by the ADS Tender Agent for preferred shares purchased in the tender offer. Direct holders of preferred shares participating in this tender offer by tendering preferred shares will receive payment in Brazilian reais through their Brazilian broker. See “The Tender Offer—Section 1—Terms of the Tender Offer and Expiration Date.”

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Conditions: The tender offer is not conditioned upon the tender of a minimum number of preferred shares or upon the receipt of any financing. However, our obligation to consummate the purchase of preferred shares in the tender offer is subject to the other conditions set forth in “The Tender Offer—Section 5—Conditions to the Tender Offer.”

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Proration: Depending on the number of preferred shares (including preferred shares represented by ADSs) tendered in the tender offer, preferred shares properly and timely tendered and not properly withdrawn may be subject to proration as described in “The Tender Offer—Section 1—Terms of the Tender Offer and Expiration Date.”

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Expiration Date: Subject to the terms and conditions described in this offer to purchase, the tender offer will expire (1) for ADS holders electing to tender preferred shares represented by ADSs through the ADS Tender Agent, at 12:00 noon, Brasília time (11:00 a.m., New York City time), on August 18, 2008 (as such date may be extended by us), and (2) for holders of preferred shares, at 5:00 p.m., Brasília time (4:00 p.m., New York City time) on August 13, 2008 (as such date may be extended by us), in each case unless the tender offer is extended or earlier terminated. In accordance with applicable Brazilian regulations, all preferred shares (including preferred shares represented by ADSs) properly and timely tendered in the tender offer and not properly withdrawn will be purchased by us through an Auction on the BOVESPA that is currently scheduled to occur at 1:00 p.m., Brasília time (12:00 noon, New York City time), one business day after the Expiration Date. See “The Tender Offer—Section 1—Terms of the Tender Offer and Expiration Date.”

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Procedures for Participating in the Tender Offer: The procedures for electing to tender your preferred shares differ depending on whether you hold ADSs representing preferred shares or you hold preferred shares directly. You should follow the instructions for your particular circumstances set forth under

“The Tender Offer—Section 3—Procedures for Accepting the Tender Offer and Tendering Preferred Shares and ADSs.” All holders wishing to tender their preferred shares or ADSs must allow sufficient time for the completion of all required steps described in this offer to purchase before the Share Expiration Time or ADS Expiration Time, as applicable. There will be no guaranteed delivery process available to tender preferred shares or ADSs.

•	Withdrawal:

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Preferred Shares: For a withdrawal to be effective, the broker that has been instructed to tender your preferred shares in the Auction described in “The Tender Offer—Section 2—Acceptance for Purchase and Purchase of Preferred Shares and ADSs” must withdraw the order to tender those preferred shares before the beginning of the Auction on the Auction Date. If a shareholder wishes to withdraw the tender of its preferred shares, it is the responsibility of such shareholder to ensure that the broker that has been instructed to tender its preferred shares receives instructions to withdraw the tender of those preferred shares before the beginning of the Auction.

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ADSs: An ADS holder tendering through the ADS Tender Agent is entitled to withdraw the order to sell preferred shares underlying ADSs up until the ADS Expiration Time on the Expiration Date. Please note that if you are an ADS holder and you wish to be able to withdraw until the beginning of the Auction on the Auction Date, you will need to surrender your ADSs to The Bank of New York Mellon, as ADS Depositary, withdraw the preferred shares underlying the ADSs and participate directly in the tender offer as a holder of preferred shares by following the instructions in “The Tender Offer—Section 3—Procedures for Accepting the Tender Offer and Tendering Preferred Shares and ADSs—Holders of ADSs—Direct Participation in the Tender Offer.” ADS holders electing to withdraw the preferred shares underlying their ADSs from the ADS program and participate directly in the tender offer as holders of preferred shares must allow sufficient time for the completion of all required steps described in this offer to purchase before the Share Expiration Time on the Expiration Date. See “The Tender Offer—Section 4—Withdrawal Rights.”

For your convenience, please find additional detail on the tender offer below in a question and answer format, including additional detail on the procedures for tendering your preferred shares or ADSs.

Who is offering to purchase my shares?	Telemar Norte Leste S.A., a sociedade anônima organized under the laws of the Federative Republic of Brazil, is offering to purchase any and all preferred shares, including preferred shares represented by ADSs. We are the new controlling shareholder of Tele Norte Celular Participações S.A. as the result of our acquisition on April 3, 2008 of 51.86% of the outstanding common shares of TNCP and 0.09% of the preferred shares under a Stock Purchase Agreement, dated as of December 20, 2007, between Vivo Participações S.A., or Vivo, and us. We refer to this Stock Purchase Agreement as the Telemar Stock Purchase Agreement. See “Special Factors—Background of the Tender Offer,” “—Interests of Certain Persons in the Tender Offer; Security Ownership; Transactions and Arrangements Concerning the Preferred Shares and ADSs” and “The Tender Offer—Section 11—Certain Information About Telemar, TNL and TmarPart.”

Why are you offering to purchase my shares?

As a result of our acquisition of control of TNCP, the regulations of the Brazilian Communications regulator (Agência Nacional de Telecomunicações—ANATEL, or ANATEL) require that either Telemar or TNCP’s subsidiary Amazônia Celular S.A., or Amazônia Celular, surrender its license to provide mobile telecommunication services. We intend to engage in a series of transactions described under “Special Factors—Purpose of and Reasons for the Tender Offer and Plans for TNCP Following the Tender Offer“ prior to surrendering the license that was issued to Amazônia Celular.

The purpose of the tender offer is to provide holders of preferred shares who desire to receive cash for some or all of their preferred shares at a premium over market prices the opportunity to do so. The offer price represents a premium of approximately 42.2% for preferred shares and 61.0% for ADSs over the weighted average trading prices for the 30 calendar days ending on December 19, 2007, inclusive, the last trading day before announcement of the tender offer, and an approximate 7.5% premium for preferred shares and 9.3% for ADSs over the closing price on July 16, 2008. See “Special Factors—Purpose of and Reasons for the Tender Offer and Plans for TNCP Following the Tender Offer.”

How much are you offering to pay?	We are offering to pay you R$33.00 per preferred share or ADS (for reference, equivalent to approximately U.S.$20.68 per preferred share or ADS based on the PTAX exchange rate on July 16, 2008, which was U.S.$1.00 = R$1.5956) properly and timely tendered in the tender offer and not properly withdrawn. Upon the terms and subject to the conditions of the tender offer, we will pay this purchase price in cash, net of the stock exchange and settlement fees described in the next sentence, any applicable brokerage fees or commissions and applicable withholding taxes. Each shareholder whose preferred shares are purchased in the tender offer and each holder of ADSs representing preferred shares purchased in the tender offer will be required to pay a combined fee to the BOVESPA and the Brazilian Settlement and Custody Company (Companhia Brasileira de Liquidação e Custódia), or the CBLC, in an amount equal to 0.035% of the purchase price paid by Telemar to that holder.

ADS holders tendering through the ADS Tender Agent will receive payment in U.S. dollars, which will also be net of expenses for converting Brazilian reais to U.S. dollars and fees associated with the cancellation of the ADSs representing preferred shares purchased in the tender offer. In the case of tendered ADSs, the Brazilian reais offer price will be converted into U.S. dollars by the ADS Tender Agent based on the spot market rate available on the date payment is received by the ADS Tender Agent for preferred shares purchased in the tender offer. ADS holders should be aware that currency exchange rates in effect at the time of payment of any such cash compensation may be different than exchange rates in effect at the time of the publication of this offer to purchase or the time of the completion of the tender offer and may therefore affect the U.S. dollar value of such cash compensation. Direct holders of preferred shares participating in this tender offer by tendering preferred shares will receive payment in Brazilian reais through their Brazilian broker.

How many shares will you purchase?	We will purchase any and all preferred shares (including preferred shares represented by ADSs) that are properly and timely tendered and not properly withdrawn, upon the terms and subject to the conditions of the tender offer. See “The Tender Offer—Section 1—Terms of the Tender Offer and Expiration Date.”

Is there a minimum number of preferred shares that must be tendered for you to purchase any securities?	No. The tender offer is not conditioned on any minimum number of preferred shares being tendered. See “The Tender Offer—Section 1—Terms of the Tender Offer and Expiration Date.”

Will tendered preferred shares be subject to proration?	Under the rules of the Brazilian Securities Commission (Comissão de Valores Mobiliários), or the CVM, if more than one-third but less than two-thirds of the outstanding preferred shares (including preferred shares represented by ADSs) held by shareholders other than (1) Telemar and its affiliates, including TNCP and Telemar’s controlling shareholders, and (2) officers or members of the board of directors or fiscal council (Conselho Fiscal) of any of Telemar and its affiliates, including TNCP and Telemar’s controlling shareholders (“public shareholders”), that held those positions prior to commencement of the tender offer are properly and timely tendered before the Expiration Date and not withdrawn, we will only be permitted to purchase up to one-third of the preferred shares held by public shareholders. However, if more than two-thirds of the preferred shares (including preferred shares represented by ADSs) held by public shareholders are tendered, we will acquire all tendered preferred shares. If, for the reasons described above, we are prevented from purchasing all preferred shares tendered in the tender offer, we will purchase the maximum number of preferred shares that we are permitted to purchase, on a pro rata basis (with adjustments to avoid purchases of fractional preferred shares) according to the number of preferred shares properly and timely tendered before the Expiration Date and not withdrawn. For purposes of determining proration, we will aggregate the number of shares tendered pursuant to this offer to purchase, shares underlying ADSs tendered pursuant to this offer to purchase and shares tendered pursuant to the Brazilian Offer Documents. See “The Tender Offer—Section 1—Terms of the Tender Offer and Expiration Date.”

How many preferred shares do you own? Do you own any other shares of TNCP?	We own 1,292,679 common shares of TNCP and 3,715 preferred shares, representing 51.86% of the voting capital, 0.09% of the non-voting capital and 19.34% of the total capital of TNCP. We currently control TNCP.

How and when did you acquire your TNCP shares?	We acquired all of the common and preferred shares of TNCP currently owned by us pursuant to the Telemar Stock Purchase Agreement. See “Special Factors—Background of the Tender Offer.”

Are you making any other tender offers for TNCP shares or for shares of any of its subsidiaries?

As a result of our purchase of control of TNCP pursuant to the Telemar Stock Purchase Agreement, Article 254-A of Brazilian Law No. 6,404/76, as amended, or the Brazilian Corporation Law, requires that we make a tender offer for all of the common shares of TNCP and of its subsidiary Amazônia Celular that we do not already own. These tender offers have not commenced. We have applied to the CVM for registration of these tender offers as required under Brazilian law. We intend to commence these tender offers within five days following the registration of these tender offers with the CVM.

Neither the common shares of TNCP nor the common of Amazônia Celular are registered with the U.S. Securities and Exchange Commission, or the SEC, or listed or traded on any U.S. securities exchange.

We are not required to make a tender offer for the preferred shares of Amazônia Celular; however, we intend to make voluntary tender offers to purchase any and all of the class A preferred shares, class B preferred shares, class C preferred shares, class D preferred shares and class E preferred shares of Amazônia Celular that we do not already own. These tender offers have not commenced. None of the preferred shares of Amazônia Celular are registered with the SEC or listed or traded on any U.S. securities exchange.

Is the tender offer part of a series of related transactions?	Yes. Following the completion of this tender offer and the proposed tender offers for the common shares of TNCP and the common and preferred shares of Amazônia Celular, Telemar intends to undertake a corporate reorganization in order to simplify the corporate structure of TNCP and Amazônia Celular, reducing operating costs and improving the liquidity of Telemar’s shares, which we refer to as the Corporate Reorganization. As a result of the Corporate Reorganization, shares of TNCP and Amazônia Celular may be exchanged for shares of Telemar.

Telemar is analyzing a number of alternative methods to implement the Corporate Reorganization in a manner that will be in the best interest of Telemar and its shareholders and the shareholders of TNCP and Amazônia Celular. Telemar has not yet determined which transactions will be required to implement the Corporate Reorganization, which may include mergers or share exchanges involving TNCP or Amazônia Celular.

See “Special Factors—Purpose of and Reasons for the Tender Offer and Plans for TNCP Following the Tender Offer—Plans for TNCP Following the Tender Offer.”

Do you have the financial resources to pay for the preferred shares?	Yes. We will need approximately R$139.5 million to purchase all of the preferred shares (including preferred shares represented by ADSs) pursuant to the tender offer and to pay related fees and expenses. It is anticipated that all of such funds will be obtained from general corporate funds. Our obligation to purchase shares in the tender offer is not conditioned upon any financing arrangements. To comply with Brazilian legal requirements, all of the cash payment of the purchase price is being guaranteed by Credit Suisse (Brasil) S.A. Corretora de Títulos e Valores Mobiliários. See “The Tender Offer—Section 6—Source and Amount of Funds.”

Is your financial condition relevant to my decision whether to tender in this offer?	We do not believe that our financial condition is relevant to your decision whether or not to tender your preferred shares (including preferred shares represented by ADSs) in the tender offer because (a) the tender offer is being made for any and all of the outstanding preferred shares (including preferred shares represented by ADSs), (b) the offer is solely for cash, and (c) the offer is not subject to any financing condition.

Are there any conditions to the tender offer?	Yes, our obligation to consummate the purchase of preferred shares (including preferred shares represented by ADSs) in the tender offer is subject to the terms and conditions set forth in this offer to purchase and the related Letter of Transmittal. See “The Tender Offer—Section 5—Conditions to the Tender Offer.”

What shares are being sought in the tender offer?	We are offering to purchase any and all preferred shares (including preferred shares represented by ADSs). However, this offer to purchase is intended solely for, and may be used solely by, holders of preferred shares that are U.S. residents and for holders of ADSs representing preferred shares. Separate offering materials in Portuguese for holders of preferred shares that are not U.S. residents are being published concurrently in Brazil as required under Brazilian law. For purposes of determining the number of preferred shares tendered pursuant to the tender offer, we will aggregate shares tendered pursuant to this offer to purchase, shares underlying ADSs tendered pursuant to this offer to purchase and shares tendered pursuant to the Brazilian Offer Documents.

Do I have appraisal rights with respect to the tender offer?	There are no appraisal or similar rights available in connection with the tender offer. However, if upon completion of the tender offer we have acquired more than two-thirds of the preferred shares (including preferred shares represented by ADSs) held by public shareholders prior to commencement of the tender offer, any holder of preferred shares or ADSs will have the right, for the three-month period immediately following the Auction Date, to require us to purchase its shares for cash (the “shareholder put right”) at the tender offer price plus an adjustment at the monthly Brazilian Taxa Referencial-TR and net of certain fees, as described herein. The Brazilian Taxa Referencial-TR is a monthly index, calculated on the basis of interest rates for deposits at Brazilian banks, published by the Central Bank, which, for reference, was approximately 0.21% as of July 16, 2008. See “Special Factors—Certain Rights of Shareholders Following the Tender Offer—Shareholder Put Right.”

If I decide not to tender, how will consummation of the tender offer affect my preferred shares or ADSs?	Our purchase of the preferred shares (including preferred shares represented by ADSs) in this tender offer may substantially reduce the number of preferred shares and ADSs that are publicly traded and may reduce the number of holders of preferred shares and ADSs. Such reductions in publicly traded preferred shares and ADSs and in the numbers of holders thereof would likely adversely affect the liquidity, marketability and market value of the preferred shares and the ADSs. See “Special Factors—Certain Effects of the Tender Offer.”

Will TNCP be delisted or deregistered in Brazil following the completion of the tender offer?	Following the completion of the tender offer and prior to the completion of the proposed Corporate Reorganization discussed under “Special Factors—Purpose of and Reasons for the Tender Offer and Plans for TNCP Following the Tender Offer—Plans for TNCP Following the Tender Offer,” we anticipate that TNCP will continue as a publicly traded company and listed company in Brazil and that TNCP will continue to be obligated to make filings with the CVM and to comply with CVM’s rules applicable to reporting companies. See “Special Factors—Certain Effects of the Tender Offer.”

Will TNCP be delisted or deregistered in the United States following the completion of the tender offer?	Following the completion of the tender offer and prior to the completion of the proposed Corporate Reorganization discussed under “Special Factors—Purpose of and Reasons for the Tender Offer and Plans for TNCP Following the Tender Offer—Plans for TNCP Following the Tender Offer,” we anticipate that the ADS Deposit Agreement will remain in effect and that the ADSs will continue to be listed on The New York Stock Exchange, or the NYSE. However, if less than 600,000 ADSs remain outstanding after completion of the tender offer, the NYSE will suspend the trading of the ADSs, and will proceed to discontinue the listing of the ADSs and the preferred shares on the NYSE. See “Special Factors—Certain Effects of the Tender Offer—Effects in the United States.”

The ADSs and the preferred shares are currently registered with the SEC under the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act. Following the completion of the tender offer and prior to the completion of the proposed Corporate Reorganization, we anticipate that the ADSs and the preferred shares will remain registered under the Exchange Act and TNCP will continue to make filings with the SEC and to comply with the SEC’s rules applicable to reporting companies. However, we expressly reserve the right to terminate the registration of the ADSs and the preferred shares should the listing of the ADSs and the preferred shares on the NYSE be discontinued following the consummation of the tender offer.

How do I tender the preferred shares underlying my ADSs?	An ADS holder may tender the preferred shares underlying its ADSs through the ADS Tender Agent no later than the ADS Expiration Time on the Expiration Date, in accordance with the instructions set forth in “The Tender Offer—Section 3—Procedures for Accepting the Tender Offer and Tendering Preferred Shares and ADSs” and the related letter of transmittal. The ADS Tender Agent will then contact a broker authorized to conduct trades on the BOVESPA, or the ADS Broker, to tender the preferred shares underlying the ADSs in the Auction, as described in “The Tender Offer—Section 2—Acceptance for Purchase and Purchase of Preferred Shares and ADSs“ and if such preferred shares are accepted for purchase in the Auction, those ADSs will be cancelled.

After purchase by us of the preferred shares underlying the ADSs tendered through the ADS Tender Agent (subject to any pro rata reduction of the preferred shares purchased as described in this offer to purchase) the Brazilian reais price paid for accepted preferred shares will be credited to the ADS Broker three Brazilian business days after the Auction Date. On the same day it receives this amount, the ADS Broker will pay the aggregate Brazilian reais purchase price to the ADS Tender Agent. Upon receipt of that payment, the ADS Tender Agent will convert the Brazilian reais amount into U.S. dollars based on the spot market rate on the date such payment is received for delivery of U.S. dollars two U.S. business days thereafter. The payment to holders of ADSs will be based on the spot market rate in effect on the date payment is received by the ADS Tender Agent for preferred shares purchased in the tender offer. After receipt by the ADS Tender Agent of payment of the Brazilian reais consideration for purchased preferred shares, conversion of those Brazilian reais into U.S. dollars and the return to ADS holders any tendered ADSs not purchased due to proration, the ADS Tender Agent will make payment to the applicable holders of ADSs the U.S. dollar equivalent (based on then-prevailing exchange rates, net of expenses for converting Brazilian reais to U.S. dollars) of R$33.00 per ADS (for reference, equivalent to approximately U.S.$20.68 per ADS based on the PTAX exchange rate on July 16, 2008, which was U.S.$1.00 = R$1.5956), minus (1) a fee of up to U.S.$5.00 per 100 ADSs or portion thereof for the cancellation of the ADSs representing preferred shares purchased in the tender offer, (2) the combined fee of 0.035% of the purchase price, payable to the BOVESPA and the CBLC, as described in “The Tender Offer—Section 1—Terms of the Tender Offer and Expiration Date,” and (3) the holder’s pro rata portion of the fee or commission charged by the ADS Broker to tender preferred shares underlying ADSs on behalf of ADS holders participating in the tender offer. In addition, ADS holders must pay any taxes or governmental charges payable in connection with the cancellation of the ADSs representing preferred shares purchased in the tender offer.

As an alternative to tendering the preferred shares underlying its ADSs through the ADS Tender Agent, an ADS holder may also surrender its ADSs, withdraw the preferred shares underlying the ADSs from the ADS program and participate directly in the tender offer as a holder of preferred shares. To do so, the ADS holder must (1) surrender to The Bank of New York Mellon, as ADS Depositary, at 101 Barclay Street, New York, New York 10286 (telephone: +1-212-815-2231), the ADSs representing preferred shares that it wishes to tender, (2) pay a fee to the ADS Depositary in the amount of up to U.S.$5.00 per 100 ADSs or portion thereof for the cancellation of those ADSs, and (3) pay any taxes or governmental charges payable in connection with its withdrawal of the preferred shares from the ADS program. If an ADS holder surrenders ADSs and receives preferred shares, the preferred shares so received will be registered at the CBLC, and the holder will need to obtain its own foreign investor registration under Resolution No. 2,689/00, as amended, or Resolution No. 2,689, of the Brazilian National Monetary Council (Conselho Monetário Nacional). After the holder appoints a Brazilian representative for purposes of Resolution No. 2,689, the holder must make arrangements for that representative to tender the preferred shares on its behalf in the same manner as any other direct holder of preferred shares registered at the CBLC. The holder will need to take these steps in sufficient time to allow its Brazilian representative to qualify the holder to participate in the tender offer no later than the Share Expiration Time on the Expiration Date, in the manner described in this offer to purchase.

A beneficial owner of ADSs registered in the name of a broker, dealer, commercial bank or other nominee must contact that entity if that beneficial owner desires to participate in the tender offer.

See “The Tender Offer—Section 3—Procedures for Accepting the Tender Offer and Tendering Preferred Shares and ADSs.”

How do I tender my preferred shares directly?	If you hold preferred shares directly, to participate in the tender offer, you must, no later than the Share Expiration Time on the Expiration Date: (1) contact a broker authorized to conduct trades on the BOVESPA; (2) present any documentation required by the broker; and (3) instruct the broker to tender your preferred shares in the Auction on your behalf. To tender your preferred shares, your broker must, no later than 12:00 noon, Brasília time (11:00 a.m., New York City time), on the Auction Date, present a sell order on your behalf through the BOVESPA’s Megabolsa electronic trading system.

If you have invested in preferred shares of TNCP under Resolution No. 2,689 (which are registered at the CBLC), you must instruct your Brazilian representative (for purposes of Resolution No. 2,689) to contact such a broker on your behalf.

Preferred shares held through Banco ABN Amro Real S.A., TNCP’s transfer agent, or the Transfer Agent, are not registered at the CBLC. Holders of preferred shares held through the Transfer Agent should therefore instruct the broker they contact to request the transfer of their preferred shares to the custody of the CBLC in order to enable the broker to tender the preferred shares in the Auction on their behalf. Settlement of transfers of preferred shares to the custody of the CBLC occurs three Brazilian business days following the execution of the order to transfer. As a result, you must request this transfer no less than three Brazilian business days prior to the Expiration Date. It is your responsibility to contact a broker sufficiently in advance of the Share Expiration Time on the Expiration Date, to ensure that the Transfer Agent can transfer your preferred shares to the custody of the CBLC before the Share Expiration Time on the Expiration Date.

Any holder that does not know whether it holds its preferred shares through the CBLC or the Transfer Agent should ask its custodian, representative, broker or other nominee.

A beneficial owner of preferred shares registered in the name of a broker, dealer, commercial bank or other nominee must contact that entity if that beneficial owner desires to participate in the tender offer.

See “The Tender Offer—Section 3—Procedures for Accepting the Tender Offer and Tendering Preferred Shares and ADSs.”

What do I do if I am a holder of ADSs of the Telebras HOLDRs Facility basket security, or TBH ADSs?	If you hold TBH ADSs you have an indirect interest in ADSs representing preferred shares. The deposit agreement pursuant to which your TBH ADSs were issued gives you certain rights in the event of a tender offer for one of the securities represented by the TBH ADSs. Pursuant to that deposit agreement, The Bank of New York Mellon has advised us that it intends to distribute to holders of TBH ADSs the ADSs represented by their TBH ADSs as soon as practicable after commencement of the tender offer. When you receive those ADSs, you may tender those ADSs or the preferred shares, as described in this offer to purchase.

Until what time may I withdraw my tendered preferred shares, and how do I do so?

If you hold preferred shares directly, you or your representative in Brazil must contact the broker that you instructed to tender your preferred shares in the Auction on your behalf in sufficient time to enable the broker to withdraw the order to tender your preferred shares before the beginning of the Auction on the Auction Date and must provide any documentation required by the broker.

If you wish to withdraw the tender of your preferred shares, it is your responsibility to ensure that the broker that has been instructed to tender your preferred shares receives instructions to withdraw the tender of those preferred shares before the beginning of the Auction on the Auction Date.

If you are an ADS holder tendering the preferred shares underlying your ADSs through the ADS Tender Agent, your signed written notice of withdrawal, or an originally signed facsimile of one, with the required information, must be received by the ADS Tender Agent no later than the ADS Expiration Time on the Expiration Date. If we have not by September 16, 2008, agreed to accept your preferred shares for payment, you can withdraw them at any time after such time until we accept preferred shares for payment.

Please note that if you are an ADS holder and you wish to be able to withdraw until the beginning of the Auction on the Auction Date, you must surrender your ADSs to the ADS Depositary, withdraw the preferred shares underlying your ADSs from the ADS program and participate directly in the tender offer as a holder of preferred shares, as set forth above under “How do I tender the preferred shares underlying my ADSs?” ADS holders electing to withdraw the preferred shares underlying their ADSs from the ADS program and participate directly in the tender offer as holders of preferred shares must allow sufficient time for the completion of all required steps described in this offer to purchase by the Share Expiration Time on the Expiration Date.

See “The Tender Offer—Section 4—Withdrawal Rights.”

Do you think this tender offer is fair to me?	Yes, we believe the tender offer is substantively and procedurally fair to unaffiliated holders of preferred shares and ADSs. See “Special Factors—Position of Telemar Regarding Fairness of the Tender Offer to Unaffiliated Holders of Shares and ADSs.”

What does TNCP think of the tender offer?	TNCP is a Brazilian company and Brazilian law governs the duties and obligations of TNCP’s board of directors and board of executive officers. Brazilian law does not impose any fiduciary or other duty or obligation on TNCP or TNCP’s board of directors or board of executive officers to seek or obtain from us any particular price or a fair price in the tender offer, to approve or disapprove the tender offer or to make any statement or recommendation or otherwise play any role in connection with the tender offer. Additionally, we have the power to nominate a majority of the members of TNCP’s board of directors. Accordingly, the board of directors of TNCP has not approved, disapproved or made any recommendation with respect to this tender offer.

Under U.S. law, within 10 business days after the commencement date of the tender offer, TNCP is required by the Exchange Act to file with the SEC and publish, send or give to holders of preferred shares that are U.S. residents and holders of ADSs a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 containing a statement of TNCP’s position with respect to the tender offer. TNCP filed a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 stating it will express no opinion with respect to the tender offer.

See “Special Factors—Position of TNCP’s Board of Executive Officers Regarding Fairness of the Tender Offer to Unaffiliated Holders of Preferred Shares and ADSs” for more information.

Can the tender offer be extended and under what circumstances?	Yes. Subject to applicable rules and regulations of the CVM and the SEC, we may extend the tender offer at any time and for any reason, including if, at the time the tender offer is scheduled to expire (including at the end of an earlier extension), any of the tender offer conditions is not satisfied (or waived by us) or if we are required to extend the tender offer by the rules of the CVM or the SEC. During any extension of the tender offer, all preferred shares (including preferred shares represented by ADSs) previously tendered and not withdrawn will remain subject to the terms of the tender offer, including the right of a tendering holder to withdraw its preferred shares from the tender offer. Under CVM regulations the Auction must occur no later than September 1, 2008. See “The Tender Offer—Section 1—Terms of the Tender Offer and Expiration Date” and “The Tender Offer—Section 3—Procedures for Accepting the Tender Offer and Tendering Preferred Shares and ADSs.”

How will I be notified if the tender offer is extended?	If we decide to extend the period of time during which the tender offer is open and thereby delay acceptance for purchase of and payment for tendered preferred shares, we will inform the ADS Tender Agent of that fact and make a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, as required under the Exchange Act.

When and how will I be paid for my tendered preferred shares?	The preferred shares that we purchase in the tender offer will be purchased through the Auction on the BOVESPA that is currently scheduled to occur at 1:00 p.m., Brasília time (12:00 noon, New York City time), on the Auction Date. We will pay for preferred shares accepted for purchase in the tender offer on the third Brazilian business day after the Auction, in accordance with the rules established by the CBLC.

After purchase by us of the preferred shares underlying the ADSs tendered through the ADS Tender Agent (subject to any pro rata reduction of the preferred shares purchased as described in this offer to purchase), the Brazilian reais price paid for accepted preferred shares will be credited to the ADS Broker three Brazilian business days after the Auction Date. On the same day it receives this amount, the ADS Broker will pay the aggregate Brazilian reais purchase price to the ADS Tender Agent. Upon receipt of that payment, the ADS Tender Agent will convert the Brazilian reais amount into U.S. dollars based on the spot market rate on the date such payment is received for delivery of U.S. dollars two U.S. business days thereafter. The payment to holders of ADSs will be based on the spot market rate in effect on the date payment is received by the ADS Tender Agent for preferred shares purchased in the tender offer. After receipt by the ADS Tender Agent of payment of the Brazilian reais consideration for purchased preferred shares, conversion of those Brazilian reais into U.S. dollars and the return to ADS holders any tendered ADSs not purchased due to proration, the ADS Tender Agent will make payment to the applicable holders of ADSs the U.S. dollar equivalent (based on then-prevailing exchange rates, net of expenses for converting Brazilian reais to U.S. dollars) of R$33.00 per ADS (for reference, equivalent to approximately U.S.$20.68 per ADS based on the PTAX exchange rate on July 16, 2008, which was U.S.$1.00 = R$1.5956), minus (1) a fee of up to U.S.$5.00 per 100 ADSs or portion thereof for the cancellation of the ADSs representing preferred shares purchased in the tender offer, (2) the combined fee of 0.035% of the purchase price, payable to the BOVESPA and the CBLC, as described in “The Tender Offer—Section 1—Terms of the Tender Offer and Expiration Date“ and (3) the holder’s pro rata portion of the fee or commission charged by the ADS Broker to tender preferred shares underlying ADSs on behalf of ADS holders participating in the tender offer. In addition, ADS holders must pay any taxes or governmental charges payable in connection with the cancellation of the ADSs representing preferred shares purchased in the tender offer.

Will I have to pay fees or brokerage commissions if I tender my preferred shares?	Each shareholder that tenders preferred shares directly in the tender offer will be required to pay a combined fee to the BOVESPA and the CBLC in an amount equal to 0.035% of the purchase price paid by Telemar to that holder. In addition, the broker that tenders preferred shares on behalf of a shareholder in the Auction may charge a fee or commission for doing so. Each shareholder should consult its broker or nominee to determine what fees or commissions apply. See “Introduction.”

If you are an ADS holder participating in the tender offer through the ADS Tender Agent, you will pay (1) a fee of up to U.S.$5.00 per 100 ADSs or portion thereof for the cancellation of the ADSs representing preferred shares purchased in the tender offer, (2) the combined fee of 0.035% of the purchase price payable to the BOVESPA and the CBLC, as described above and (3) your pro rata portion of the fee or commission charged by the ADS Broker to tender preferred shares underlying ADSs on behalf of ADS holders participating in the tender offer. Because the purchase price will be paid in Brazilian reais, you will also pay the expenses for converting Brazilian reais into U.S. dollars. These fees and expenses will be deducted from the proceeds received by the holder. In addition, ADS holders must pay any taxes or governmental charges payable in connection with the cancellation of the ADSs representing preferred shares purchased in the tender offer.

If you are an ADS holder and elect to surrender your ADSs to the ADS Depositary, withdraw the preferred shares underlying your ADSs from the ADS program and participate directly in the tender offer as a holder of preferred shares, you will pay (1) a fee of up to U.S.$5.00 per 100 ADSs or portion thereof for the cancellation of the ADSs you surrender, (2) the combined fee of 0.035% of the purchase price payable to the BOVESPA and the CBLC, as described above, and (3) any fee or commission charged by your broker. In addition, you must pay any taxes or governmental charges payable in connection with the cancellation of your ADSs.

What is the market value of the preferred shares and ADSs as of a recent date?	On July 16, 2008, the last reported sale price of the preferred shares on the BOVESPA was R$30.69 per preferred share and the last reported sale price of the ADSs on the NYSE was U.S.$18.93 per ADS.

On December 19, 2007, the last full trading day before we announced the tender offer, the closing price of the preferred shares on the BOVESPA was R$23.50 per preferred share and the closing price of the ADSs on the NYSE was U.S.$12.86 per ADS. Between December 19, 2007 and July 16, 2008, the closing price of the preferred shares ranged between R$22.50 and R$31.40. Between December 19, 2007 and July 16, 2008, the closing price of the ADSs ranged between U.S.$12.50 and U.S.$20.00.

You should obtain current market quotations for preferred shares and ADSs in deciding whether to tender your preferred shares.

If I sell my preferred shares or ADSs at the tender offer price, will I receive a premium over the recent market prices for the preferred shares and ADSs?	Yes. The tender offer price represents a premium of approximately 40.4% over the closing market price for preferred shares on the BOVESPA and approximately 60.8% over the closing market price for ADSs representing preferred shares on the NYSE on December 19, 2007, the last trading day before our public announcement of the tender offer. The tender offer price also represents a premium of approximately 42.2% for preferred shares and 61.0% for ADSs over the weighted average trading prices for the 30 calendar days ending on December 19, 2007, inclusive, the last trading day before announcement of the tender offer.

What are the U.S. federal income tax and Brazilian tax consequences if I tender my preferred shares?	The receipt of cash in exchange for preferred shares, including preferred shares represented by ADSs, pursuant to the tender offer or the exercise of the shareholder put right, if available, will generally give rise to gain or loss for U.S. federal and Brazilian income tax purposes. See “The Tender Offer—Section 7—Material Tax Consequences.”

Who may I talk to if I have questions about the tender offer?	You may contact the U.S. information agent for information regarding this offer to purchase or the tender offer at the following address:

1200 Wall Street West, 3rd Floor Lyndhurst, NJ 07071 U.S.A. In the United States, call: 866-853-1834 (toll-free) or Outside the United States, call: +1-201-806-7300 (collect)

If you are an ADS holder and you have questions about how to participate in the tender offer through the ADS Tender Agent, you should contact the U.S. information agent above.

To the holders of preferred shares of TNCP and American Depositary Shares representing preferred shares of TNCP:

INTRODUCTION

Telemar Norte Leste S.A. hereby offers to purchase any and all preferred shares, no par value, including any and all preferred shares represented by ADSs, of Tele Norte Celular Participações S.A. at a price of R$33.00 per preferred share (for reference, equivalent to approximately U.S.$20.68 per preferred share or ADS based on the PTAX exchange rate on July 16, 2008, which was U.S.$1.00 = R$1.5956) in cash, net of the stock exchange and settlement fees described herein, any applicable brokerage fees or commissions and applicable withholding taxes, upon the terms and subject to the conditions set forth in this offer to purchase and the related letter of transmittal.

ADS holders tendering through the ADS Tender Agent will receive payment in U.S. dollars, which will also be net of expenses for converting Brazilian reais to U.S. dollars and fees associated with the cancellation of the ADSs representing preferred shares purchased in the tender offer. In the case of tendered ADSs, the Brazilian reais offer price will be converted into U.S. dollars by the ADS Tender Agent based on the spot market rate available on the date payment is received by the ADS Tender Agent for preferred shares purchased in the tender offer. Direct holders of preferred shares participating in this tender offer by tendering preferred shares will receive payment in Brazilian reais through their Brazilian broker. In addition, you will have to pay any applicable transfer taxes on the sale of preferred shares pursuant to the tender offer, as set forth in Instruction 6 of the letter of transmittal. We will pay all charges and expenses of the ADS Tender Agent (except those discussed above) and the U.S. Information Agent incurred in connection with the tender offer. See “The Tender Offer—Section 13—Fees and Expenses”.

Subject to the terms and conditions described herein, unless Telemar extends or terminates the tender offer, in order to participate in the tender offer (1) a holder of ADSs electing to tender preferred shares represented by ADSs through the ADS Tender Agent must tender such ADSs no later than the ADS Expiration Time on the Expiration Date, and (2) a holder of preferred shares must qualify such preferred shares for the Auction no later than the Share Expiration Time on the Expiration Date. Under CVM regulations the Auction must occur no later than September 1, 2008.

In accordance with applicable Brazilian regulations, all preferred shares (including preferred shares represented by ADSs) properly and timely tendered prior to 5:00 p.m., Brasília time (4:00 p.m., New York City time), on the Expiration Date and not withdrawn prior to 12:00 noon, Brasília time (11:00 a.m., New York City time), on the Auction Date will be purchased by Telemar (subject to any pro rata reduction of the preferred shares purchased as described in this offer to purchase) through the Auction on the BOVESPA that is currently scheduled to occur at 1:00 p.m., Brasília time (12:00 noon, New York City time) on the Auction Date.

For purposes of determining the number of preferred shares tendered pursuant to the tender offer we will aggregate shares tendered pursuant to this offer to purchase, shares underlying ADSs tendered pursuant to this offer to purchase and shares tendered pursuant to the Brazilian Offer Documents.

Each shareholder whose preferred shares are purchased in the tender offer and each ADS holder for whom the ADS Broker tenders preferred shares underlying ADSs will be required to pay a combined fee to the BOVESPA and the CBLC in an amount equal to 0.035% of the purchase price paid by Telemar to that holder. This fee will be deducted from the proceeds received by that holder.

A beneficial owner of preferred shares registered in the name of a broker, dealer, commercial bank or other nominee must contact that entity if that beneficial owner desires to tender preferred shares and may be charged a fee or commission by that person for tendering preferred shares in the tender offer. In addition, the broker that tenders preferred shares on behalf of any shareholder in the Auction, as described in “The Tender Offer—Section 2—Acceptance for Purchase and Purchase of Preferred Shares and ADSs,” may charge a fee or commission for doing so. Each shareholder should consult its broker or nominee to determine what fees or commissions apply. ADS holders participating in the tender offer by tendering the preferred shares underlying their ADSs through the ADS Tender Agent must pay the fees, taxes and charges described in “The Tender Offer—Section 3—The Tender Offer.”

The purchase price received by holders of preferred shares or ADSs participating in the tender offer may be subject to applicable Brazilian withholding taxes. See “The Tender Offer—Section 7—Material Tax Consequences—Material Brazilian Tax Consequences.”

The tender offer is not conditioned on any minimum number of preferred shares being tendered. The tender offer is, however, subject to other conditions. See “The Tender Offer—Section 5—Conditions to the Tender Offer.” Depending on the number of preferred shares tendered by the Share Expiration Time and the ADS Expiration Time on the Expiration Date, preferred shares properly and timely tendered and not withdrawn may be subject to proration. For purposes of determining proration, we will aggregate the number of preferred shares tendered pursuant to this offer to purchase, preferred shares underlying ADSs tendered pursuant to this offer to purchase and preferred shares tendered pursuant to the Brazilian Offer Documents as described in “The Tender Offer—Section 1—Terms of the Tender Offer and Expiration Date.”

The purpose of the tender offer is to provide holders of preferred shares who desire to receive cash for some or all of their preferred shares at a premium over market prices the opportunity to do so. The offer price represents a premium of approximately 42.2% for preferred shares and 61.0% for ADSs over the weighted average trading prices for the 30 calendar days ending on December 19, 2007, inclusive, the last trading day before announcement of the tender offer, and an approximate 7.5% premium for preferred shares and 9.3% for ADSs over the closing price on July 16, 2008.

This offer to purchase and the documents incorporated by reference in this offer to purchase contain forward-looking statements. Our representatives and we may also make forward-looking statements in press releases and oral statements. Statements that are not statements of historical fact, including statements about our intent, beliefs or current expectations concerning our plans with respect to the tender offer and our actions after its completion or termination, are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “predicts,” “projects,” “targets” and other similar words are intended to identify these statements, which necessarily involve known and unknown risks and uncertainties. Actual results may differ materially from those described in such forward-looking statements as a result of various factors, including, but not limited to, the satisfaction of the conditions to the tender offer, general economic, capital market and business conditions, competitive factors and general industry trends in the telecommunications industry, changes in government regulation and tax law requirements and our ability to successfully execute our business strategy with respect to TNCP after the completion of the tender offer.

Our forward-looking statements speak only as of the date they are made. You should not place undue reliance on forward-looking statements contained in this offer to purchase.

This offer to purchase and the related letter of transmittal contain important information that you should read before making any decision in connection with the tender offer.

SPECIAL FACTORS

Background of the Tender Offer

As part of the continuous evaluation of our businesses and plans, we regularly consider a variety of strategic options and transactions, including acquisition opportunities in the telecommunications industry, and may pursue such opportunities when appropriate. In recent years, as part of this process, we have evaluated various alternatives for expanding our current businesses, including through the acquisition of control of TNCP, and have, from time to time, analyzed opportunities for expansion and discussed such matters with our board of directors.

On or about February 28, 2007, José Luis Magalhães Salazar, the chief financial officer of Telemar, was contacted by representatives of Merrill Lynch, Pierce, Fenner & Smith Incorporated, or Merrill Lynch, who, acting at the direction of Telpart Participações S.A., or Telpart, the controlling shareholder of TNCP at that time, were organizing a competitive bid process aimed at selling all of the shares of TNCP and Telemig Celular Participações S.A., or Telemig, owned by Telpart.

On March 22, 2007, our representatives communicated our desire to proceed with evaluating a potential acquisition of TNCP and Telemig and, accordingly, its interest in participating in the competitive bid process organized by Merrill Lynch. In order to fulfill such purpose, on April 3, 2007, we entered into a non-disclosure agreement with Telpart, which provided that, among other things, we would protect the confidentiality of all documents and information related to the properties and operations of TNCP, Telemig and their respective subsidiaries obtained during the competitive bid process.

On April 24, 2007, we submitted a non-binding offer for TNCP and Telemig. On April 27, 2007, we were invited to participate in the second round of the bidding process.

On May 8, 2007, our representatives and advisors began conducting their business, legal and financial due diligence investigations regarding the business and properties of TNCP, Telemig and their respective subsidiaries. In addition, our senior management met with senior management of TNCP, Telemig and their respective subsidiaries to discuss the businesses of TNCP, Telemig and their respective subsidiaries, and on June 1, 2007, Merrill Lynch arranged for us to attend management presentations given by TNCP, Telemig and their respective subsidiaries in the City of São Paulo, State of São Paulo, Brazil.

On July 16, 2007, we submitted to Telpart a binding offer to acquire all shares of TNCP and Telemig held by Telpart. This offer was conditioned upon the success of tender offers by our indirect controlling shareholder Telemar Participações S.A., or TmarPart, to purchase any and all outstanding preferred shares of our direct controlling shareholder Tele Norte Leste Participações S.A., or TNL, and Telemar that had commenced on June 20, 2007. On July 25, 2007 we confirmed to Telpart the terms of the binding offer that we had submitted on July 16, 2007. On July 28, 2007, Merrill Lynch notified us that our offer had not been accepted.

On August 2, 2007, Vivo and Telpart entered into a Share Purchase Agreement, with TNCP and Telemig as intervening and consenting parties, or the Vivo Share Purchase Agreement.

Pursuant to the terms of the Vivo Share Purchase Agreement:

•	Vivo agreed to acquire:

•

72,581,089,368 common shares and 9,699,320,342 preferred shares of Telemig, representing approximately 53.90% of the voting capital, 4.27% of the non-voting capital and 22.73% of the total capital of Telemig, for an aggregate purchase price of R$1,093,090,107.00 or R$14.21 per lot of common shares of Telemig and R$6.39 per lot of 1,000 of preferred shares of Telemig (or R$63.90 per preferred share after giving effect to the 10,000:1 reverse stock split of the preferred shares effected on August 14, 2007), plus an interest rate factor and subject to certain other specified adjustments; and

•

1,292,679 common shares and 3,715 preferred shares of TNCP, representing 51.86% of the voting capital, 0.09% of the non-voting capital and 19.34% of the total capital of TNCP, for an aggregate purchase price of R$120,009,893, or R$92.84 per common share of TNCP and R$33.00 per preferred share of TNCP (as adjusted to give effect to the 50,000:1 reverse stock split of TNCP’s common shares and preferred shares effected on August 14, 2007), plus an interest rate factor and subject to certain other specified adjustments; and

•

The closing was only subject to the receipt of regulatory approval (most notably, the approval of ANATEL), the absence of legal prohibitions or impediments to closing, the inapplicability of certain Brazilian laws to the purchase transaction and other customary closing conditions such as the delivery of closing certificates and documentation.

On August 2, 2007, Vivo publicly announced the transaction contemplated by the Vivo Share Purchase Agreement.

On October 23, 2007, ANATEL approved the transfer of control of Telemig from Telpart to Vivo. This approval did not extend to the transfer of control of TNCP from Telpart to Vivo.

On or about November 8, 2007, Roberto Oliveira de Lima, the chief executive officer of Vivo, contacted Luiz Eduardo Falco Pires Corrêa, the chief executive officer of Telemar, to inform Mr. Falco that Vivo was seeking a purchaser for the equity interest in TNCP that it had agreed to acquire from Telpart on terms that were substantially similar to or better than the terms set forth in the Vivo Share Purchase Agreement.

On November 11, 2007, we submitted to Vivo a binding offer to acquire the equity interests in TNCP that Vivo had committed to purchase from Telpart on substantially similar than the terms set forth in the Vivo Share Purchase Agreement. On November 12, 2007, we entered into a non-disclosure agreement with Vivo.

On November 19, 2007, representatives of Vivo informed us that Vivo wanted to begin discussions related to our offer expeditiously, and asked that we provide a written confirmation of the price that we were willing to pay, that we would enter into the transaction without conducting further due diligence, that we had obtained all necessary corporate approvals and that we were willing to enter into a share purchase agreement with Vivo on substantially the same terms and conditions as those set forth in the Vivo Share Purchase Agreement. On November 22, 2007, we provided to Vivo a binding offer containing the written confirmation sought by Vivo.

On November 27, 2007, we received a first draft of a share purchase agreement with respect to the proposed transaction from representatives of Vivo. On December 10, 2007, we delivered a revised draft of the share purchase agreement to Vivo.

From December 12, 2007 through December 20, 2007, our representatives negotiated the final version of the Telemar Share Purchase Agreement with representatives of Vivo.

On December 20, 2007, Telemar and Vivo entered into the Telemar Share Purchase Agreement. Pursuant to the terms of the Telemar Share Purchase Agreement:

•

Telemar agreed to acquire all of the common shares and preferred shares of TNCP that Vivo had agreed to acquire from TelPart under the Vivo Share Purchase Agreement for the purchase price that Vivo had agreed to pay TelPart; and

•

The closing was only subject to the acquisition of the common shares and preferred shares of TNCP by Vivo, the receipt of regulatory approval (most notably, the approval of ANATEL), the absence of legal prohibitions or impediments to closing, the inapplicability of certain Brazilian laws to the purchase transaction and other customary closing conditions such as the delivery of closing certificates and documentation.

On December 20, 2007, Telemar publicly announced (1) the transaction contemplated by the Telemar Share Purchase Agreement, (2) the proposed tender offer for any and all of the common shares of TNCP not to be acquired by Telemar under the Telemar Share Purchase Agreement, (3) a proposed tender offer to acquire up to one-third of the preferred shares of TNCP not to be acquired by Telemar under the Telemar Share Purchase Agreement, (4) the proposed tender offer for any and all of the common shares of Amazônia Celular not owned by TNCP, and (5) the proposed tender offer for up to one-third of the various preferred shares of Amazônia Celular not owned by TNCP.

On March 4, 2008, ANATEL issued its consent, valid for 60 days, regarding the transfer of control of TNCP from Telpart to Vivo and subsequently from Vivo to Telemar.

On March 6, 2008, Telemar publicly announced (1) the issuance of ANATEL’s consent to the transaction contemplated by the Telemar Share Purchase Agreement, (2) the proposed tender offer for any and all of the common shares of TNCP not to be acquired by Telemar under the Telemar Share Purchase Agreement, (3) a proposed tender offer to acquire any and all of the preferred shares of TNCP not to be acquired by Telemar under the Telemar Share Purchase Agreement, (4) the proposed tender offer for any and all of the common shares of Amazônia Celular not owned by TNCP, and (5) the proposed tender offer for any and all of the various preferred shares of Amazônia Celular not owned by TNCP.

On April 3, 2008:

•

Vivo acquired 51.86% of the common shares of TNCP and 0.09% of the preferred shares of TNCP for approximately R$128.6 million, corresponding to R$99.38 per common share and R$33.00 per preferred share, from Telpart pursuant to the Vivo Share Purchase Agreement; and

•	Telemar acquired these shares from Vivo for approximately R$128.6 million, corresponding to R$99.38 per common share and R$33.00 per preferred share, pursuant to the Telemar Share Purchase Agreement.

TNCP owns 74.96% of the share capital, including 89.79% of the voting shares, of Amazônia Celular.

The Telemar Stock Purchase Agreement has been filed as an exhibit to the combined Schedule TO and Schedule 13E-3 and our summary of the term has been included in this offer to purchase to provide you with information regarding the terms of this agreement and is not intended to modify or supplement any factual disclosures about TNCP in its public reports filed with the SEC.

Also on April 3, 2008:

•

the following members of the board of directors of TNCP and their respective alternates resigned: Messrs. Sergio Spinelli Silva Junior, Alberto Ribeiro Güth, Jacques de Oliveira Pena, Kevin Michael Altit, Elemér André Surányi, José Luiz Rodrigues, Sérgio Francisco da Silva, Pedro Paulo Elejalde de Campos, Jorge da Cunha Fernandes, Susana Hanna Stiphan Jabra;

•	the following members of the fiscal council of TNCP and their respective alternates resigned: Messrs. José Arthur Escodro, Bento do Amaral Peixoto Moreira Franco and Marcos Rocha de Araújo;

•

the following members of the board of directors of Amazônia Celular and their respective alternates resigned: Messrs. Kevin Michael Altit, Mário Sérgio Castanheira, Elemér André Surányi, Henrique Carlos Parra Parra;

•

the following members of the fiscal council of Amazônia Celular and their respective alternates resigned: Messrs. José Arthur Escodro, Alcinei Cardoso Rodrigues and João Eduardo Tavares de Andrade Lopes;

•	both executive officers of TNCP and Amazônia Celular resigned;

•

the shareholders of TNCP and Amazônia Celular each elected the following persons to complete the terms of the members of their respective boards of directors that resigned: Messrs. José Mauro Mettrau Carneiro da Cunha, as chairman, and José Augusto da Gama Figueira, as his alternate; Luiz Eduardo Falco Pires Correa, as board member, and Pedro Jereissati, as his alternate; José Luís Magalhães Salazar, as board member, and Otávio Marques de Azevedo, as his alternate; and Júlio César Pinto, as board member, and Rubens Mário Marques de Freitas, as his alternate;

•

the board of directors of TNCP elected Luiz Eduardo Falco Pires Correa, as Chief Executive Officer; José Luís Magalhães Salazar, as Finance and Investor Relations Officer; and Paulo Altmayer Goncalves, as executive officer of TNCP; and

•

the board of directors of Amazônia Celular elected Luiz Eduardo Falco Pires Correa, as Chief Executive Officer; José Luís Magalhães Salazar, as Finance and Investor Relations Officer; and Paulo Altmayer Goncalves, as Operations Officer.

On May 5, 2008, the shareholders of TNCP and Amazônia Celular each elected the following persons to complete the terms of the members of their respective fiscal councils that resigned on April 3, 2008: Messrs. Aparecido Carlos Correia Galdino, as fiscal council member of TNCP, and Sidnei Nunes, as his alternate; Allan Kardec de Melo Ferreira, as fiscal council member of TNCP, and Dênis Kleber Gomide Leite, as his alternate; Dênis Kleber Gomide Leite, as fiscal council member of Amazônia Celular, and Allan Kardec de Melo Ferreira, as his alternate; Aparecido Carlos Correia Galdino, as fiscal council member of Amazônia Celular, and Sidnei Nunes, as his alternate.

On July 7, 2008, Telemar submitted a Form of Notice of Tender Offer relating to the tender offers to acquire any and all of the preferred shares to the BOVESPA. On July 16, 2008, the BOVESPA authorized the Auction to be held on its trading system. On July 17, 2008, Telemar submitted the laudo de avaliação (valuation report) related to the tender offer to the BOVESPA.

On July 18, 2008, Telemar commenced the tender offer by mailing this offer to purchase to the record holders of ADSs and the U.S. resident record holders of preferred shares whose names appear on the shareholder lists provided by TNCP, and filed with the SEC the combined Schedule TO and Schedule 13E-3 relating to this tender offer.

On July 18, 2008, Telemar published in Brazil the Brazilian Offer Documents relating to the tender offer.

Purpose of and Reasons for the Tender Offer and Plans for TNCP Following the Tender Offer

Purpose of and Reasons for the Tender Offer

As a result of our acquisition of control of TNCP, the regulations of ANATEL require that either Telemar or Amazônia Celular surrender its license to provide mobile telecommunication services. We intend to engage in a series of transactions described below under “—Plans for TNCP Following the Tender Offer” prior to surrendering the license that was issued to Amazônia Celular.

The purpose of the tender offer is to provide holders of preferred shares who desire to receive cash for some or all of their preferred shares at a premium over market prices the opportunity to do so. The offer price represents a premium of approximately 42.2% for preferred shares and 61.0% for ADSs over the weighted average trading prices for the 30 calendar days ending on December 19, 2007, inclusive, the last trading day before announcement of the tender offer, and an approximate 7.5% premium for preferred shares and 9.3% for ADSs over the closing price on July 16, 2008.

Under applicable CVM rules, because we are offering to acquire any and all preferred shares (including preferred shares represented by ADSs), we are required to do so by means of a tender offer conducted in accordance with those rules. For this reason, we did not consider any alternative means to the tender offer to achieve our purpose.

Plans for TNCP Following the Tender Offer

Except as otherwise provided herein, it is expected that immediately following the consummation of the tender offer, the business and operations of TNCP will be conducted by TNCP substantially as they are currently conducted. We plan to retain the securities acquired in the tender offer and continue operating TNCP as a going concern under our control until the completion of the transactions described below, and have no current plans to dispose of the entire company or our interest in it or to cause the liquidation of TNCP at any time in the foreseeable future. We expect that the business and operations of TNCP will form an important part of our future business plans.

We will continue to evaluate the business and operations of TNCP during and after the consummation of the tender offer and will take such actions as we deem appropriate under the circumstances then existing. We intend to conduct a comprehensive review of TNCP’s assets, corporate structure, business, operations, capitalization, policies, management and personnel with a view to optimizing development of TNCP’s business. We expressly reserve the right to make any changes to TNCP’s operation and management that we may deem necessary or appropriate in light of our review or in light of future developments.

Immediately following the completion of this tender offer, we anticipate that TNCP will continue as a publicly traded company and listed company in Brazil and that TNCP will continue to be obligated to make filings with the CVM and to comply with the CVM’s rules applicable to reporting companies. We also anticipate that the ADS Deposit Agreement will remain in effect, that the ADSs will continue to be listed on the NYSE, that the ADSs and preferred shares will continue to be registered under the Exchange Act, and that TNCP will continue to make filings with the SEC and to comply with the SEC’s rules applicable to reporting companies. See “—Certain Effects of the Tender Offer.”

We do not anticipate that holders of preferred shares or ADSs that do not participate in this tender offer will have an opportunity in the foreseeable future to dispose of their preferred shares or ADSs, other than as participants in the transactions described below or in open market transactions (to the extent that any public trading market may continue to exist following this tender offer) or in private transactions, with all the costs customarily associated with such sales or transactions.

Except as described below or elsewhere in this offer to purchase, we have no present plans or proposals that would relate to or result in an extraordinary corporate transaction involving TNCP or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), any material change in TNCP’s capitalization or dividend policy or any other material change in TNCP’s corporate structure or business.

Proposed Corporate Restructuring

Following the completion of this tender offer and the proposed tender offers for the common shares of TNCP and the common and preferred shares of Amazônia Celular, Telemar intends to undertake a corporate reorganization in order to simplify the corporate structure of TNCP and Amazônia Celular, reducing operating costs and improving the liquidity of Telemar’s shares. As a result of the Corporate Reorganization, shares of TNCP and Amazônia Celular may be exchanged for shares of Telemar.

Telemar is analyzing a number of alternative methods to implement the Corporate Reorganization in a manner that will be in the best interest of Telemar and its shareholders and the shareholders of TNCP and Amazônia Celular. Telemar has not yet determined which transactions will be required to implement the Corporate Reorganization, which may include mergers or share exchanges involving TNCP or Amazônia Celular.

Certain Effects of the Tender Offer

Telemar currently owns 51.86% of TNCP’s common shares (excluding treasury shares) and 0.09% of TNCP’s preferred shares, which taken as a whole, represents an approximate 19.34% interest in the net book value and net earning of TNCP, or the equivalent of approximately U.S.$4.7 million (based on the PTAX exchange rate on December 31, 2007, which was U.S.$1.00=R$1.9483) in net book value and U.S.$571 million (based on the average PTAX exchange rate during 2007, which was U.S.$1.00 = R$1.9483) in net earnings for the year ended December 31, 2007. If all holders of preferred shares (including preferred shares represented by ADSs) not owned by Telemar tender their preferred shares into the tender offer, Telemar will own 100% of TNCP’s outstanding preferred shares, and Telemar’s interest in TNCP’s net book value and net earnings will increase to 82.12%, or the equivalent of approximately U.S.$20.0 million in net book value and U.S.$2.4 million in net earnings for the year ended December 31, 2007. All amounts are based on TNCP’s financial statements prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP.

Effects in Brazil

Market for Shares

Following the completion of the tender offer and prior to the completion of the proposed Corporate Reorganization discussed under “Special Factors—Purpose of and Reasons for the Tender Offer and Plans for TNCP Following the Tender Offer—Plans for TNCP Following the Tender Offer,” we anticipate that TNCP will continue as a publicly traded, listed company in Brazil and that TNCP will continue to be obligated to make filings with the CVM and to comply with the CVM’s rules applicable to reporting companies. However, it is possible that following completion of the tender offer, the number of holders of preferred shares may be so small that there will no longer be an active public trading market (or, possibly, any public trading market) for the preferred shares in Brazil. Depending upon the number of preferred shares purchased in the tender offer, the tender offer will likely adversely affect the liquidity and market value of any preferred shares held by public shareholders after the tender offer is completed.

Brazilian Tax Consequences

The exchange of cash for preferred shares (including preferred shares represented by ADSs) pursuant to the tender offer will not result in any material Brazilian income tax consequences for Telemar or TNCP. The exchange of preferred shares (including preferred shares represented by ADSs) for cash pursuant to the tender offer or any exercise of the shareholder put right, if available, could give rise to a tax on gains realized by a holder not deemed to be domiciled in Brazil for Brazilian tax purposes. See “The Tender Offer—Section 7—Material Tax Consequences—Material Brazilian Tax Consequences.”

Effects in United States

Market for ADSs

It is possible that following completion of the tender offer, the number of holders of ADSs may be so small that there will no longer be an active public trading market (or, possibly, any public trading market) for the ADSs. Depending upon the number of preferred shares and ADSs purchased in the tender offer, the tender offer will likely adversely affect the liquidity and market value of any ADSs held by the public after the tender offer is completed.

Potential Delisting in the United States

Following the completion of the tender offer and prior to the completion of the proposed Corporate Reorganization discussed under “Special Factors—Purpose of and Reasons for the Tender Offer and Plans for TNCP Following the Tender Offer—Plans for TNCP Following the Tender Offer,” we anticipate that the ADS Deposit Agreement will remain in effect and that the ADSs will continue to be listed on the NYSE. However, if less than 600,000 ADSs remain outstanding after completion of the tender offer, the NYSE will suspend the trading of the ADSs, and will proceed to discontinue the listing of the ADSs and the preferred shares on the NYSE.

We do not currently intend to terminate TNCP’s ADS program or delist from the NYSE. However, in view of the effects described above, an ADS holder that does not tender the preferred shares underlying its ADSs through the ADS Tender Agent, and that does not exercise the shareholder put right, if available, may experience a material decrease in the liquidity and market value of its ADSs after the tender offer is completed.

Deregistration Under the Exchange Act

The ADSs and the preferred shares are currently registered with the SEC under the Exchange Act. Following the completion of the tender offer and prior to the completion of the proposed Corporate Reorganization, we anticipate that the ADSs and the preferred shares will remain registered under the Exchange Act and TNCP will continue to make filings with the SEC and to comply with the SEC’s rules applicable to reporting companies. However, we expressly reserve the right to terminate the registration of the ADSs and the preferred shares should the listing of the ADSs and the preferred shares on the NYSE be discontinued following the consummation of the tender offer.

The purchase of preferred shares pursuant to the tender offer may result in the ADSs and the underlying preferred shares becoming eligible for deregistration under the Exchange Act. Registration of the ADSs and the preferred shares underlying the ADSs may be terminated by TNCP upon application to the SEC if the following qualifications are met:

•	the outstanding ADSs are not listed on a national securities exchange, and

•	there are fewer than 300 U.S. holders of ADSs and preferred shares.

Currently, the ADSs are listed on the NYSE, which is a national securities exchange. If the ADSs are delisted, the ADSs will no longer be listed on a national securities exchange. We believe that there are currently more than 300 U.S. holders of ADSs and preferred shares. Following completion of the tender offer if the listing of the ADSs and the preferred shares on the NYSE is discontinued, we intend to cause TNCP to undertake a detailed analysis of the number of U.S. holders of ADSs and preferred shares to determine whether there are fewer than 300 U.S. holders in accordance with the SEC’s rules. Under the rules of the SEC, we may also terminate the registration of the ADSs and the underlying preferred shares under the Exchange Act if the average daily trading volume of the preferred shares (including preferred shares represented by ADSs) in the United States is less than 5% of the global average daily trading volume of the preferred shares during a one-year period. It is possible that following completion of the tender offer, the number of holders of ADSs may be so small that there will no longer be an active public trading market for the ADSs. Should the listing of the ADSs and the preferred shares on the NYSE be discontinued following the consummation of the tender offer, we will undertake the necessary analysis to determine if TNCP qualifies for deregistration under the new rules.

Termination of registration of the ADSs and the preferred shares underlying the ADSs under the Exchange Act would reduce the information required to be furnished by TNCP to holders of its securities and to the SEC and would make certain provisions of the Exchange Act, such as the requirement to file annual reports with the SEC, no longer applicable with respect to TNCP.

In addition, if the ADSs and the underlying preferred shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 with respect to “going private” transactions would no longer be applicable to TNCP for any future transaction we might undertake, including the proposed Corporate Reorganization discussed above under “—Purpose of and Reasons for the Tender Offer and Plans for TNCP Following the Tender Offer—Plans for TNCP Following the Tender Offer.” Furthermore, the ability of “affiliates” of TNCP and persons holding “restricted securities” of TNCP to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated.

We do not currently intend to cause TNCP to apply for termination of the registration of the ADSs and the underlying preferred shares under the Exchange Act following completion of the tender offer, even if the requirements for termination of registration under the Exchange Act are met. However, we may consider this option following the consummation of the tender offer if the listing of the ADSs and the preferred shares on the NYSE is discontinued or at a later time.

U.S. Federal Income Tax Consequences

The receipt of cash in exchange for preferred shares (including preferred shares represented by ADSs) pursuant to the tender offer or exercise of the shareholder put right, if available, will generally give rise to gain or loss for U.S. federal income tax purposes. See “The Tender Offer—Section 7—Material Tax Consequences—United States Federal Income Tax Consequences.”

Margin Regulations

The ADSs and the underlying preferred shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System. This classification has the effect, among other things, of allowing brokers to extend credit using those securities as collateral. If the ADSs and the underlying preferred shares are delisted from the NYSE, they will no longer constitute “margin securities” for the purposes of the margin regulations and will be ineligible as collateral for margin loans made by brokers.

Effect of the Tender Offer on Unaffiliated Shareholders

As described under “—Position of Telemar Regarding Fairness of the Tender Offer to Unaffiliated Holders of Shares and ADSs,” the transaction would have a positive effect on unaffiliated holders whose preferred shares (including preferred shares represented by ADSs) are purchased in the tender offer or pursuant to any exercise of the shareholder put right, if available, in that they will have received a fair price, at a premium to market prices for the past 12 months, in cash, for their shares. Those selling holders would, however, have the potential detriment of no longer participating in the future earnings and potential growth of the business of TNCP (or the proposed Corporate Reorganization) and would have no ongoing rights as holders of TNCP’s securities. Unaffiliated holders that do not sell their preferred shares (including preferred shares represented by ADSs) would continue to participate in the future earnings and potential growth of the business TNCP (and the proposed Corporate Reorganization) and would have continuing rights as holders of TNCP’s securities. Holders that do not sell their preferred shares (including preferred shares represented by ADSs) in the tender offer would also continue to bear the risk of any losses incurred in the operation of the business of TNCP going forward and of any decreases in the value of TNCP.

Certain Rights of Shareholders Following the Tender Offer

No Appraisal Rights

Holders will not have appraisal or similar rights in connection with the tender offer. However, under certain circumstances that are described below, a holder that has not sold its preferred shares (including preferred shares represented by ADSs) will have the right, following completion of the tender offer, to require us to purchase its shares at the tender offer price plus an adjustment at the monthly Brazilian Taxa Referencial-TR and net of certain fees, as described herein. No provision has been made to grant unaffiliated shareholders access to the corporate files of Telemar or to obtain counsel or appraisal services at the expense of Telemar in relation to the tender offer.

Shareholder Put Right

Under the rules of the CVM, if upon completion of the tender offer, we have acquired more than two-thirds of preferred shares (including preferred shares represented by ADSs) held by public shareholders prior to commencement of the tender offer, any holder of shares of that class will be able to exercise the shareholder put right for the three-month period immediately following the Auction Date. Pursuant to the shareholder put right, preferred shareholders (including ADS holders) would be able to require us to purchase their preferred shares for cash at the tender offer price, adjusted by the monthly Brazilian Taxa Referencial-TR from the Auction Date to the date payment is made for shares sold pursuant to the shareholder put right, net of the stock exchange and settlement fees described herein, any applicable brokerage fees or commissions and applicable withholding taxes, upon the terms and subject to the conditions set forth in this offer to purchase.

If we acquire in the tender offer a sufficient number of shares to give rise to a shareholder put right, as described above, ADS holders will be able to instruct the ADS Tender Agent to exercise the shareholder put right on their behalf by completing a letter of transmittal and providing any other documents required by the ADS Tender Agent, and will receive payment in U.S. dollars, net of expenses for converting Brazilian reais to U.S. dollars and fees associated with the cancellation of the ADSs representing preferred shares sold pursuant to the shareholder put right.

Subsequent Payments

Under applicable CVM rules, if within one year of the Auction Date:

•	an event occurs that requires us to effect a mandatory public tender offer for either or both classes of shares of TNCP under the rules of the CVM;

•	we effect another public tender offer for either or both classes of shares of TNCP; or

•

a corporate event occurs that would permit the holders of the preferred shares whose shares were purchased in the tender offer described in this offer to purchase to exercise appraisal rights under Brazilian law if they had remained shareholders of TNCP at the time of that corporate event;

under applicable CVM rules, we will be required to make a payment in Brazilian reais to each holder of preferred shares of TNCP whose shares were purchased in this tender offer for the excess, if any, of:

•	the price per preferred share that the holder would have the right to receive by virtue of the occurrence of one or more of the events described above; over

•	the price per preferred share that such holder received for the sale of shares of that class to us in this tender offer;

adjusted by the fluctuation in the average daily rate of the Certificado Depositário Interbancário (Interbank Deposit Certificate, or CDI), a Brazilian interbank interest rate, calculated pro rata from the date of the financial settlement of the Auction to the date of payment of that additional amount and adjusted for any changes in the number of shares that may have occurred by virtue of any share dividend, share split, reverse share split or conversion of the preferred shares into another class.

Position of Telemar Regarding Fairness of the Tender Offer to Unaffiliated Holders of Preferred Shares and ADSs

TNCP is a Brazilian company, and Brazilian law governs our duties and obligations to TNCP and the holders of TNCP’s preferred shares. Under Instruction No. 361/02 of the CVM, Telemar is required to engage an independent investment bank or financial institution to prepare a valuation report regarding TNCP in accordance with specific procedures and methodologies. Furthermore, the valuation report must identify the most appropriate methodology for reaching the valuation of TNCP.

Telemar engaged Banco de Investimentos Credit Suisse (Brasil) S.A., or Credit Suisse, an independent investment bank, which prepared such a valuation report. In its valuation report dated April 23, 2008, Credit Suisse indicated it considered the economic value based on market value multiples of comparable companies the most appropriate methodology for its analysis. Using this methodology, as detailed in the valuation report, Credit Suisse reached a range of values for the preferred shares of between R$26.42 and R$29.06. For a more complete summary of the valuation report issued by Credit Suisse, see “—Valuation Report of Credit Suisse.”

Other than the requirement to obtain and make public a valuation report from an independent investment bank or financial institution, Brazilian law and applicable CVM rules do not require Telemar or its board of directors to make any determination or analysis regarding the tender offer, nor do they require any of them to obtain, or retain any outside person to prepare any other report, opinion or appraisal relating to the value of TNCP, the preferred shares and ADSs or the fairness of the tender offer or to negotiate on behalf of the unaffiliated security holders.

Though Brazilian law does not impose any obligation on us to make any determination regarding whether the tender offer is fair to unaffiliated shareholders, other than as described above, the rules of the SEC require us (as an affiliate of TNCP) to do so. Accordingly, we believe that the tender offer price is fair to unaffiliated holders of preferred shares and ADSs.

We believe that the following factors support our view as to the fairness of the tender offer to unaffiliated shareholders:

•

The tender offer price was determined by following the procedures and complying with the requirements prescribed by Brazilian law, which mandate the engagement of an independent investment bank or financial institution to prepare a valuation report. For a summary of the valuation report issued by Credit Suisse, see “—Valuation Report of Credit Suisse.”

•

The valuation report was made by following the procedures and complying with the requirements prescribed by Brazilian law, which mandate the engagement of an independent investment bank or financial institution to prepare such valuation report. Telemar is relying on and hereby adopts Credit Suisse’s analysis. For a summary of the valuation report issued by Credit Suisse, see “—Valuation Report of Credit Suisse.”

•

The tender offer price compares favorably to current and historical market prices for preferred shares. The tender offer price represents a premium of approximately 40.4% over the closing market price for preferred shares on the BOVESPA and approximately 60.8% over the closing market price for ADSs representing preferred shares on the NYSE on December 19, 2007, the last trading day before our public announcement of our intention to conduct the tender offer, which were R$23.50 per preferred share and U.S.$12.86 per ADS. The tender offer price also represents a premium of approximately 42.2% for preferred shares and 61.0% for ADSs of TNCP over the weighted average trading prices for the 30 calendar days ending on December 19, 2007, the last trading day before our public announcement of our intention to conduct the tender offer.

•

The tender offer price compares favorably to the market prices for preferred shares of TNCP for the past 12 months. It represents a premium of 50.3% over the weighted average of closing prices (on a dividend adjusted basis) for the 12-month period ended December 19, 2007 (the last trading day before our public announcement of our intention to conduct the tender offer). It also represents a premium of 23.7% over the weighted average of the closing prices (on a dividend adjusted basis) for the 12-month period ended July 16, 2008.

•	Over the past 24 months, TNCP’s preferred shares have never traded above the tender offer price (including on a dividend adjusted basis).

•

We believe that, except for the tender offer, holders of preferred shares and ADSs will not likely have an opportunity in the foreseeable future to dispose of their shares or ADSs at prices other than those available in private or open market transactions (to the extent that any active public trading market may continue to exist following the tender offer) because we plan to continue to operate TNCP as a going concern under our control and have no current plans of disposing of the entire company or our interest in TNCP or of causing the liquidation of TNCP. See “—Purpose of and Reasons for the Tender Offer; Plans for TNCP Following the Tender Offer—Plans for TNCP Following the Tender Offer.”

•

The rules of the CVM provide various protections to shareholders, including (1) a requirement that, if we launch another tender offer for shares of TNCP within a period of one year after completion of this tender offer at a higher price than the tender offer price, we pay the difference in price to shareholders that sold their shares in this tender offer, and (2) in certain circumstances, the shareholder put right exercisable after the Auction Date that would entitle holders to require us to purchase untendered shares at the tender offer price plus an adjustment at the monthly Brazilian Taxa Referencial-TR and net of certain fees, as described herein. See “—Certain Rights of Shareholders Following the Tender Offer—Shareholder Put Right.”

•	The tender offer is not subject to any conditions relating to the number of preferred shares (including preferred shares represented by ADSs) tendered or to any financing condition.

We recognize, however, that there are also some detriments to holders that tender or exercise the shareholder put right, if available, including the following:

•

shareholders will no longer be able to participate in any future earnings and potential growth of the business of TNCP (or the proposed Corporate Reorganization) and will no longer be entitled to any dividend paid by TNCP on the preferred shares; and

•	shareholders may incur a taxable gain from the sale of their preferred shares (including preferred shares represented by ADSs).

We believe that each of the factors above is relevant to unaffiliated holders of preferred shares and ADSs. The foregoing discussion of the information and factors we considered is not intended to be exhaustive but includes all material factors we considered. In view of the variety of factors considered in connection with our evaluation of the tender offer, we did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors and considered all factors as a whole in reaching a decision.

We did not consider the third-party sale value or liquidation value of TNCP because we did not consider either to be viable courses of action in view of our intention to continue to operate TNCP as a subsidiary of Telemar and the fact that, in view of our holding of a majority of the voting power of TNCP, we can prevent these alternatives. In addition, the preferred shares have no voting or tag-along rights in case of a third party sale. Furthermore, we did not consider our value as a going concern as an appropriate measure for the same reasons, but also because preferred shares are subject to liquidation preference and have no right to the residual value of TNCP. Finally, although required by Brazilian law to be included in the Credit Suisse valuation report, we did not consider the net book value of TNCP’s business as reflected in TNCP’s financial statements because we do not believe it is material or relevant to our determination whether the tender offer price is fair to unaffiliated holders. Specifically, we believe that such net book value is an accounting concept based on specific accounting methodologies that is historical in nature and therefore not forward-looking.

In making our determinations as to the substantive and procedural fairness of the tender offer, we recognized that no unaffiliated representative has been retained by the members of TNCP’s board of directors that is not an employee of TNCP to act solely on behalf of unaffiliated holders of preferred shares or ADSs for purposes of negotiating the terms of the tender offer. As noted above, this is not required as a matter of Brazilian law. In any event, the absence of a separate unaffiliated representative did not affect our determination based on the factors set forth above. We recognized that the tender offer is not structured in such a way that approval of at least a majority of the unaffiliated holders is required. We felt that the absence of such a condition supported our determination, rather than detracted from it. We note that the absence of such a condition means that each and every unaffiliated holder that wants to take advantage of the tender offer can do so, irrespective of the views of the other holders. Accordingly, the absence of such a condition did not affect our determination, based on the factors set forth above, that the tender offer is substantively and procedurally fair to the unaffiliated holders.

Our views as to the fairness of the tender offer to the unaffiliated holders of preferred shares and ADSs are not meant, and should not be construed, as a recommendation to any holder as to whether such holder should tender its shares.

Position of TNCP Regarding Fairness of the Tender Offer to Unaffiliated Holders of Preferred Shares and ADSs

TNCP is a Brazilian company and Brazilian law governs the duties and obligations of TNCP’s board of directors and board of executive officers.

Brazilian law does not impose any fiduciary or other duty or obligation on TNCP or TNCP’s board of directors or board of executive officers to seek or obtain from us any particular price or a fair price in the tender offer, to approve or disapprove the tender offer, to make any statement or recommendation or to otherwise play any role in connection with the tender offer. Furthermore, Brazilian law and applicable CVM rules do not impose any fiduciary or other duty or obligation on TNCP or TNCP’s board of directors or board of executive officers to make any determination or analysis regarding the tender offer or the tender offer price, including whether or not the terms of the tender offer or the tender offer price are fair to unaffiliated holders, nor do they require either of them to obtain, or retain any outside person to prepare, any report, opinion or appraisal relating to the value of TNCP, the preferred shares and ADSs or to the fairness of the tender offer, or to negotiate on behalf of the unaffiliated security holders. Accordingly, neither the board of directors nor the board of executive officers of TNCP has retained an advisor to act solely on behalf of holders of preferred shares and ADSs that are not affiliated with us for the purpose of negotiating the terms of the tender offer or rendering a report concerning the fairness of the tender offer and has not approved, disapproved or made any recommendation with respect to the tender offer. To the best of our knowledge, none of the executive officers, directors or affiliates of TNCP (other than Telemar) has made any recommendation with respect to the tender offer.

Under U.S. law, within ten business days after the commencement date of the tender offer, TNCP is required by the Exchange Act to file with the SEC and publish, send or give to holders of preferred shares that are U.S. residents and holders of ADSs a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 containing a statement of TNCP’s position with respect to the tender offer. TNCP filed a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 stating it will express no opinion with respect to the tender offer.

We are not seeking the consent of TNCP or TNCP’s board of directors or board of executive officers with respect to the tender offer. Neither the approval by the holders of preferred shares or ADSs, nor a separate approval by unaffiliated holders of preferred shares or ADSs is required for the tender offer and none is being sought.

Conduct of TNCP’s Business if the Tender Offer is Not Completed

If the tender offer is not completed because a condition is neither satisfied nor waived, the consideration offered for preferred shares (including preferred shares represented by ADSs) in the tender offer would no longer be available to holders of preferred shares or ADSs. Regardless of the success of the tender offer, we intend to complete the Corporate Reorganization as contemplated above under “Purpose of and Reasons for the Tender Offer and Plans for TNCP Following the Tender Offer—Plans for TNCP Following the Tender Offer.” Prior to the completion of the Corporate Reorganization, unless the preferred shares or ADSs are delisted, holders will still be able to sell their preferred shares or ADSs in the open market and in private transactions.

Interests of Certain Persons in the Tender Offer; Security Ownership; Transactions and Arrangements Concerning the Preferred Shares and ADSs

As of July 16, 2008:

•

Telemar owns 1,292,679 common shares of TNCP, representing 51.86% of the total number of TNCP’s common shares (excluding treasury shares), and 3,715 preferred shares, representing 0.01% of the total number of TNCP’s preferred shares, and 19.34% of the total number of TNCP’s common shares and preferred shares.

•

Each of Jose Mauro Mettrau Carneiro da Cunha, Luiz Eduardo Falco Pires Corrêa, José Luis Magalhães Salazar, Júlio César Pinto owns one common share. Each of these individuals is a member of our board of directors and the board of directors of TNCP.

Each of TNL, TmarPart, BNDES Participações S.A. —BNDESPar, or BNDESPar, Fiago Participações S.A., or Fiago, L.F. Tel S.A., or L.F. Tel, AG Telecom Participações S.A., or AG TelPart, and Fundação Atlântico de Seguridade Social, or FASS, and the directors and executive officers of Telemar, TNL, TmarPart, BNDESPar, Fiago, L.F. Tel, AG TelPart, and FASS are deemed to be beneficial owners of the common and preferred shares of TNCP owned by Telemar pursuant to the Exchange Act. Other than as set forth in the preceding paragraph, none of Telemar, TNL, TmarPart or the persons or entities listed on Schedule I hereto beneficially owns any preferred shares.

Except as set forth below, no transactions in the preferred shares have been effected since May 19, 2008 (60 days prior to the commencement of the tender offer) by (1) Telemar or any of its majority owned subsidiaries, (2) any of the executive officers or directors of Telemar or any executive officer or director of any of its subsidiaries, (3) TNL, (4) TmarPart, (5) BNDESPar or any of BNDESPar’s executive officers or directors, (6) Fiago or any of Fiago’s executive officers or directors, (7) L.F. Tel or any of L.F. Tel’s executive officers or directors, (8) AG TelPart or any of AG TelPart’s executive officers, or (9) FASS or any of FASS’ executive officers or directors.

Except as set forth below and above in “—Background of the Tender Offer,” none of Telemar, TNL, TmarPart or any of the persons listed on Schedule I hereto, is a party to any agreement, arrangement, understanding or relationship with any other person relating, directly or indirectly, to any of TNCP’s securities (including any agreement, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

Telemar owns a majority of the voting capital stock of TNCP and, as a result, has the power to elect a majority of the members of the board of directors of TNCP and, indirectly, to elect all of the executive officers of TNCP.

Valuation Report of Credit Suisse

Telemar retained Credit Suisse, an independent investment bank, to prepare an economic and financial valuation report as required by Instruction No. 361/02 of the CVM. On April 23, 2008, Credit Suisse delivered its valuation report to Telemar. The offer price selected by Telemar is above the range of implied equity values reached in that valuation report. You should consider the following when reading the discussion of the valuation report of Credit Suisse below:

•

We urge you to read carefully the full text of Credit Suisse’s valuation report regarding TNCP, which you may obtain from Telemar without charge and an English translation of which was filed with the SEC as Exhibit (c) to the combined Schedule TO and Schedule 13E-3. The summary of Credit Suisse’s valuation report set forth below is qualified in its entirety by reference to the full text of the valuation report.

•

Telemar has selected and retained Credit Suisse as its financial advisor to render a valuation report regarding TNCP solely for the purpose of complying with Instruction No. 361/02 of the CVM. The valuation report was prepared exclusively in Portuguese, and in case it is translated to another language, the Portuguese version shall prevail for all purposes.

•

The valuation report was prepared for Telemar in satisfaction of the Brazilian legal requirements described above and is not to be used by third parties or for any purpose. Credit Suisse did not and will not make any recommendation, nor did it express any explicit or implicit opinion with respect to, the terms and conditions of the tender offer.

In rendering its valuation report, Credit Suisse held discussions with representatives of Telemar concerning the past performance and future prospects of the businesses and the financial and operating results of TNCP and Amazônia Celular and reviewed:

•	historical financial and operating information of TNCP and Amazônia Celular;

•

audited financial statements of TNCP and Amazônia Celular, as of and for each of the three years in the period ended December 31, 2007, prepared in accordance with accounting practices adopted in Brazil, or Brazilian GAAP; and

•

the value of net debt, net contingencies, accrued liabilities, dividends and interest accrued on capital stock of TNCP and Amazônia Celular, calculated in accordance with Brazilian GAAP, as well as the historical record of market share prices of the preferred shares of TNCP and Amazônia Celular and certain publicly available information on the industry in which TNCP and Amazônia Celular operate.

Credit Suisse also consulted other financial and market studies, analyses and research and took into account such other matters as it deemed necessary, including its assessment of general financial, economic, monetary and market conditions.

In rendering its valuation report, Credit Suisse assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information provided to Credit Suisse and data publicly available or furnished to or otherwise reviewed by or discussed with it.

Notwithstanding the foregoing, none of Telemar, TNCP , Amazônia Celular, or their respective managements or controlling shareholders interfered with or compromised Credit Suisse’s ability to obtain any information relevant to the quality of the conclusions in its valuation report, nor did they determine or restrict the capacity of Credit Suisse to determine the methodology used to reach the conclusions presented in its valuation report.

TNCP and Amazônia Celular were valued as independent, “stand-alone” operations, and the subsequent success or failure of the tender offer was not considered in the results of the valuation report. Credit Suisse did not express any opinion about any effect on TNCP that could potentially be generated by the completion of the tender offer. Credit Suisse did not conduct (1) any appraisal of the assets and liabilities (contingent or not) of TNCP or Amazônia Celular; (2) any review or audit of financial statements of TNCP or Amazônia Celular; (3) any technical audit of operations of TNCP or Amazônia Celular; (4) any valuation of the solvency or fair value of TNCP or Amazônia Celular in accordance with any legislation regarding bankruptcy, insolvency or similar issues; (5) any physical inspection of the properties, facilities or assets of TNCP or Amazônia Celular; or (6) an inquiry into information of interest to third parties regarding a total or partial acquisition of preferred shares of TNCP or Amazônia Celular. Accordingly the valuation is not and should not be inferred to be representative of effective sale prices to third parties of the preferred shares of TNCP or Amazônia Celular.

Except where another date is specifically indicated, Credit Suisse’s valuation report reflects the financial and accounting conditions of TNCP and Amazônia Celular on December 31, 2007, share price data through

August 1, 2007 (the day before the date of the release of the Material Fact disclosing the acquisition of TNCP by Vivo) and is based on information made available to Credit Suisse, and financial, stock market and other conditions and circumstances existing and disclosed to Credit Suisse up to April 23, 2008. Any alterations in such conditions and information subsequent to these dates could alter the results presented in the valuation report. Credit Suisse has no obligation to update or otherwise revise its valuation report.

Credit Suisse’s valuation report is not intended to be and does not constitute a judgment, opinion or recommendation to the management of Telemar or TNCP, to the shareholders of Telemar or TNCP or to any third party with respect to the appropriateness or opportunity of the tender offer or regarding the decision of making or accepting the tender offer (including the decision of TNCP’s shareholders of whether or not to accept the tender offer). In addition, the valuation report is not meant to be the basis for any decision of investment or disinvestment. All shareholders should conduct their own analysis of the tender offer.

The following is a summary of the material analyses undertaken by Credit Suisse in connection with the rendering of its valuation report. The summary includes information presented in tabular format. In order to understand fully the financial analyses performed by Credit Suisse, the tables must be read together with the text of the summary. The tables alone do not constitute a complete description of the financial analyses.

The respective sources of information, concepts used and details of the calculations of EBITDA and Net Debt used in the analyses are shown on pages 25 through 29 in section 4.2 of Credit Suisse’s valuation report. The share prices and trading volumes used in the analyses are shown on pages 33 through 35 in section 4.4 of Credit Suisse’s valuation report. Credit Suisse’s valuation report was filed with the SEC as Exhibit (c) to the combined Schedule TO and Schedule 13E-3.

In the valuation report, Credit Suisse valued the preferred shares based upon the following methodologies:

•

Volume weighted average share price (1) for the last twelve months prior to August 1, 2007, (2) for the period between August 2, 2007, the date of the release of the Material Fact disclosing the acquisition of TNCP by Vivo, and April 23, 2008, the date of the valuation report, and (3) for the 90-day period between January 24, 2008 and April 23, 2008:

•	The closing price of each preferred share was weighted according to the daily financial volume traded over the period.

•

Net book value per share, calculated in accordance with audited information of TNCP as of December 31, 2007 prepared in accordance with Brazilian GAAP, obtained by dividing the respective company’s net equity, determined based on the audited financial statements for the fiscal year ended December 31, 2007, by the number of shares after the reverse split on August 14, 2007.

•	Economic value, based on market value multiples of comparable companies to those analyzed.

•

Comparable companies listed on the BOVESPA and components of the IBOVESPA Index (Telesp, GVT, Vivo, TIM, Brasil Telecom and Telemar) or listed on the Mexican Stock Exchange (Bolsa Mexicana de Valores) (America Movíl, Telmex) were used to obtain the multiples.

•

Credit Suisse calculated the ratio between the Enterprise Value of these companies weighted solely by preferred shares based on an average market value during the 30-day period ended April 23, 2008 and their respective 2007 EBITDA, and the net debt as per the financial statements for the fiscal year ended on December 31, 2007.

Among the methodologies used, Credit Suisse concluded that the most appropriate is that of economic value based on market value multiples of comparable companies, as it reflects the parameters used in the market to value companies in the same industry and geographic region. Such companies have adequate liquidity and are covered by the research departments of investment banks, and thus their market prices appropriately reflect growth perspectives, profitability and risks inherent to companies in the same sector as TNCP and Amazônia Celular.

Credit Suisse’s analysis of economic value based on market multiples of comparable companies considered a sample of eight comparable companies with operations in mobile, fixed-line and data telecommunications, each listed on the BOVESPA or the Mexican Stock Exchange (Bolsa Mexicana de Valores). Once this universe of comparable companies was chosen, Credit Suisse calculated the ratio between the Enterprise Value of these companies weighted by their share prices based on the market value of 30 trading days prior to the date of the valuation report and their respective EBITDA in 2007. For the calculation of Enterprise Value, the net debt considered for each company was as set forth in their respective financial statements for the fiscal year ended December 31, 2007.

The implicit Enterprise Value of TNCP was calculated by multiplying the median of the resulting multiples by Amazônia Celular’s EBITDA in 2007, and the value of the shares of Amazônia Celular was derived by subtracting its net debt as set forth in its financial statements for the fiscal year ended December 31, 2007. The resulting value of the shares of TNCP was calculated considering its equity interest in Amazônia Celular, adjusted for its own net debt as set forth in its financial statements for the fiscal year ended December 31, 2007 and the net present value of projected pure holding company expenses. The common and preferred shares of TNCP and Amazônia Celular were valued at different levels, based on the 90-day average prior to August 2, 2007, the date of the release of the Material Fact disclosing the acquisition of TNCP by Vivo, of spreads between common and preferred shares of TNCP and Amazônia Celular on the BOVESPA.

Methodology	Price per preferred share
Weighted average quotation price in the 12 months ended August 2, 2007	R$19.61
Weighted average quotation price between August 2, 2007, the date of the release of the Material Fact disclosing the acquisition of TNCP by Vivo and April 23, 2008, the date of the valuation report	R$25.43
Weighted average quotation price for the 90-day period between January 24, 2008 and April 23, 2008	R$27.58
Book value per share (as of December 31, 2007)	R$13.15
Economic value based on market multiples (EBITDA)	Value between R$26.42 and R$29.06

Other methodologies have, among others, the following limitations that preclude their application in this tender offer for any and all of the outstanding preferred shares not owned by Telemar:

•	The methodology of weighted average prices over different periods tends to flatten the value of TNCP and Amazônia Celular, given the very low liquidity of those shares on the BOVESPA.

•

Book value per share is not a satisfactory indicator for this valuation report, as the net equity value follows accounting rules that may not reflect the market value of shares, to the extent that it is tied to past events and performance of TNCP and Amazônia Celular, and does not embody expectations of future performances to be appraised.

•

The economic value obtained through the discounted cash flow methodology is not applicable in the case of voluntary public tender offers for preferred shares, as the value obtained through such method implies an effective control of the company, something that does not occur with holders of preferred shares who do not have voting rights and, as such, have no control over the cash flows that are the object of the valuation report.

Based on these assumptions and the foregoing analysis, Credit Suisse derived a range of implied equity values per preferred share of TNCP, as set forth in the following table:

	Low		High
TNCP’s Equity Value Per Preferred Share (reais per share)	R$	26.42	R$	29.06

The preparation of financial analyses and valuation reports is a complex process involving subjective judgments and is not susceptible to a partial analysis or summary description. Credit Suisse did not attribute specific importance to certain factors considered in its valuation report individually, but, on the contrary, undertook a qualitative analysis of the importance and relevance of all factors considered therein. Accordingly, Credit Suisse believes that its analyses, and the summary set forth above, must be considered as a whole, and that selecting portions of the analyses and of the factors considered by Credit Suisse, without considering all of the analyses and factors in their entirety, could create a misleading or incomplete view of the analysis conducted by Credit Suisse and of the conclusions contained in its valuation report.

Credit Suisse has provided, directly or through its affiliated companies, certain financial and investment banking services to Telemar, its subsidiaries and its affiliates, as well as to its controlling shareholders, for which it has received compensation, and continues to provide these services and could, at any time, provide them again. Credit Suisse, directly or through its affiliated companies, is or could become a creditor of Telemar, TNCP or Amazônia Celular, as well as of the controlling shareholders of Telemar in certain financial transactions. In the normal course of its activities, Credit Suisse could, directly or through its affiliated companies, trade in securities of Telemar, TNCP or Amazônia Celular and of their respective controlling shareholders, subsidiaries or affiliates, as applicable, on its own behalf or on behalf of its clients and, consequently, could, at any time, retain buying or selling positions with respect to such securities.

Other valuations of companies and sectors prepared by Credit Suisse could treat market assumptions in a different way than was reflected in its valuation report; the research departments and other departments of Credit Suisse and its affiliated companies may use other analyses, reports and publications, estimates, projections and different methodologies than those used in the valuation report, and such analyses, reports and publications may contain different conclusions from those set out in the valuation report.

Pursuant to Credit Suisse’s engagement letter, Telemar has agreed to pay Credit Suisse a fee for the preparation of its valuation report, which fee shall be due whether or not the tender offer is consummated. Telemar has also agreed to reimburse Credit Suisse for its reasonable travel and out-of-pocket expenses incurred in connection with its engagement, including the reasonable fees and expenses of its counsel, and to indemnify Credit Suisse and its affiliates against specific liabilities and expenses arising out of its engagement.

The valuation report is available for inspection and copying by any interested holder or its representative designated in writing during regular business hours at the principal executive offices of TNCP located at Rua Levindo Lopes, 258, Funcionários, Belo Horizonte, MG, Brazil and is also accessible at the Internet site of TNCP at http://www.telenorteholding.com.br. An English translation of the report has also been filed with the SEC and is available on the SEC’s Internet site at http://www.sec.gov. The U.S. Information Agent set forth on the back cover of this offer to purchase will provide a copy of the valuation report upon written request and at the expense of the requesting holder or its representative designated in writing.

TNCP does not as a matter of course make public projections as to future sales, earnings, or other results. However, the management of TNCP has prepared the prospective financial information set forth in valuation report. This prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of TNCP’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of TNCP. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this offer to purchase are cautioned not to place undue reliance on the prospective financial information.

Neither TNCP’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained in the valuation report, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The assumptions and estimates underlying the prospective financial information are inherently uncertain and, though considered reasonable by the management of TNCP as of the date of its preparation, are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information, including, among others, risks and uncertainties. Accordingly, there can be no assurance that the prospective results are indicative of the future performance of TNCP or that actual results will not differ materially from those presented in the prospective financial information. Inclusion of the prospective financial information in this offer to purchase should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved.

TNCP does not generally publish its business plans and strategies or make external disclosures of its anticipated financial position or results of operations. Additional information relating to the principal assumptions used in preparing the projections is set forth in the valuation report in Appendix B—Valuation criterion.

THE TENDER OFFER

Section 1. Terms of the Tender Offer and Expiration Date

General

Upon the terms and subject to the conditions described in this offer to purchase, and subject to proration under certain limited circumstances, Telemar Norte Leste S.A. hereby offers to purchase any and all preferred shares, including any and all preferred shares represented by ADSs, of Tele Norte Celular Participações S.A. that are properly and timely tendered and not properly withdrawn at a price of R$33.00 per preferred share (for reference, equivalent to approximately U.S.$20.68 per preferred share or ADS based on the PTAX exchange rate, on July 16, 2008, which was U.S.$1.00 = R$1.5956) in cash, net of the stock exchange and settlement fees described in the next sentence, any applicable brokerage fees or commissions and applicable withholding taxes. Each shareholder whose preferred shares (including preferred shares represented by ADSs) are purchased in the tender offer must pay a combined fee to the BOVESPA and the CBLC in an amount equal to 0.035% of the purchase price paid by Telemar to that holder. This fee will be deducted from the proceeds received by that holder. ADS holders tendering through the ADS Tender Agent will receive payment in U.S. dollars, which will also be net of expenses for converting Brazilian reais to U.S. dollars and fees associated with the cancellation of the ADSs representing preferred shares purchased in the tender offer. Direct holders of preferred shares participating in this tender offer by tendering preferred shares will receive payment in Brazilian reais through their Brazilian broker.

ADS holders may tender the preferred shares underlying their ADSs through the ADS Tender Agent in accordance with the instructions set forth below under “—Section 3—Procedures for Accepting the Tender Offer and Tendering Preferred Shares and ADSs” and in the accompanying letter of transmittal. The ADS Tender Agent will tender the preferred shares underlying the ADSs in the Auction, as described in “—Section 2—Acceptance for Purchase and Purchase of Preferred Shares and ADSs,” and if such preferred shares are accepted for purchase in the Auction, those ADSs will be cancelled. As an alternative to participating in the tender offer through the ADS Tender Agent, an ADS holder may also surrender its ADSs to the ADS Depositary, withdraw the preferred shares underlying the ADSs from the ADS program and participate directly in the tender offer as a holder of preferred shares, in which case holders need to allow sufficient time to complete all required steps described in this offer to purchase before the Share Expiration Time on the Expiration Date. See “—Section 3—Procedures for Accepting the Tender Offer and Tendering Preferred Shares and ADSs.”

Subject to the terms and conditions described herein, unless the tender offer is extended or earlier terminated, in order to participate in the tender offer, a holder must:

•	if a holder of ADSs electing to tender preferred shares represented by ADSs through the ADS Tender Agent, tender its ADSs no later than ADS Expiration Time on the Expiration Date; and

•	if a holder of preferred shares, qualify its preferred shares for the Auction no later than the Share Expiration Time on the Expiration Date.

In accordance with applicable Brazilian regulations, the preferred shares (including preferred shares represented by ADSs) tendered in the tender offer will be purchased through an Auction on the BOVESPA that is currently scheduled to occur at 1:00 p.m., Brasília time (12:00 noon, New York City time) on the Auction Date, which is to be one business day after the Expiration Date. If we extend the Auction Date, we will also extend the Expiration Date. See “—Section 3—Procedures for Accepting the Tender Offer and Tendering Preferred Shares and ADSs” for information about participating in the tender offer. On the Auction Date, brokers acting on behalf of holders that wish to participate in the tender offer will present sell orders for the applicable preferred shares in the Auction, as described in “—Section 2—Acceptance for Purchase and Purchase of Preferred Shares and ADSs.”

Unless the tender offer is extended or earlier terminated, ADS holders that have tendered the preferred shares underlying their ADSs through the ADS Tender Agent will be entitled to withdraw from the tender offer up until the ADS Expiration Time, on the Expiration Date.

We will pay the purchase price for all preferred shares (including preferred shares represented by ADSs) properly and timely tendered, not properly withdrawn and purchased in the Auction on the third Brazilian business day following the Auction. After purchase by us of the preferred shares underlying the ADSs tendered through the ADS Tender Agent (subject to any pro rata reduction of the preferred shares purchased as described in this offer to purchase), the Brazilian reais price paid for accepted preferred shares will be credited to the ADS Broker three Brazilian business days after the Auction Date. On the same day it receives this amount, the ADS Broker will pay the aggregate Brazilian reais purchase price to the ADS Tender Agent. Upon receipt of that payment, the ADS Tender Agent will convert the Brazilian reais amount into U.S. dollars based on the spot market rate on the date such payment is received for delivery of U.S. dollars two U.S. business days thereafter. The payment to holders of ADSs will be based on the spot market rate in effect on the date payment is received by the ADS Tender Agent for preferred shares purchased in the tender offer. Promptly after receipt of the proceeds, the ADS Tender Agent will distribute such proceeds, net of expenses for converting Brazilian reais to U.S. dollars and fees associated with the cancellation of the ADSs, to the holders of ADSs representing preferred shares accepted for purchase in the tender offer. Under no circumstances will interest on the purchase price be paid by Telemar regardless of any delay in making that payment. See “—Section 2—Acceptance for Purchase and Purchase of Preferred Shares and ADSs.”

The tender offer is not conditioned on any minimum number of preferred shares being tendered. The tender offer is, however, subject to other conditions. See “—Section 5—Conditions to the Tender Offer.” Depending on the number of preferred shares tendered in the tender offer, preferred shares properly and timely tendered and not properly withdrawn may be subject to proration as described below.

The Auction

The preferred shares (including preferred shares represented by ADSs) tendered in the tender offer will be purchased through an Auction on the BOVESPA, subject to proration under certain circumstances described in this offer to purchase. Under Brazilian regulations, the Auction is required to be conducted under the rules prescribed by the BOVESPA. These rules require that:

•	we submit to the BOVESPA for its review, comment and approval:

•	a form of the Edital (Notice of Tender Offer) relating to the tender offer; and

•

a laudo de avaliação (valuation report) prepared by the intermediary institution engaged with respect to the tender offer, a brokerage company, a distributor of securities, a financial institution with an investment portfolio and experience in preparing valuation reports, or a specialized company with experience in preparing valuation reports; and

•	we submit to the BOVESPA a list of all registered holders of the shares issued by TNCP as of a date within 10 days prior to the date on which the Notice of Tender Offer is published.

As part of the authorization process, we were permitted to request that the Auction be scheduled on a specific date. As part of the BOVESPA’s authorization of the Auction, the BOVESPA specified:

•	the time and date on which brokers that wish to participate in the Auction must qualify to participate;

•	the time on the Auction Date by which sell orders for the preferred shares must be submitted through the Megabolsa, the electronic trading system of the BOVESPA;

•	the code to be used on the Megabolsa for submitting sell orders in the Auction; and

•	the time on the Auction Date at which the Auction will take place.

In connection with the Auction, we were required to engage an intermediary institution, which pursuant to Brazilian regulations must be a brokerage company, a distributor of securities, or a financial institution with an investment portfolio, to place buy orders on our behalf in the Auction and to guarantee our purchase of the preferred shares for which we place these buy orders.

On July 7, 2008, Telemar submitted the Form of Notice of Tender Offer relating to the tender offer to the BOVESPA. On July 15, 2008, the BOVESPA provided comments regarding the Form of Notice of Tender Offer to us. We discussed these comments with the BOVESPA on July 15, 2008 and submitted a revised Form of Notice of Tender Offer to the BOVESPA on July 15, 2008. On July 16, 2008, the BOVESPA authorized the Auction and the auction for the preferred shares of Brasil Telecom to be held on its trading system. On July 17, 2008, Telemar submitted the valuation report and the shareholder list related to the tender offer to the BOVESPA. On July 18, 2008, we published the Notice of Tender Offer in Valor Econômico as required by Brazilian regulations. Under Brazilian regulations, the Auction must occur no later than the 45th day following the publication of the Notice of Tender Offer (or the following Brazilian business day if the 45th day is not a Brazilian business day).

The authorization granted by the BOVESPA provided that the Auction would occur at 1:00 p.m., Brasília time (12:00 noon, New York City time) on the Auction Date. Under the rules of the BOVESPA, the Auction will take place through the Megabolsa. The Auction must follow the rules established by the BOVESPA, and each shareholder tendering its preferred shares in the Auction (including the custodian under the Deposit Agreement that holds preferred shares that are represented by ADRs) is required to comply with the requirements of the BOVESPA for trading shares on the BOVESPA.

In order to participate in the Auction, prior to 5:00 p.m. (Brasília Time) on the business day immediately preceding the Auction Date, shareholders who wish to participate in the Auction (including the custodian under the Deposit Agreement that holds preferred shares that are represented by ADRs) must qualify to do so, indicating to Credit Suisse (Brasil) S.A. Corretora de Títulos e Valores Mobiliários, the Brazilian intermediary institution, or any other brokerage company authorized to represent such holder the BOVESPA (including the ADS Broker), the number of preferred shares such holder intends to tender in the tender offer. To qualify for the Auction, shareholders (including the custodian under the Deposit Agreement that holds preferred shares that are represented by ADRs) must observe the procedures required by the brokerage company for such registration.

Preferred shares held through the Transfer Agent are not registered at CBLC. A Holder of preferred shares held through the Transfer Agent should instruct its broker to request the transfer of its preferred shares to the custody of CBLC in order to enable the broker to tender the preferred shares in the Auction on its behalf. Settlement of transfers of preferred shares to the custody of CBLC occurs three Brazilian business days following the execution of the order to transfer. As a result, a holder must request this transfer no less than three Brazilian business days prior to the Expiration Date.

Sell orders from brokers (including the ADS Broker) tendering preferred shares on behalf of tendering shareholders, must be submitted no later than 12:00 noon, Brasília time (11:00 a.m., New York City time), on the Auction Date through the BOVESPA’s Megabolsa electronic trading system using the code “TNCP4L.” In the case of holders of ADSs who participate in the Auction through the ADS Tender Agent, the ADS Broker will place such sell order.

Under the rules of the BOVESPA, any holder of preferred shares may instruct its broker to withdraw its sell order at any time prior to the commencement of the Auction.

At the time of the Auction, Credit Suisse (Brasil) S.A. Corretora de Títulos e Valores Mobiliários, the Brazilian intermediary institution, will submit a buy order for a number of preferred shares equal to all preferred shares that are qualified for the Auction at the price set forth in this offer to purchase on our behalf through the BOVESPA’s Megabolsa electronic trading system using the code “TNCP4L.” At the time of the Auction, unless a competing bid is made as described in “The Tender Offer—Section 2—Acceptance for Purchase and Purchase of Preferred Shares and ADSs,” the BOVESPA will match the buy order made on our behalf with the sell orders placed on behalf of holders of preferred shares as described above.

In accordance with CBLC rules, the financial settlement of the Auction through the payment of the purchase price for preferred shares purchased by us in the Auction will occur three business days after the Auction Date and payment of the purchase price will be made on that date through the CBLC’s settlement system to each holder of preferred shares that were purchased in the Auction.

Proration

Under the rules of the CVM, if more than one-third but less than two-thirds of the outstanding preferred shares (including preferred shares represented by ADSs) held by public shareholders prior to commencement of the tender offer are properly and timely tendered on or before the Expiration Date and not properly withdrawn, we will only be permitted to purchase up to one-third of the preferred shares held by public shareholders. However, if more than two-thirds of the preferred shares (including preferred shares represented by ADSs) held by public shareholders are tendered, we will acquire all tendered shares. If, for the reasons described above, we are prevented from purchasing all tendered shares, we will purchase the maximum number of preferred shares that we are permitted to purchase, on a pro rata basis.

If the proration of tendered preferred shares is required, the BOVESPA will determine the proration factor immediately following the Auction. Proration will be based on the ratio that the total number of preferred shares that we are allowed to purchase under the CVM rules bears to the total number of preferred shares properly and timely tendered and not properly withdrawn. The ADS Tender Agent will, in turn, apply the proration factor to the ADSs that have been properly and timely tendered through the ADS Tender Agent and not properly withdrawn. In applying the proration factor, the ADS Tender Agent will make adjustments such that no number of preferred shares representing any fraction of an ADS will be purchased from any ADS holder. We will announce the final results of such proration and the proration factor through a press release not later than the Brazilian business day following the Auction Date.

Shareholder Put Right

Brazilian law does not provide for a subsequent offering period and therefore there will be no subsequent offering period in connection with this tender offer. However, the shareholder put right will be treated, for purposes of U.S. law and applicable SEC regulations, as if it were a subsequent offering period.

Under the rules of the CVM, upon successful completion of the tender offer, if we have acquired more than two-thirds of the preferred shares (including preferred shares represented by ADSs) held by public shareholders prior to commencement of the tender offer, any holder of preferred shares will be able to exercise the shareholder put right for the three-month period immediately following the Auction Date. Pursuant to the shareholder put right, preferred shareholders (including ADS holders) would be able to require us to purchase their preferred shares for cash at the tender offer price, adjusted by the monthly Brazilian Taxa Referencial-TR from the Auction Date to the date payment is made for shares sold pursuant to the shareholder put right, net of the stock exchange and settlement fees described herein, any applicable brokerage fees or commissions and applicable withholding taxes, upon the terms and subject to the conditions set forth in this offer to purchase.

With respect to the shareholder put right, an ADS holder will be able to instruct the ADS Tender Agent to exercise the shareholder put right on its behalf by completing a letter of transmittal and providing any other documents required by the ADS Tender Agent.

Extension, Amendment and Termination

To the extent permitted by applicable Brazilian and U.S. securities laws, the CVM, the SEC and the terms of the tender offer, we reserve the right, at any time and from time to time, in our sole discretion: (1) to extend the period of time during which the tender offer is open and thereby delay acceptance for payment of and payment for tendered shares; (2) to amend the tender offer in any respect; and (3) upon the failure of the conditions, as described in “—Section 5—Conditions to the Tender Offer” at any time on or after the date of this offer to purchase and on or before 9:00 a.m., Brasília time (8:00 a.m., New York City time), on the Expiration Date, to terminate the tender offer without purchasing any shares. Under CVM regulations the Auction must occur no later than September 1, 2008. In order to comply with the requirements of the Exchange Act and the rules thereunder, any such extension, delay, termination, waiver or amendment will be followed promptly by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rule 14e-1 under the Exchange Act, which requires that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement in the United States other than by issuing a press release to the Dow Jones News Service, the Public Relations Newswire or Business Wire.

If we make a material change to the terms of the tender offer or the information concerning the tender offer, we will extend the tender offer to the extent required by Rule 14e-1 under the Exchange Act. If we decide to increase the consideration being offered in the tender offer, the increase in the consideration being offered will be applicable to all holders of preferred shares whose preferred shares are accepted for purchase in the tender offer. Furthermore, if at the time notice of any such increase in the consideration being offered is first published, sent or given to holders of those preferred shares, the tender offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the tender offer will be extended at least until that tenth business day. We do not expect to increase the amount of consideration currently offered in the tender offer.

Mailing

TNCP has provided us with its shareholder lists maintained by the CBLC and the Transfer Agent, the list of record holders of ADSs maintained by the ADS Depositary, and the security position listing of The Depository Trust Company, or DTC, as the book-entry transfer facility for ADSs of TNCP. This offer to purchase, the accompanying letter of transmittal and other relevant materials will be mailed by us to the record holders of ADSs and the U.S. resident record holders of preferred shares whose names appear on the shareholder lists provided by TNCP, and will be furnished, for subsequent transmittal to the beneficial owners of ADSs and the U.S. resident beneficial owners of preferred shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in the security position listing of the DTC. We will reimburse brokers, dealers, commercial banks and trust companies for customary handling and mailing expenses incurred by them in forwarding the tender offer materials to their customers. We will also mail this offer to purchase, the accompanying letter of transmittal and other relevant materials to any registered or beneficial holder of preferred shares or ADSs that requests a copy of the tender offer materials.

Definitions

For purposes of this offer to purchase:

•	“Brazilian business day” means any day on which the BOVESPA is open for trading.

•

“business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York City, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Section 2. Acceptance for Purchase and Purchase of Preferred Shares and ADSs

The preferred shares (including preferred shares represented by ADSs) tendered in the tender offer will be purchased through an Auction on the BOVESPA, subject to proration under certain circumstances described in this offer to purchase. The Auction is currently scheduled to occur at 1:00 p.m., Brasília time (12:00 noon, New York City time), on the Auction Date.

Sell orders from brokers tendering preferred shares on behalf of tendering shareholders, including the ADS Broker, must be submitted no later than 12:00 noon, Brasília time (11:00 a.m., New York City time) on the Auction Date through the BOVESPA’s Megabolsa electronic trading system using the code “TNCP4L.” Sell orders for properly and timely tendered preferred shares that have not been properly withdrawn before the beginning of the Auction on the Auction Date or, in the case of ADSs, before the ADS Expiration Time on the Expiration Date, will be deemed accepted for purchase, subject to the proration provisions described in “—Section 1—Terms of the Tender Offer and Expiration Date,” and may not be withdrawn. All preferred shares (including preferred shares represented by ADSs) purchased by us in the tender offer will be acquired through buy orders at the price set forth in this offer to purchase presented by Credit Suisse (Brasil) S.A. Corretora de Títulos e Valores Mobiliários, our intermediary agent for the tender offer. Credit Suisse (Brasil) S.A. Corretora de Títulos e Valores Mobiliários guarantees the settlement of the tender offer, except with respect to a competing offer from a third party, as described below.

Under the rules of the CVM, a third party is permitted to commence a competing tender offer for all or a part of the preferred shares subject to this tender offer, so long as the competing offeror offers a price at least 5% greater than the price offered in this offer to purchase and complies with other provisions of applicable Brazilian law, including the publication of offering materials in Brazil. Any such competing offer must be filed with the BOVESPA no later than 5:00 p.m., Brasília time (4:00 p.m., New York City time) on the Brazilian business day immediately preceding the Auction Date. In such an event, the Auction may be postponed or shareholders may be required to take such additional actions to participate in the tender offer as may be announced by us. In the event of such a competing tender offer, we may, in our sole discretion but subject to Brazilian law, CVM regulations and the Exchange Act and the rules and regulations thereunder (including without limitation, the requirement under Rule 14e-1 that we extend the tender offer if we increase the consideration offered), submit a higher counteroffer for the preferred shares sought by the competing offeror. In the event that the date of the Auction is extended or we otherwise modify the terms of the tender offer, we will make an announcement of that fact in the manner described in “—Section 1—Terms of the Tender Offer and Expiration Date.”

We will pay for preferred shares purchased in the tender offer on the third Brazilian business day following the Auction, in accordance with the rules established by the CBLC for net settlement. After purchase by us of the preferred shares underlying the ADSs tendered through the ADS Tender Agent (subject to any pro rata reduction of the preferred shares purchased as described in this offer to purchase), the Brazilian reais price paid for accepted preferred shares will be credited to the ADS Broker three Brazilian business days after the Auction Date. On the same day it receives this amount, the ADS Broker will pay the aggregate Brazilian reais purchase price to the ADS Tender Agent. Upon receipt of that payment, the ADS Tender Agent will convert the Brazilian reais amount into U.S. dollars based on the spot market rate on the date such payment is received for delivery of U.S. dollars two U.S. business days thereafter. The payment to holders of ADSs will be based on the spot market rate in effect on the date payment is received by the ADS Tender Agent for preferred shares purchased in the tender offer. Promptly after receipt of the proceeds, the ADS Tender Agent will distribute such proceeds, net of expenses for converting Brazilian reais to U.S. dollars and fees associated with the cancellation of the ADSs, to the holders of ADSs representing preferred shares accepted for purchase in the tender offer. Under no circumstances will interest on the purchase price be paid by Telemar regardless of any delay in making that payment.

Section 3. Procedures for Accepting the Tender Offer and Tendering Preferred Shares and ADSs

To tender preferred shares (including preferred shares underlying ADSs) in the tender offer, a holder must tender no later than the dates indicated below. The steps a holder must follow in order to tender differ according to whether it holds ADSs representing preferred shares or it holds preferred shares directly.

ALL HOLDERS WISHING TO TENDER MUST ALLOW SUFFICIENT TIME FOR THE COMPLETION OF ALL REQUIRED STEPS DESCRIBED IN THIS OFFER TO PURCHASE BEFORE THE ADS EXPIRATION TIME OR THE SHARE EXPIRATION TIME, AS APPLICABLE.

Holders of ADSs

Tender of Preferred Shares Represented by ADSs through the ADS Tender Agent

If a holder of ADSs wishes to participate in the tender offer, the holder may tender the preferred shares underlying its ADSs through the ADS Tender Agent no later than the ADS Expiration Time on the Expiration Date, in accordance with the instructions set forth below and in the accompanying letter of transmittal. For those ADSs tendered through the ADS Tender Agent, the ADS Tender Agent will contact a broker authorized to conduct trades on the BOVESPA to tender the preferred shares underlying the ADSs in the Auction, and if such preferred shares are accepted for purchase in the Auction, those ADSs will be cancelled so that the underlying preferred shares may be tendered. There is no separate tender offer being made in the United States to acquire ADSs directly.

Any holder of ADSs that wishes to tender the preferred shares underlying its ADSs through the ADS Tender Agent must, no later than the ADS Expiration Time on the Expiration Date, either:

•

in the case of a registered holder of ADSs, complete and sign the accompanying letter of transmittal in accordance with the instructions contained therein and deliver that completed letter of transmittal, the applicable American Depositary Receipts, or ADRs, evidencing the ADSs tendered (if the ADSs are certificated) and all other required documents to the ADS Tender Agent no later than the ADS Expiration Time on the Expiration Date; or

•

in the case of a beneficial owner that is not a registered holder of ADSs, request its broker, dealer, commercial bank, trust company, or other nominee to effect the tender through the procedures of DTC by sending the ADSs and an agent’s message (as defined below) to the ADS Tender Agent’s account at DTC no later than the ADS Expiration Time on the Expiration Date.

Delivery of documents to DTC will not constitute delivery to the ADS Tender Agent.

The letter of transmittal accompanying this offer to purchase is to be properly completed and duly executed by ADS holders if ADRs are to be forwarded with it or by a registered holder of certificated and/or uncertificated ADSs. An agent’s message (as defined below) must be used if delivery of ADSs is to be made by book-entry transfer to an account maintained by the ADS Tender Agent at DTC pursuant to the procedures for book-entry transfer. ADRs evidencing ADSs, or confirmation of any book-entry transfer into the ADS Tender Agent’s account at DTC of ADSs delivered electronically, as well as a properly completed and duly executed letter of transmittal (or an originally signed facsimile thereof) with any required signature guarantees or, in the case of a book-entry transfer, an agent’s message, and any other documents required by the letter of transmittal must be delivered to the ADS Tender Agent at one of its addresses set forth in the letter of transmittal prior to the ADS Expiration Time on the Expiration Date. If ADRs are forwarded to the ADS Tender Agent in multiple deliveries, a properly completed and duly executed letter of transmittal (or an originally signed facsimile thereof) must accompany each such delivery.

Except as otherwise provided below, all signatures on the letter of transmittal must be guaranteed by a financial institution (which include most commercial banks, savings and loan associations and brokerage houses)

that is a participant in good standing in the Securities Transfer Agents Medallion Program (STAMP), the New York Stock Exchange Medallion Signature Program (MSP), or the Stock Exchanges Medallion Program (SEMP) or any other “eligible guarantor institution” (as such term is defined in Rule 17Ad-15 under the Exchange Act), which are referred to collectively as “Eligible Institutions.” Signatures on the letter of transmittal need not be guaranteed (1) if the letter of transmittal is signed by the registered holder of the ADSs representing the preferred shares tendered with it and that holder has not completed either Box 2: “Special Issuance Instructions” or Box 3: “Special Delivery Instructions” on the letter of transmittal, or (2) if the preferred shares represented by such ADSs are tendered for the account of an Eligible Institution.

The term “agent’s message” means a message transmitted by means of DTC to, and received by, the ADS Tender Agent and forming a part of a book-entry confirmation which states that DTC has received an express acknowledgment from the participant in the system of DTC tendering preferred shares underlying ADSs that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the letter of transmittal and that Telemar may enforce such agreement against the participant.

The method of delivery of letters of transmittal, ADRs and all other required documents, including through DTC, is at the sole option and risk of the tendering holders of ADSs. Letters of transmittal, ADRs and any other required documents will be deemed delivered only when actually received by the ADS Tender Agent. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery by the ADS Expiration Time on the Expiration Date.

No alternative, conditional or contingent tenders will be accepted, and no number of underlying preferred shares that would represent a fractional ADS will be purchased. By executing the letter of transmittal, all tendering ADS holders waive any right to receive any notice of the acceptance of the preferred shares underlying their ADSs for purchase.

All properly completed and duly executed letters of transmittal, ADRs and any other required documents or, in the case of a book-entry transfer, all agent’s messages, delivered to the ADS Tender Agent by holders of ADSs will be deemed, without any further action by the ADS Tender Agent, to constitute acceptance by such holders of the tender offer with respect to the preferred shares represented by those ADSs, upon the terms and subject to the conditions set forth in this offer to purchase and the accompanying letter of transmittal.

After acceptance by us of the preferred shares underlying the ADSs tendered through the ADS Tender Agent (subject to any pro rata reduction of the shares purchased as described in this offer to purchase) and receipt by the ADS Tender Agent of payment of the Brazilian reais consideration for those preferred shares, conversion of those Brazilian reais into U.S. dollars and the return to ADS holders any tendered ADSs not purchased due to proration, the ADS Tender Agent will pay to the applicable holders of ADSs the U.S. dollar equivalent (based on then-prevailing exchange rates, net of expenses for converting Brazilian reais to U.S. dollars) of R$33.00 per preferred share or ADS (for reference, equivalent to approximately U.S.$20.68 per preferred share or ADS based on the PTAX exchange rate on July 16, 2008, which was U.S.$1.00=R$1.5956), minus (1) a fee of up to U.S.$5.00 per 100 ADSs or portion thereof for the cancellation of the ADSs representing preferred shares purchased in the tender offer, (2) the combined fee of 0.035% of the purchase price payable to the BOVESPA and the CBLC, as described in “—Section 1—Terms of the Tender Offer and Expiration Date,” and (3) the holder’s pro rata portion of the fee or commission charged by the ADS Broker. The ADS cancellation fee is payable to the ADS Depositary under the deposit agreement governing TNCP’s ADS program. In addition, any ADS holder that wishes to tender ADSs in the tender offer must pay any taxes or governmental charges payable in connection with the cancellation of ADSs representing preferred shares purchased in the tender offer. ADS holders will receive the purchase price for the ADSs representing preferred shares accepted for purchase in the tender offer in cash by check or, in the case of ADSs held through DTC, by means of delivery of funds to the account maintained at DTC by the tendering participant.

If an ADS holder tenders ADSs but the underlying preferred shares are not accepted for purchase for any reason (including, without limitation, any pro rata reduction of preferred shares accepted for purchase in the tender offer as described in “—Section 1—Terms of the Tender Offer and Expiration Date”), ADRs evidencing those ADSs will be returned promptly after the expiration or termination of the tender offer, or, in the case of ADSs transferred through DTC, the unpurchased ADSs will be credited to the account at DTC from which they were transferred promptly after the expiration or termination of the tender offer.

A tender of preferred shares underlying ADSs through the ADS Tender Agent can be made only by the holder of record of the ADSs. Any beneficial owner of ADSs that wishes to participate in the tender offer must instruct the broker, dealer, commercial bank, trust company or other nominee that is the record holder of those ADSs to tender the ADSs by completing, executing, detaching and returning to that broker, dealer, commercial bank, trust company or other nominee the accompanying instruction form. If a beneficial owner authorizes the tender of the preferred shares underlying its ADSs, all the preferred shares underlying the ADSs will be tendered unless otherwise specified in the instruction form. The instruction form must be forwarded to that broker, dealer, commercial bank, trust company or other nominee in ample time to permit that nominee to tender the preferred shares underlying the ADSs through the ADS Tender Agent on the beneficial owner’s behalf before the ADS Expiration Time on the Expiration Date.

Direct Participation in the Tender Offer

As an alternative to tendering preferred shares underlying ADSs through the ADS Tender Agent, an ADS holder may also surrender its ADSs, withdraw the preferred shares underlying the ADSs from the ADS program and participate directly in the tender offer as a holder of preferred shares. If a holder of ADSs wishes to participate directly in the tender offer in this manner, that ADS holder must first:

•

surrender to The Bank of New York Mellon, as ADS Depositary, at 101 Barclay Street, New York, New York 10286 (telephone: +1-212-815-2231), the ADSs that represent preferred shares that it wishes to tender;

•	pay a fee to the ADS Depositary in the amount of up to U.S.$5.00 per 100 ADSs or portion thereof surrendered; and

•	pay any taxes or governmental charges payable in connection with its withdrawal of the preferred shares from the ADS program.

If an ADS holder surrenders ADSs and receives the preferred shares underlying the ADSs, the preferred shares so received will be registered at the CBLC, and the holder will need to obtain its own foreign investor registration under Resolution No. 2,689. See “—Section 12—Certain Legal and Regulatory Matters—Registering Under Resolution No. 2,689” for more information on obtaining a foreign investor registration.

After the holder appoints a Brazilian representative for purposes of Resolution No. 2,689, the holder must make arrangements for that representative to tender the preferred shares on its behalf in the same manner as any other direct holder of shares whose shares are registered at the CBLC. Such holder may be required by its broker, prior to the Auction Date, to provide a document attesting its registration number with CVM and BACEN (in the last case the so-called RDE-Portfolio number). If such shareholder is a foreign individual, such shareholder may be required by its broker to provide a certified copy of such shareholder’s Individual Taxpayer Registration (CPF). The holder will need to take these steps in sufficient time to allow its Brazilian representative to participate in the tender offer on its behalf no later than the Share Expiration Time on the Expiration Date, in the manner described below in “—Direct Holders of Preferred Shares.”

Withdrawing the preferred shares underlying the ADSs from the ADS program and participating directly in the tender offer enables holders to withdraw from the tender offer until the beginning of the Auction on the Auction Date, as described in “—Section 4—Withdrawal Rights.” However, withdrawal of the preferred shares underlying the ADSs from the ADS program requires payment of the ADS cancellation fee described above to the ADS Depositary without any assurance that the preferred shares withdrawn from the ADS program will be purchased or will not be subject to proration. In addition, upon the redeposit of preferred shares into the ADS program, an additional fee of up to U.S.$5.00 per 100 ADSs or portion thereof will be payable to the ADS Depositary.

Direct Holders of Preferred Shares

A direct holder of preferred shares must, no later than the Share Expiration Time on the Expiration Date, either personally or by means of a duly appointed proxy, contact and register with a broker authorized to conduct trades on the BOVESPA, instruct the broker to tender its preferred shares in the Auction on its behalf, present any documentation required by the broker and comply with any other requirements of the broker. To tender a holder’s preferred shares, the holder’s broker must, no later than 12:00 noon, Brasília time (11:00 a.m., New York City time), on the Auction Date, present a sell order on behalf of the holder through the BOVESPA’s Megabolsa electronic trading system using the code set forth in “—Section 2—Acceptance for Purchase and Purchase of Preferred Shares and ADSs.” Shareholders must pay any fee or commission charged by their broker.

Preferred shares held directly are generally held either through the CBLC or through the Transfer Agent. The CBLC is the custodian for preferred shares that are traded on the BOVESPA, and settlement of the tender offer will occur through the facilities of the CBLC. Shareholders that have invested in preferred shares under Resolution No. 2,689 hold their shares through the CBLC. These shareholders should instruct their Brazilian representatives (for purposes of Resolution No. 2,689) to contact such a broker on their behalf.

A holder of preferred shares through the Transfer Agent should instruct the broker it contacts to request the transfer of its shares to the custody of the CBLC before the Share Expiration Time on the Expiration Date in order to enable the broker to tender the preferred shares on its behalf. Settlement of transfers of preferred shares to the custody of the CBLC occurs three Brazilian business days following the execution of the order to transfer. As a result, you must request this transfer no less than three Brazilian business days prior to the Expiration Date. Before it will accept an order to transfer preferred shares to a broker, the Transfer Agent will generally check the personal information for that holder in its records against the personal information the holder has provided to the broker through the documentation required by the broker to make sure they are the same. If there are inconsistencies between the records, the Transfer Agent will not transfer the preferred shares. It is the responsibility of any shareholder through the Transfer Agent to ensure that the information it provides to its broker is consistent with that in the Transfer Agent’s records. It is also the shareholder’s responsibility to contact and register with a broker sufficiently in advance of the Share Expiration Time on the Expiration Date, to ensure that the Transfer Agent can transfer the shareholder’s preferred shares to the custody of the CBLC before the Share Expiration Time on the Expiration Date.

Any holder that does not know whether it holds its preferred shares through the CBLC or the Transfer Agent should ask its custodian, representative, broker or other nominee. In addition, any holder that has invested directly in preferred shares in Brazil other than through Resolution No. 2,689 should consult its custodian, representative, broker, lawyer or other professional advisor without delay regarding the steps it would need to follow in order to participate in the tender offer. Such a holder may need to change the form of its investment under applicable Brazilian laws and regulations to participate in the tender offer, and may not be able to make that change in time to participate in the tender offer. Such holder may be required by its broker, prior to the Auction Date, to prove a document attesting its registration number with CVM and BACEN (in the last case the so-called RDE-Portfolio number). If such shareholder is a foreign individual, such shareholder may be required by its broker to provide a certified copy of such shareholder’s Individual Taxpayer Registration (CPF).

Each shareholder that tenders preferred shares directly must pay a combined fee to the BOVESPA and the CBLC in an amount equal to 0.035% of the purchase price paid by Telemar to that holder. In addition, the broker that tenders preferred shares on behalf of a shareholder in the Auction may charge a fee or commission for doing so. Each shareholder should consult its broker or nominee to determine what fees or commissions apply.

No Guaranteed Delivery

There will be no guaranteed delivery process available to tender preferred shares or ADSs.

General

Questions or requests for assistance may be directed to the information agent set forth on the back cover of this offer to purchase. Additional copies of this offer to purchase may also be obtained from the information agent.

All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of preferred shares (including preferred shares represented by ADSs) will be determined by us in our sole discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form. We also reserve the absolute right to waive any defect or irregularity in the tender of any preferred shares of any particular holder, whether or not similar defects or irregularities are waived in the case of other holders. No tender of preferred shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. Neither we nor any of our affiliates or assigns nor any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of the tender offer will be final and binding.

The tender of preferred shares pursuant to any of the procedures described above will constitute the tendering holder’s acceptance of the terms of the tender offer, as well as the tendering holder’s representation and warranty to us that:

•

the holder has the full power and authority to tender, sell, assign and transfer the tendered preferred shares (and any and all other preferred shares or other securities issued or issuable in respect of those preferred shares); and

•

when the preferred shares are accepted for payment by us, we will acquire good and unencumbered title to the preferred shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

Section 4. Withdrawal Rights

Holders that have tendered their preferred shares (including preferred shares represented by ADSs) may withdraw from the tender offer, but they may do so only as described in this section. For a withdrawal to be effective, the broker that has been instructed to tender shares in the Auction, as described in “—Section 2—Acceptance for Purchase and Purchase of Preferred Shares and ADSs,” including the ADS Broker, must withdraw the order to sell those shares before the beginning of the Auction on the Auction Date. If a shareholder wishes to withdraw the tender of its preferred shares, it is the responsibility of the shareholder to ensure that the broker that has been instructed to tender its preferred shares receives instructions to withdraw the tender of those preferred shares before that time. Thereafter, such tenders are irrevocable, except that they may be withdrawn after September 16, 2008 unless the Auction has occurred before that date and such preferred shares are accepted for purchase as provided in this offer to purchase. If we extend the period of time during which the tender offer is open, are delayed in accepting for purchase or paying for preferred shares or are unable to accept for purchase or pay for preferred shares pursuant to the tender offer for any reason, then, without prejudice to our rights under the tender offer, the ADS Tender Agent may, on our behalf, retain all preferred shares tendered and such preferred shares may not be withdrawn except as otherwise provided in this Section 4.

Holders of ADSs

For a withdrawal of a tender of preferred shares underlying ADSs through the ADS Tender Agent to be effective, an originally signed written notice of withdrawal must be received by the ADS Tender Agent no later than the ADS Expiration Time on the Expiration Date at one of the addresses below.

By Mail:	By Overnight Courier:	By Hand:

BNY Mellon Shareholder Services Attn: Corporate Action Dept. P.O. Box 3301 South Hackensack, NJ 07606	BNY Mellon Shareowner Services Attn: Corporate Action Dept., 27th Floor 480 Washington Boulevard Jersey City, NJ 07310	BNY Mellon Shareowner Services Attn: Corporate Action Dept., 27th Floor 480 Washington Boulevard Jersey City, NJ 07310

Any such notice of withdrawal must:

•	specify the name of the person that tendered the ADSs representing the preferred shares to be withdrawn;

•

in the case of a tender by book-entry transfer of the ADSs, specify the name and number of the account at DTC to be credited with the ADSs representing the withdrawn preferred shares and otherwise comply with the procedures of DTC;

•	contain a statement that such holder is withdrawing its election to tender the preferred shares underlying its ADSs;

•

be signed by the holder in the same manner as the original signature on the letter of transmittal by which the ADSs representing the withdrawn preferred shares were tendered (including any required signature guarantees); and

•	specify the number of ADSs representing the preferred shares to be withdrawn, if not a number of ADSs representing all of the preferred shares tendered by the holder.

Any preferred shares underlying ADSs so withdrawn will be deemed to not have been validly tendered for purposes of the tender offer, and no cash will be paid with respect thereto unless the preferred shares so withdrawn are validly re-tendered. If an ADS holder withdraws the preferred shares underlying its ADSs from the tender offer, the ADRs evidencing those ADSs will be returned promptly after the proper withdrawal of the preferred shares underlying the ADSs or, in the case of a book-entry transfer of ADSs, the ADSs representing the properly withdrawn preferred shares will be credited to the account at DTC from which they were transferred promptly after proper withdrawal. Properly withdrawn preferred shares underlying ADSs may be re-tendered by following the procedures described in “—Section 3—Procedures for Accepting the Tender Offer and Tendering Preferred Shares and ADSs” at any time prior to the ADS Expiration Time on the Expiration Date.

Please note that any ADS holder that wishes to be able to withdraw up until the beginning of the Auction on the Auction Date must surrender its ADSs to the ADS Depositary, withdraw the preferred shares underlying the ADSs from the ADS program and participate directly in the tender offer as a holder of preferred shares, allowing sufficient time for the completion of all required steps described in this offer to purchase before the Share Expiration Time on the Expiration Date. See “—Section 3—Procedures for Accepting the Tender Offer and Tendering Preferred Shares and ADSs—Holders of ADSs—Direct Participation in the Tender Offer.”

Direct Holders of Preferred Shares

Direct holders of preferred shares may withdraw their shares from the tender offer until the beginning of the Auction. If a shareholder holds preferred shares directly, the shareholder or its representative in Brazil must contact the broker that it has instructed to tender preferred shares in the Auction on its behalf in sufficient time to enable the broker to withdraw the order to sell those preferred shares before the beginning of the Auction on the Auction Date and must provide any documentation required by the broker. Any tender of preferred shares will be irrevocable after the beginning of the Auction. If a shareholder wishes to withdraw the tender of its preferred shares, it is the responsibility of the shareholder to ensure that the broker that has been instructed to tender its preferred shares receives instructions to withdraw the tender of those preferred shares before the beginning of the Auction. Shareholders that wish to withdraw from the tender offer are strongly advised to contact their brokers well before the beginning of the Auction.

General

We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and our determination will be final and binding on all parties. Neither we, the ADS Tender Agent, the U.S. Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

Withdrawals of tendered shares (including preferred shares represented by ADSs) may not be rescinded. Any shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the tender offer. However, holders of preferred shares that have properly withdrawn tendered shares may re-tender those shares at any time before the Share Expiration Time on the Expiration Date by following one of the procedures described in “—Section 3—Procedures for Accepting the Tender Offer and Tendering Preferred Shares and ADSs” at any time before the Share Expiration Time on the Expiration Date. ADS holders that have properly withdrawn the preferred shares represented by their ADSs from the tender offer may re-tender those preferred shares through the ADS Tender Agent at any time before the ADS Expiration Time on the Expiration Date by following one of the procedures described in “—Section 3—Procedures for Accepting the Tender Offer and Tendering Preferred Shares and ADSs.”

Section 5. Conditions to the Tender Offer

Notwithstanding any other provisions of this offer to purchase and in addition to any rights we may have to terminate or modify the terms of the tender offer set forth in the last paragraph of this section, we will not be required to accept for purchase or pay for any preferred shares (including preferred shares represented by ADSs), subject to the rules under the Exchange Act and applicable Brazilian laws and regulations, if, at any time on or after the date of this offer to purchase and on or before 9:00 a.m., Brasília time (8:00 a.m., New York City time), on the Expiration Date, any of the following shall have occurred:

(a)	a change in the business, conditions, revenues, income, operations or shareholding composition of TNCP or any of its direct or indirect subsidiaries that is or may be reasonably expected to be materially adverse to TNCP or any of its direct or indirect subsidiaries, or our having become aware of any circumstances that have, or may reasonably be expected to have, a materially adverse effect on either the value of TNCP or any of its direct or indirect subsidiaries or the value of the preferred shares or ADSs, due to any of the following events:

(i)	the issuance, by any federal, state or local Brazilian or U.S. governmental authority (including, without limitation, the executive, legislative and judiciary branches), of any decree, order, judgment or act that:

(A)	questions, restricts or limits our ability to carry out this tender offer for the preferred shares (including preferred shares represented by ADSs), to hold common or preferred shares of TNCP, to acquire additional common or preferred shares of TNCP, or to exercise the rights inherent thereof or to receive distributions thereunder;

(B)	terminates or amends the terms and conditions of any license, authorization or concession granted for the conduct of the business of TNCP or any of its direct or indirect subsidiaries;

(C)	expropriates, confiscates or limits the free disposal of the assets of TNCP or any of its direct or indirect subsidiaries;

(D)	reduces tariffs or rates for services charged by TNCP or any of its direct or indirect subsidiaries, or imposes additional obligations to make investments, provide services or implement measures that excessively burden TNCP or its direct or indirect subsidiaries; or

(E)	suspends, restricts or limits transactions in the foreign exchange market or the flow of funds into or out of Brazil;

(ii)	the occurrence of war or grave civil or political unrest, whether inside or outside Brazil; or

(iii)	the occurrence of a natural event (including, without limitation, an earthquake, flood or other similar event), or any other external factor that causes significant damage to:

(A)	the infrastructure, communication systems or public utilities in the States in which TNCP or any of its direct or indirect subsidiaries provide services or in any other relevant areas of Brazil; or

(B)	the assets of TNCP or any of its direct or indirect subsidiaries in a manner that affects the ordinary course of their respective businesses;

(b)	a general suspension of, or a limitation in, the trading of securities in general, or of the common shares of TNCP or the preferred shares on the BOVESPA or the ADSs on the NYSE for more than 24 hours;

(c)	a decrease of 20% or more, as of the closing of the foreign exchange market on any date, of the value of the Brazilian real in relation to the U.S. dollar (in accordance with the PTAX exchange rate on that date) since July 15, 2008, which value was R$1.5906;

(d)	a decrease of 20% or more, as of the closing of the BOVESPA on any date, of the closing price of the preferred shares compared to the price on December 20, 2007, which was R$24.34;

(e)	a decrease, as of the closing of any trading session, of the value of the BOVESPA index known as IBOVESPA, expressed in U.S. dollars (converted in accordance with the PTAX exchange rate on that date), of 20% or more, in relation to the value of the index on July 15, 2008, which value was 61,015;

(f)	the occurrence of any substantial change in the rules applicable to the Brazilian or U.S. capital markets, or an increase in tax rates, that adversely affects or impedes the consummation of this tender offer by us;

(g)	the revocation of any governmental authorization necessary for the consummation of the tender offer or the issuance of any act by any governmental authority that impedes our carrying out the tender offer or imposes an obligation to buy or sell shares issued by TNCP; or

(h)	the making of comments by the SEC in relation to the materials filed in the United States in connection with this tender offer (including the combined Schedule TO and Schedule 13E-3 of which this offer to purchase is a part and the exhibits to the combined Schedule TO and Schedule 13E-3) that adversely affect or impede the consummation of this tender offer by us.

With respect to the condition specified in paragraph (h) above, we would not consider a comment made by the SEC as adversely affecting this tender offer unless it required us to amend this tender offer in a manner that would make it impractical for us to comply with our obligations under applicable Brazilian laws or regulations.

This tender offer is not subject to any conditions other than those specified above.

The foregoing conditions are solely for our benefit and may be asserted by us regardless of the circumstances giving rise to the failure of any such condition and may be waived by us, in whole or in part (except the condition in paragraph (h) above, which shall be non-waivable), at any time and from time to time, in our sole discretion, until 9:00 a.m., Brasília time (8:00 a.m., New York City time), on the Expiration Date, to the extent permitted by law. If any of the conditions above is triggered, we will publish a notice of material fact in Brazil clarifying whether we will continue this tender offer (if we waive the condition) or whether this tender offer will be terminated. An English translation of the notice of material fact will be filed with the SEC.

Section 6. Source and Amount of Funds

The total amount of funds required by us to consummate the tender offer and to pay related fees and expenses, assuming tender by all eligible holders of preferred stock, is estimated to be approximately R$139.5 million. We anticipate that all of such funds will be obtained from our general corporate funds. Our obligation to purchase shares in the tender offer is not conditioned upon any financing arrangements. To comply with Brazilian legal requirements, all of the cash payment of the purchase price is being guaranteed by Credit Suisse (Brasil) S.A. Corretora de Títulos e Valores Mobiliários.

Section 7. Material Tax Consequences

Material Brazilian Tax Consequences

The following discussion summarizes the material Brazilian tax consequences of the disposition of preferred shares (including preferred shares represented by ADSs) by a holder not deemed to be domiciled in Brazil for

Brazilian tax purposes (for purposes of this subsection “—Material Brazilian Tax Consequences,” a “non-Brazilian holder”), including a disposition of preferred shares (including preferred shares represented by ADSs) in the tender offer or any exercise of the shareholder put right. This discussion does not address all the Brazilian tax considerations that may be applicable to any particular non-Brazilian holder, and each non-Brazilian holder should consult its own tax advisor about the Brazilian tax consequences of disposing of preferred shares (including preferred shares represented by ADSs) in the tender offer or any exercise of the shareholder put right. This discussion also does not address any tax consequences under the tax laws of any state or locality of Brazil.

According to Law No. 10,833, enacted on December 29, 2003, the disposition of assets located in Brazil by a non-resident to either a Brazilian resident or a non-resident may be subject to taxation in Brazil, regardless of whether the disposition occurs outside or within Brazil.

Gains realized outside Brazil or in Brazil by a non-Brazilian holder on the disposition of preferred shares (including preferred shares represented by ADSs) (other than day trade transactions) may be taxed at 25% or 15%, or be free of Brazilian tax, depending on the circumstances:

•

Gains realized by a non-Brazilian holder through transactions on the BOVESPA, including the disposition of preferred shares, or the disposition of preferred shares represented by ADSs, in the tender offer, are generally subject to tax at a rate of 15%, unless the investor is entitled to a tax-free treatment for transactions regulated by the National Monetary Council, or the “CMN Regulations,” as described in the next paragraph.

•

Gains realized by a non-Brazilian holder under Resolution No. 2,689/00 through transactions on the BOVESPA, including the disposition of preferred shares, or the disposition of preferred shares represented by ADSs, in the tender offer or any exercise of the shareholder put right, are not subject to tax. There can be no assurance that the current preferential treatment for a non-Brazilian holder under CMN Regulations will be maintained.

•

The tax-free treatment for transactions on the BOVESPA regulated by the CMN Regulations is not applicable to gains realized by non-Brazilian holders that are resident in a tax haven jurisdiction (i.e., a country that does not impose any income tax, a country where the maximum income tax rate is lower than 20%, or a country that restricts the disclosure of shareholder composition or the ownership of investments), in which case the applicable tax rate is up to 25%.

The “gain realized” as a result of a transaction on the BOVESPA is the difference between the amount in Brazilian reais realized on the sale or exchange and the acquisition cost measured in Brazilian reais, without any correction for inflation.

A withholding income tax of 0.005% on the sale value will apply and can be later offset by the eventual income tax due on the capital gain. This 0.005% withholding income tax is not levied on day trade transactions nor on transactions realized by a non-Brazilian holder under Resolution No. 2,689/00 who is not resident of a tax haven jurisdiction.

The withdrawal of preferred shares underlying the ADSs from the ADS program for sale in the tender offer is not subject to any Brazilian tax.

Other Brazilian Taxes.

There are no Brazilian stamp, issue, registration or similar taxes or duties payable by holders of preferred shares.

A financial transaction tax, or the “IOF tax,” may be imposed on a variety of transactions, including the conversion of Brazilian currency into foreign currency (e.g., for purposes of paying dividends and interest). The IOF/Cambio tax is levied on the conversion of Brazilian reais into foreign currency and on the conversion of foreign currency into Brazilian reais. In January 2008, the general IOF/Cambio tax rate applicable to almost all foreign currency exchange transactions was increased from zero to 0.38%, although other rates may apply in particular operations, such as: (i) a zero tax rate applicable to inflow and outflow related to transactions carried out on the BOVESPA by a non-Brazilian holder under Resolution No. 2,689/00; (ii) a zero tax rate applicable to inflow related to acquisition of shares in a public offering, provided the public offer is registered with the CVM and the issuer of the securities is listed on the BOVESPA; (iii) a 1.5% tax rate applicable to inflow related to financial or capital market transactions, other than those mentioned in items (i) and (ii) above; (iv) a zero tax rate applicable to outflow related to the transactions mentioned in item (iii) above; and (v) a zero tax rate applicable to payment of dividends and interest on shareholders’ equity related to the investments mentioned in items (i), (ii) and (iii) above. The Minister of Finance has the legal power to increase the rate to a maximum of 25%. Any increase would be applicable only prospectively.

The IOF tax may also be levied on transactions involving bonds or securities, or the “IOF/Títulos tax,” even if the transactions are effected on Brazilian stock, futures or commodities exchanges. An IOF/Títulos tax of 1.5% per day applies to transactions involving public bonds and other securities using foreign currency. The rate of the IOF/Títulos tax with respect to the preferred shares is currently 0%. The Minister of Finance has the legal power to increase the rate to a maximum of 1.5% of the amount of the taxed transaction per day of the investor’s holding period, but only on a prospective basis.

United States Federal Income Tax Consequences.

The following is a summary of the material U.S. federal income tax consequences of the tender offer. This discussion applies only to “U.S. Holders” (as defined below) that participate in the tender offer and hold the preferred shares or ADSs as capital assets. This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers and certain traders in securities;

•	persons holding the preferred shares or ADSs as part of a hedge, straddle, integrated transaction, or similar transaction;

•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	persons subject to the alternative minimum tax;

•	tax-exempt organizations;

•	persons holding the preferred shares or ADSs that own or are deemed to own ten percent or more of the voting stock of TNCP;

•	persons who acquired the preferred shares or ADSs pursuant to the exercise of any employee stock option or otherwise as compensation; or

•	certain former citizens or long-term residents of the United States.

This description does not address any state, local or non-U.S. tax consequences of the tender offer. Moreover, this description does not address the consequences of any U.S. federal tax other than income tax, including but not limited to the U.S. federal estate and gift taxes. This description is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed and temporary U.S. Treasury Regulations and judicial and administrative interpretations thereof, in each case as in effect and available on the date hereof. All of the foregoing are subject to change, which change could apply retroactively and could affect the tax consequences described below. Holders should consult their tax advisers to determine the particular tax consequences to such holders of participating in the tender offer, including the applicability and effect of U.S. state, local and non-U.S. tax laws.

As used herein, the term “U.S. Holder” means, for U.S. federal tax purposes, a beneficial owner of the preferred shares or ADSs that is:

•	an individual citizen or resident of the United States;

•	a corporation organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (a) a court within the United States is able to exercise primary supervision over its administration and (b) one or more United States persons have the authority to control all of the substantial decisions of such trust.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds preferred shares or ADSs, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. A partnership or its partners should consult their tax advisor as to its tax consequences.

Treatment of ADSs

In general, for U.S. federal income tax purposes, a holder of an ADR evidencing an ADS will be treated as the beneficial owner of our preferred shares represented by the applicable ADS.

Consequences of the Tender Offer

A U.S. Holder may have different consequences if TNCP is or was a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes for any taxable year during which the U.S. Holder held the preferred shares or ADSs. In general, a non-U.S. corporation will be considered a PFIC for any taxable year in which (i) 75 percent or more of its gross income consists of passive income (such as dividends, interest, rents or royalties) or (ii) 50 percent or more of the average value of its assets consists of assets that produce, or are held for the production of, passive income. For these purposes, a non-U.S. corporation that directly or indirectly owns at least 25 percent by value of the stock of another corporation is treated as if it held its proportionate share of the assets of such other corporation and received directly its proportionate share of the income of such other corporation. If a non-U.S. corporation is a PFIC for any year during which a U.S. Holder holds its preferred shares or ADSs, it will generally continue to be treated as a PFIC with respect to such holder for all succeeding years during which the U.S. Holder holds its shares or ADSs even if the non-U.S. corporation’s assets and income cease to meet the threshold requirements for PFIC status.

Because PFIC status depends on the composition of a company’s assets and income for each taxable year, which cannot be determined until after the close of the taxable year, there is no guarantee that TNCP will not be a PFIC in the current taxable year. In addition, there is no guarantee that TNCP was not a PFIC in any prior taxable year during which a U.S. Holder held its preferred shares or ADSs. U.S. Holders should consult their tax advisers regarding the PFIC status of TNCP for the periods during which such holders have held their preferred shares or ADSs and as to the U.S. federal income tax consequences to them of participating in the tender offer if TNCP is or was a PFIC.

Consequences of the Tender Offer if TNCP Is Not a PFIC

The receipt of cash in exchange for preferred shares or ADSs pursuant to the tender offer will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder will recognize gain or loss equal to the difference between the tax basis of the holder’s preferred shares or ADSs and the amount of cash received. A U.S. Holder’s tax basis in a preferred share will generally be equal to the amount it paid for the preferred shares or ADSs. Any gain or loss recognized will be capital gain or loss. In the case of a non-corporate U.S. Holder, the maximum marginal U.S. federal income tax rate applicable to such gain will be lower than the maximum marginal U.S. federal income tax rate applicable to ordinary income if such U.S. Holder’s holding period for such preferred shares or ADSs exceeds one year (i.e., such gain is long-term capital gain). A U.S. Holder’s ability to deduct capital losses may be limited under the Code. A U.S. Holder that receives Brazilian reais pursuant to the tender offer or that paid for the preferred shares or ADSs in Brazilian reais should read the discussion below under “—Gain or Loss with Respect to Foreign Currency.”

Consequences of the Tender Offer if TNCP Is a PFIC

If TNCP were characterized as a PFIC for any taxable year during which a U.S. Holder held the preferred shares, the U.S. Holder generally would be subject to adverse U.S. federal income tax rules. In general, gain recognized by a U.S. Holder that sells its preferred shares pursuant to the tender offer would be allocated ratably over the holder’s holding period for the preferred shares. The amounts allocated to the current taxable year and any other taxable year with respect to which TNCP was not a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for that taxable year for individuals or corporations, as appropriate, and an interest charge would be imposed on the tax attributable to such allocated amounts. U.S. Holders should consult their tax advisers regarding the potential application of the PFIC rules to the sale of preferred shares or ADSs pursuant to the tender offer.

Gain or Loss with Respect to Foreign Currency

For purposes of calculating gain or loss pursuant to the tender offer, the amount realized generally will be the U.S. dollar value of the payment received determined on (i) in the case of a cash basis U.S. Holder, the date of receipt of payment by the taxpayer in the case of the preferred shares or by the depositary in the case of the ADSs and (ii) the date of disposition in the case of an accrual basis U.S. Holder. If the preferred shares or ADSs are treated as traded on an “established securities market,” a cash basis taxpayer (or, if it elects, an accrual basis taxpayer) will determine the U.S. dollar value of the amount realized by translating the amount received at the spot rate of exchange on the settlement date of the sale. The tax basis of a U.S. Holder’s preferred shares or ADSs will be the U.S. dollar value of the Brazilian reais denominated purchase price determined on the date of purchase. If the preferred shares or ADSs are treated as traded on an “established securities market,” a cash basis U.S. Holder (or, if it elects, an accrual basis U.S. Holder) will determine the U.S. dollar value of the cost of such preferred shares or ADSs by translating the amount paid at the spot rate of exchange on the settlement date of the purchase. If the Brazilian reais received from the sale of the preferred shares pursuant to the tender offer are not converted into U.S. dollars on the date of receipt, a cash basis taxpayer will have a basis in the Brazilian reais equal to their U.S. dollar value computed as described above, and any gain or loss realized on a subsequent conversion or other disposition of the Brazilian reais will generally be treated as ordinary income or loss.

Foreign Tax Credits

Any gain or loss recognized by a U.S. Holder pursuant to the tender offer will generally be U.S.-source gain or loss for U.S. foreign tax credit purposes. If a Brazilian income tax is imposed upon the receipt of cash pursuant to the tender offer and the U.S. Holder does not receive significant foreign source income from other sources, the U.S. Holder may not be able to credit the Brazilian tax against its U.S. tax liability. However, the Brazilian income tax imposed may be eligible as a deduction in computing the U.S. Holder’s taxable income if such holder elects to deduct all of its foreign income taxes. U.S. Holders should consult their tax advisers regarding the availability of foreign tax credits in light of their particular circumstances.

Information Reporting and Backup Withholding

Payments made with respect to the tender offer are subject to information reporting and to backup withholding unless: (i) the U.S. Holder is a corporation or other exempt recipient; or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred. The backup withholding tax rate is 28% for taxable years through 2010. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

Section 8. Accounting Treatment of the Tender Offer

We believe that the accounting treatment of the tender offer is not material. For Telemar, the financial statements of which are not material to you for the reasons stated in this offer to purchase, the acquisition of preferred shares (including preferred shares represented by ADSs) by us in the tender offer will be accounted for as a purchase. The purchase of preferred shares by us in the tender offer will may have an effect on the financial statements of TNCP after our analysis of the purchase price allocation. No further adjustments are expected.

Section 9. Certain Information About the Preferred Shares and ADSs

The principal market on which the preferred shares of TNCP are traded is the BOVESPA, where they are listed under the ticker symbol “TNCP4.” ADSs representing preferred shares of TNCP are traded on the NYSE under the ticker symbol “TCN.” Each ADS represents one preferred share of TNCP. As of July 16, 2008, there were 4,209,206 preferred shares (including preferred shares underlying ADSs) issued and outstanding.

The following table sets forth, for the periods indicated, the high and low sales prices for preferred shares in Brazilian reais and for ADSs in U.S. dollars. The prices set forth in the following table are adjusted by dividends and give effect to the 50,000:1 reverse split of the preferred shares that was effective on August 14, 2007.

	Preferred Shares of TNCP		TNCP ADSs
	High	Low	High	Low
	(in Brazilian reais)		(in U.S. dollars)
2006:
1st Quarter	30.20	15.10	13.92	6.82
2nd Quarter	24.36	16.56	11.61	7.31
3rd Quarter	21.92	16.08	9.25	7.64
4th Quarter	20.95	18.02	9.79	8.49
2007:
1st Quarter	22.41	17.54	10.71	8.14
2nd Quarter	20.95	17.54	10.95	8.67
3rd Quarter	32.64	19.97	18.40	10.43
4th Quarter	26.11	21.60	14.46	11.68
2008:
1st Quarter	30.49	21.92	18.11	12.17
2nd Quarter	31.40	28.96	20.00	16.87
3rd Quarter through July 16, 2008	30.95	30.00	19.56	15.04

Source:	Economática

On July 16, 2008, the last reported closing price of the preferred shares on the BOVESPA was R$30.69 per preferred share and the last reported sale price of the ADSs on the NYSE was U.S.$18.93 per ADS. Holders are urged to obtain a current market quotation for the preferred shares and ADSs.

Holders of preferred shares are generally entitled to priority in the receipt of dividends and return of capital, with no premium. TNCP’s bylaws also provide for the payment of dividends to the holders of preferred shares equal to the greater of: (1) non-cumulative dividends equivalent to 6% per year of the value resulting from the division of subscribed capital by the total number of shares, and (2) a share of the dividend to be distributed by

TNCP that is mandated by the Brazilian Corporation Law equal to (a) 3% of the net asset value of each preferred share, plus (b) a pro rata share in the profits of TNCP remaining to be distributed following the payment of an amount equal to 3% of the net asset value of each share of TNCP to each shareholder.

In 2006, TNCP paid holders of preferred shares R$3.4 million related to the minimum dividends for the year ended December 31, 2004. The retention of dividends related to the year ended December 31, 2004 was approved by the shareholders at a meeting held on April 27, 2006. On March 28, 2008, TNCP’s shareholder approved the payment of dividends to the holders of preferred shares in the aggregate amount of R$3.2 million, or R$0.48 per preferred share. These dividends were paid beginning on April 14, 2008.

Holders of preferred shares may acquire voting rights if TNCP fails to pay minimum statutory dividends for three consecutive years.

Section 10. Certain Information About TNCP

TNCP is a corporation (sociedade anônima) organized under the laws of the Federative Republic of Brazil. Its principal executive offices are located at Rua Levindo Lopes, 258, Funcionários, 30140-170, Belo Horizonte, MG, Brazil, and its main telephone number is +55-31-9933-3535.

TNCP provides mobile telecommunications services in a region covering the states of Pará, Amazonas, Maranhão, Amapá, and Roraima in the north and northeast of Brazil. TNCP’s sole subsidiary is Amazônia Celular, a company the common and preferred shares of which are listed on the BOVESPA. As of July 16, 2008, TNCP owned 74.96% of the total share capital, including 89.78% of the voting share capital, of Amazônia Celular.

As of July 16, 2008, the capital stock of TNCP was comprised of 2,492,476 common shares and 4,209,206 preferred shares (including preferred shares represented by ADSs and excluding treasury shares), all no par value.

Financial Information

The table below sets forth certain selected consolidated financial information relating to TNCP as of December 31, 2007 and 2006 and for each of the two fiscal years then ended. The consolidated financial information of TNCP set forth below was derived from TNCP’s audited financial statements as of December 31, 2007 and 2006 and for the three years ended December 31, 2007 that were prepared in accordance with U.S. GAAP, and included in TNCP’s annual report on Form 20-F for its fiscal year ended December 31, 2007, or the 2007 Form 20-F. The consolidated financial statements of TNCP as of December 31, 2007 and 2006 and for the three years ended December 31, 2007 are incorporated by reference in this offer to purchase by reference to pages F-1 through F-58 inclusive of the 2007 Form 20-F.

	At and for the Year Ended December 31,
	2007		2006
	(in thousands of reais)
	(prepared under U.S. GAAP)
Statement of Operations Data:

Net operating revenue
Services Provided	R$	487,351	R$	352,821
Sales of handsets and accessories		24,092		51,238

		511,443		404,059
Cost of services		(197,963)		(152,336)
Cost of handsets and accessories		(32,383)		(59,515)
Selling, general and administrative expenses		(102,867)		(127,546)
Cost sharing agreement—related party		(23,307)		(12,268)
Allowance for doubtful accounts		(13,014)		(16,325)
Depreciation and amortization		(114,211)		(113,665)
Other operating income (expense), net		836		(793)

Operating profit (loss)		28,534		(78,389)

Non-operating income (expenses)
Financial income		9,989		11,965
Financial expense		(67,326)		(74,643)
Foreign exchange gain		36,081		21,341

Profit (loss) before taxes and minority interest		7,278		(119,726)
Taxes on income		757		3,637

Profit (loss) before minority interest		8,035		(116,089)
Minority interest		(2,280)		28,733

Net income (loss)		5,755		(87,356)

Other comprehensive income—pension plan effects		1,106		—
Comprehensive income	R$	6,861	R$	(87,356)

Weighted average number of shares outstanding(1)
Basic
Preferred		4,209,206		4,209,206
Common		2,492,476		2,492,476
Diluted
Preferred		4,209,206		4,209,206
Common		2,492,476		2,492,476

Basic and diluted profit / (loss) per share (in reais)
Preferred		0.86		—
Common		0.86		(35.05)
Dividends per common share paid		—		—
Dividends per preferred share paid		0.76		—
Dividends per ADS		0.76		—

	At and for the Year Ended December 31,
	2007		2006
	(in thousands of reais)
	(prepared under U.S. GAAP)

Balance Sheet Data:
Cash and cash equivalents	R$	9,884	R$	22,674
Accounts receivable		81,296		104,899
Property and equipment, net		288,564		371,255
Total assets		599,913		689,205
Accounts payable		80,541		132,000
Short-term debt		—		61,622
Current portion of long-term debt		80,936		87,985
Long-term debt		70,852		91,530
Provision for contingencies		153,485		152,178
Capital stock		84,851		84,851
Shareholders’ equity		47,441		43,642

(1)	Per share numbers have been adjusted to reflect the reverse share split of TNCP’s shares which occurred in 2007.

TNCP’s ratio of earnings to fixed charges for the year ended December 31, 2006 was (2.02) and for the year ended December 31, 2007 was 1.48.

The table below sets forth certain selected consolidated financial information relating to TNCP as of March 31, 2008 and for the three month periods ended March 31, 2008 and 2007. The consolidated financial information of TNCP set forth below was excerpted from TNCP’s unaudited financial statements as of March 31, 2008 and for the three month periods ended March 31, 2008 and 2007 that were prepared in accordance with Brazilian GAAP and included in TNCP’s current report on Form 6-K/A furnished to the SEC on July 16, 2008, or the First Quarter Form 6-K. The consolidated financial statements of TNCP as of March 31, 2008 and for the three month periods ended March 31, 2008 and 2007 are incorporated by reference in this offer to purchase by reference to the First Quarter Form 6-K.

TNCP does not prepare financial information in accordance with U.S. GAAP on an interim basis. Brazilian GAAP differs in certain respects from U.S. GAAP. For a reconciliation of TNCP’s financial statements prepared under U.S. GAAP as of and for the year ended December 31, 2007 to TNCP’s financial statements prepared under Brazilian GAAP as of and for the year ended December 31, 2007, see “Schedule II—Reconciliation of TNCP Financial Statements Prepared under U.S. GAAP to TNCP Financial Statement Prepared under Brazilian GAAP (Unaudited).” For a summary of differences between U.S. GAAP and Brazilian GAAP as these differences as they apply to the financial statements of TNCP at and for the three months ended March 31, 2008, see “Schedule III—Summary of Significant Differences Between U.S. GAAP and Brazilian GAAP Applicable to TNCP (Unaudited).”

	At and for the Three Months Ended March 31,
	2008		2007
	(in thousands of reais)
	(prepared under Brazilian GAAP)
Statement of Operations Data:

Net operating revenue
Services provided	R$	111,679	R$	108,447
Sales of handsets and accessories		2,442		6,992

		114,121		115,439
Cost of services		(68,909)		(69,757)
Cost of handsets and accessories		(4,549)		(7,758)
Selling, general and administrative expenses		(25,388)		(23,257)
Cost sharing agreement—related party		(7,206)		(4,509)
Allowance for doubtful accounts		(4,414)		(3,330)
Depreciation and amortization		(4,942)		(6,608)
Other operating expense, net		12,811		—

	At and for the Three Months Ended March 31,
	2008	2007
	(in thousands of reais)
	(prepared under Brazilian GAAP)
Financial income	1,989	2,808
Financial expense	(10,440)	(18,929)
Foreign exchange gain	2,222	8,559

Operating profit / (loss)	5,295	(7,342)

Non-operating income (expenses)	49	(14)

Income / (loss) before taxes and minority interest	5,344	(7,356)
Taxes on income	(314)	—

Income / (loss) before minority interest	5,030	(7,356)
Minority interest	(1,321)	1,763

Net income / (loss)	3,709	(5,593)

Balance Sheet Data:

Cash and cash equivalents	28,878	66,144
Accounts receivable	74,974	96,816
Property and equipment, net	252,081	332,029
Total assets	509,739	625,559
Accounts payable	77,444	126,448
Short-term debt	149,885	154,318
Long-term debt	—	82,016
Provision for contingencies	174,519	173,172
Capital stock	84,851	84,851
Shareholders’ equity	91,838	82,404

TNCP’s book value per share as of March 31, 2008 was R$13.70.

Where You Can Find More Information About TNCP

TNCP is subject to the informational requirements of the CVM and the BOVESPA and files reports and other information relating to its business, financial condition and other matters with the CVM and the BOVESPA. The CVM maintains an Internet site at http://www.cvm.gov.br, which contains reports and other information regarding issuers that file electronically with the CVM.

TNCP is subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, is obligated to file annual reports on Form 20-F and furnish reports on Form 6-K to the SEC. You may read and copy any of these reports at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC.

Section 11. Certain Information About Telemar, TNL and TmarPart

Certain Information about Telemar

Telemar is the leading fixed-line telecommunications services provider in Region I of Brazil, offering, together with its subsidiary TNL PCS S.A. (known as “Oi”), an integrated communications product portfolio that includes traditional fixed-line, mobile, broadband, ISP, and other services to residences, consumers, small, midsize and large business users, and government entities. Telemar has 16 local service and 16 domestic long-distance concessions under which it provides telecommunications services through its fixed-line telecommunications network. Oi provides mobile services under a license to provide personal mobile telecommunications services (Serviço Móvel Pessoal), in Region I utilizing a frequency band referred to as “Band D.” Telemar Internet Ltda., a subsidiary of Telemar, is an internet access provider that started operations in February 2005 under the brand name Oi Internet.

Telemar is a corporation (sociedade anônima) formed under the laws of the Federative Republic of Brazil. Telemar’s principal executive offices are located at Rua General Polidoro, 99, 5th floor, Botafogo, Rio de Janeiro, RJ, Brazil 22280-004 and its main telephone number is +55 21 3131-1208.

We believe that Telemar’s financial condition is not material to a decision by a holder of preferred shares whether to tender preferred shares in the tender offer because (a) the offer is being made for all outstanding preferred shares, (b) the offer is solely for cash, and (c) the offer is not subject to any financing condition.

Directors and Executive Officers of Telemar

The name, business address and telephone number and business experience of the directors and executive officers of Telemar are set forth in Schedule I.

Where You Can Find More Information About Telemar

Telemar is subject to the informational requirements of the CVM and the BOVESPA and files reports and other information relating to its business, financial condition and other matters with the CVM and the BOVESPA. The CVM maintains an Internet site at http://www.cvm.gov.br, which contains reports and other information regarding issuers that file electronically with the CVM.

Certain Information about TNL

Tele Norte Leste Participações S.A., or TNL, owns 80.9% of the total share capital, including 97.2% of the voting share capital, of Telemar. A large part of TNL’s assets consist, directly or indirectly, of Telemar’s shares. TNL is a corporation (sociedade anônima) formed under the laws of the Federative Republic of Brazil. TNL’s principal executive offices are located at Rua Humberto de Campos, 425, 8th floor, Leblon, Rio de Janeiro, RJ, Brazil 22430-190 and its main telephone number is +55 21 3131-2980.

Certain Information about TmarPart

Telemar Participações S.A. is a corporation (sociedade anônima) formed under the laws of the Federative Republic of Brazil. TmarPart is a holding company whose primary asset is its equity interest in TNL. TmarPart’s principal executive offices are located at Praia de Botafogo 300, 11th floor, sala 1101 (parte), 22250-040—Rio de Janeiro, RJ, Brazil and its main telephone number is +55 21 3873-9000.

Shareholders of TmarPart

TmarPart has two classes of equity capital stock consisting of common shares and preferred shares, each no par value. TmarPart’s shareholders are parties to shareholders’ agreements that address, among other matters, (1) the election of the board of directors of Telemar, and (2) rights of the shareholders of TmarPart with respect to the disposal by TNL and TmarPart of their shares of Telemar.

The following table sets forth information concerning the direct or indirect ownership of the common shares and preferred shares of TmarPart as of July 16, 2008. TmarPart’s preferred shares have voting rights in exceptional circumstances only.

	Common Shares		Preferred Shares		Total
TmarPart Shareholders	Number of Shares Beneficially Owned	%	Number of Shares Beneficially Owned	%	Number of Shares Beneficially Owned	%
BNDES Participações S.A.—BNDESPar	858,225,276	31.4%	1,000,000	100.0%	859,225,276	31.4%
Fiago Participações S.A	683,147,324	25.0%	—	—	683,147,324	25.0%
L.F. Tel S.A.(1)	529,095,882	19.3%	—	—	529,095,882	19.3%
AG Telecom Participações S.A.(2)	705,461,176	25.8%	—	—	705,461,176	25.8%
Fundação Atlântico de Seguridade Social	137,316,044	5.0%	—	—	137,316,044	5.0%
Others	10	*	—	—	10	*

*	less than 1%
(1)	Represents direct ownership of 352,730,588 common shares owned by L.F. Tel S.A. and indirect ownership of 176,365,294 common shares held by Asseca Participações S.A. L.F. Tel S.A. holds 50.0% of the voting and total share capital of Asseca Participações S.A.
(2)	Represents direct ownership of 352,730,588 common shares owned by AG Telecom Participações S.A., indirect ownership of 176,365,294 common shares owned by Andrade Gutierrez Investimentos em Telecomunicações S.A., a wholly owned subsidiary of AG Telecom Participações S.A., and indirect ownership of 176,365,294 common shares held by Asseca Participações S.A. Andrade Gutierrez Investimentos em Telecomunicações S.A. holds 50.0% of the voting and total share capital of Asseca Participações S.A.

The business address, telephone number and a business description of our controlling shareholders, including their directors and officers, are set forth in Schedule I hereto.

Where You Can Find More Information About TNL and TmarPart

TNL is subject to the informational requirements of the CVM and the BOVESPA and files reports and other information relating to its business, financial condition and other matters with the CVM and the BOVESPA. The CVM maintains an Internet site at http://www.cvm.gov.br, which contains reports and other information regarding issuers that file electronically with the CVM.

TNL files annual reports on Form 20-F and furnishes reports on Form 6-K to the SEC. You may read and copy any of these reports at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC.

TmarPart is subject to the informational requirements of the CVM and the BOVESPA and files reports and other information relating to its business, financial condition and other matters with the CVM and the BOVESPA. The CVM maintains an Internet site at http://www.cvm.gov.br, which contains reports and other information regarding issuers that file electronically with the CVM.

Legal Proceedings

During the last five years, we have not and none of TNL, TmarPart or the persons or entities listed on Schedule I hereto has, been (1) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) a party to any judicial or administrative proceeding (excluding matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S.  federal or state securities laws.

Section 12. Certain Legal and Regulatory Matters

General

We are not aware of (1) any governmental license or regulatory permit that appears to be material to the business of TNCP or any of its subsidiaries, including Amazônia Celular, that might be adversely affected by our acquisition of preferred shares (including preferred shares represented by ADSs) pursuant to the tender offer, or (2) except as set forth below, any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of preferred shares (including preferred shares represented by ADSs) pursuant to the tender offer. Should any such approval or other action be required or desirable, we currently contemplate that such approval or other action will be sought. We do not currently intend, however, to delay the purchase of preferred shares (including preferred shares represented by ADSs) tendered pursuant to the tender offer pending the outcome of any such action or the receipt of any such approval. We are unable to predict whether we will determine that we are required to delay the acceptance for purchase of or payment for preferred shares tendered pursuant to the tender offer pending the outcome of any such matter. We can offer no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to TNCP’s business or certain parts of TNCP’s business might not have to be disposed of, any of which could cause us to elect to terminate the tender offer without the purchase of preferred shares thereunder. Our obligation under the tender offer to accept for purchase and pay for preferred shares is subject to the conditions set forth in “—Section 5—Conditions to the Tender Offer.”

Antitrust

Our acquisition of the control of TNCP has not yet been approved by Brazilian antitrust authorities. The purchase of the preferred shares (including preferred shares represented by ADSs) pursuant to the tender offer is not subject to the separate approval of Brazilian antitrust authorities.

ANATEL Review

Our acquisition of control of TNCP was approved by ANATEL on March 6, 2008. The purchase of preferred shares (including preferred shares represented by ADSs) by us pursuant to the tender offer is not subject to the approval of ANATEL.

“Going Private” Transactions

Because Telemar is an affiliate of TNCP, the tender offer constitutes a “going private” transaction pursuant to Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning TNCP and certain information relating to the fairness of the tender offer price be filed with the SEC. Telemar has provided such information in this offer to purchase and in the combined Schedule TO and Schedule 13E-3, together with the exhibits thereto, filed with the SEC pursuant to Rule 14d-3 under the Exchange Act.

Registering Under Resolution No. 2,689

The right to convert dividend payments and proceeds from the sale of Brazilian securities into foreign currency and to remit those amounts outside Brazil is subject to restrictions under foreign investment regulations, which generally require, among other things, the electronic registration of the relevant investment with the Central Bank. The ADS Depositary holds an electronic registration for the preferred shares underlying the ADSs of TNCP.

Any ADS holder that wishes to participate directly in the tender offer, as described in “—Section 3—Procedures for Accepting the Tender Offer and Tendering Preferred Shares and ADSs—Holders of ADSs—Direct Participation in the Tender Offer,” rather than tender preferred shares underlying ADSs through the ADS Tender agent, must withdraw the preferred shares it wishes to tender from TNCP’s ADS program. That holder must then obtain its own electronic registration by registering its investment in the preferred shares as a foreign portfolio investment under Resolution No. 2,689.

Under Resolution No. 2,689, foreign investors may invest in almost all financial assets and engage in almost all transactions available in the Brazilian financial and capital markets, provided that certain requirements are met. Resolution No. 2,689 affords favorable tax treatment to foreign portfolio investors that are not residents of a tax haven jurisdiction as defined by Brazilian tax laws (meaning a country that does not impose taxes, a country where the maximum income tax rate is lower than 20% or a country that restricts the disclosure of shareholder composition or the ownership of investments). See “—Section 7—Material Tax Consequences—Material Brazilian Tax Consequences.” Nevertheless, trading of securities is restricted to transactions carried out on the stock exchanges or organized over-the-counter markets licensed by the CVM.

A foreign portfolio investor under Resolution No. 2,689 must:

•

appoint at least one representative in Brazil that will be responsible for complying with registration and reporting requirements and reporting procedures with the Central Bank and the CVM. If the representative is an individual or a non-financial company, the investor must also appoint an institution duly authorized by the Central Bank that will be jointly and severally liable for the representative’s obligations;

•	complete the appropriate foreign investor registration form;

•	register as a foreign investor with the CVM;

•	register the foreign investment with the Central Bank;

•	appoint a tax representative in Brazil; and

•	obtain a taxpayer identification number from the Brazilian federal tax authorities.

Securities and other financial assets held by foreign investors pursuant to Resolution No. 2,689 must be registered or maintained in deposit accounts or under the custody of an entity duly licensed by the Central Bank or the CVM.

If a holder of ADSs wishes to withdraw the preferred shares underlying those ADSs and convert its investment into a foreign portfolio investment under Resolution No. 2,689, it should begin the process of obtaining its own foreign investor registration in advance of surrendering the ADSs to the ADS Depositary and withdrawing the preferred shares from the ADS program. If the holder of ADSs does not timely complete this process, the custodian for the ADS Depositary will neither effect the exchange nor deliver the preferred shares underlying the ADSs, and will instruct the ADS Depositary to cancel the exchange and return the ADSs to the holder.

Section 13. Fees and Expenses

We have retained Credit Suisse to prepare a valuation report for the purpose of the tender offer for the preferred shares, as required by Brazilian law. We have also engaged Credit Suisse to act as financial advisor in connection with the tender offer and the simultaneous tender offers for the common shares of TNCP and the common and preferred shares of Amazônia Celular. Upon delivery of the valuation report with respect to the preferred shares, we paid Credit Suisse a fee of approximately R$1.2 million for the preparation of this valuation report, a valuation report with respect to the common shares of TNCP and a valuation report with respect to the common shares and preferred shares of Amazônia Celular. Credit Suisse will also receive customary fees for its financial advisory services.

We have also agreed to reimburse Credit Suisse for its reasonable out-of-pocket expenses incurred in connection with its engagement, including the reasonable fees and expenses of its counsel, and to indemnify Credit Suisse and its affiliates against specific liabilities and expenses arising out of its engagement.

Credit Suisse has provided in the past, and may continue to provide from time to time, investment banking services and other financial services to Telemar and its affiliates. Credit Suisse and its affiliates have received and will receive customary fees for such services.

In the normal course of Credit Suisse’s activities, it may acquire, hold or sell, on its behalf or on the behalf of its clients, shares, debt instruments and other securities and financial instruments (including bank loans and other obligations) of Telemar and TNCP and of any other companies involved in the tender offer, as well as provide investment banking services and other financial services to these companies and their affiliates.

We have retained Credit Suisse (Brasil) S.A. Corretora de Títulos e Valores Mobiliários as the Brazilian intermediary institution, The Bank of New York Mellon as the ADS Tender Agent, and The Altman Group as the U.S. information agent, in connection with the tender offer. Each of these entities will receive customary compensation for their respective services and reimbursement for reasonable out-of-pocket expenses, as well as indemnification against certain liabilities in connection with the tender offer.

The information agent may contact holders of preferred shares and ADSs by personal interview, mail, electronic mail, telephone and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the tender offer materials to beneficial holders of preferred shares and ADSs to the extent permitted by applicable law.

The following is an estimate of the fees and expenses to be incurred by us:

Filing fees	U.S.$3,418
ADS Tender Agent, Intermediary Agent and Information Agent Fees	10,000
Financial Advisory and Valuation Report Fees	800,000
Legal Fees	270,000
Accounting fees	89,000
Printing, Mailing and Miscellaneous Fees and Expenses	10,000

Total	1,182,418

Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by us for customary handling and mailing expenses incurred by them in forwarding material to their customers.

Except as set forth above, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of preferred shares (including preferred shares represented by ADSs) pursuant to the tender offer. TNCP will not pay any of the fees and expenses to be incurred by us.

Section 14. Miscellaneous

Although the tender offer is open to all holders of preferred shares (including preferred shares represented by ADSs), this offering document is intended solely for, and may be used solely by, holders of preferred shares that are U.S. residents and holders of ADSs representing preferred shares. Separate offering materials in Portuguese for holders of preferred shares that are not U.S. residents were published concurrently in Brazil, as required by Brazilian law. We are not aware of any jurisdiction where the making of the tender offer or the election to tender preferred shares (including preferred shares represented by ADSs) in connection therewith would not be in compliance with the laws of that jurisdiction. If we become aware of any jurisdiction in which the making of the tender offer or the election to tender preferred shares (including preferred shares represented by ADSs) in connection therewith would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after making such good faith effort, we cannot comply with any such law, the tender offer will not be made to (nor will elections to tender preferred shares be accepted from or on behalf of) the holders of preferred shares (including preferred shares represented by ADSs) in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the tender offer to be made by a licensed broker or dealer, the tender offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

No person has been authorized to give any information or make any representation on our behalf not contained in this offer to purchase, and if given or made, such information or representation must not be relied upon as having been authorized.

We have filed with the SEC a combined Schedule TO and Schedule 13E-3, together with exhibits, furnishing certain additional information with respect to the tender offer. You may read and copy the combined Schedule TO and Schedule 13E-3 and any amendments thereto, including exhibits, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC.

You should rely only on the information incorporated by reference or provided in this offer to purchase or any supplement to this offer to purchase. We have not authorized anyone to provide you with different information. The date of this offer to purchase is July 18, 2008. You should not assume that the information in this offer to purchase is accurate as of any date other than that date, regardless of the time such offer to purchase is made available to you.

TELEMAR NORTE LESTE S.A

Dated: July 18, 2008

SCHEDULE I

INFORMATION ABOUT THE DIRECTORS, EXECUTIVE OFFICERS AND CONTROLLING SHAREHOLDERS OF TELEMAR

A. Directors and Executive Officers of Telemar

Set forth below are the name, business address and telephone number and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Telemar. The current business address of each person is Rua General Polidoro, 99, 5th floor, Botafogo, Rio de Janeiro, RJ, Brazil 22280-004, and the business telephone number of each person is +55 21 3131-1208, except where otherwise indicated below. Each person listed below is a citizen of the Federative Republic of Brazil. Each position set forth below an individual’s name refers to a position at Telemar.

Name	Position Held	Business Experience
José Mauro Mettrau Carneiro da Cunha	Chairman of the Board of Directors

Mr. Cunha has been chairman of the board of directors of TNL since April 2007. From November 2005 to February 2007, Mr. Cunha was a business consultant. Mr. Cunha was the vice-president of strategic planning of Braskem S.A., a petrochemical company located at Avenida das Nações Unidas, 4777, São Paulo, SP, CEP 05477-000, Brazil, from February 2003 to October 2005.

Luiz Eduardo Falco Pires Corrêa	Director and Chief Executive Officer	Mr. Falco has been the chief executive officer of TNL since June 2006, the chief executive officer of Telemar since June 2006 and the chief executive officer of TNL PCS S.A. since November 2001.

José Luis Magalhães Salazar	Director, Chief Financial Officer and Investor Relations Officer

Mr. Salazar has been the chief financial officer and investor relations officer of TNL since March 2006. Mr. Salazar has been an executive officer of TNL since 2003. Mr. Salazar has been the chief financial officer of Telemar since 2001.

Julio Cesar Pinto	Director and Executive Officer	Mr. Pinto has been an executive officer of TNL and responsible for TNL’s internal audit since October 2002.

João Carlos de Almeida Gaspar	Director

Mr. Gaspar has been manager of Evolution Fundo de Investimento de Ações, an open-end equity fund managed by Unity Capital Gestora de Investimentos Ltda., since June 2006. Mr. Gaspar was managing partner of Unity Capital Gestora de Investimentos Ltda. from September 2003 to June 2006. Unity Capital Gestora de Investimentos Ltda., located at Rua Joaquim Floriano, 100, 19th floor, conj. 191, São Paulo, SP, Brazil 04534-000, was incorporated in September 2003 to manage resourses of third-parties in fixed and variable income.

Paulo Altmayer Gonçalves	Executive Officer	Mr. Gonçalves has been an executive officer of TNL since June 2006. Mr. Gonçalves has been an executive officer of Telemar since September 2000.

B. Controlling Shareholders of TmarPart

Set forth below are the name, business address, telephone number and brief description of the controlling shareholders of TmarPart. Each is a company incorporated under the laws of the Federative Republic of Brazil. Below each of the controlling shareholders is the name, business address and telephone number and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of that controlling shareholder. The current business address and business telephone of each person is the business address and business telephone set forth for the respective controlling shareholder, except where otherwise indicated below. Each person listed below is a citizen of the Federative Republic of Brazil.

Name	Business Description
BNDES Participações S.A.—BNDESPar

BNDES Participações S.A.—BNDESPar, located at Avenida Chile 100, 22nd floor, Rio de Janeiro—RJ 20031-917, Brazil, telephone +55 21 2172-7231, is a subsidiary of the BNDES, a federal economic and social development bank linked to the Brazilian Ministry of Development, Industry and External Trade which is dedicated to offering long-term financing to entrepreneurial activities that may contribute to the development of the country. BNDESPar is dedicated to strengthening the capital structure of private companies and developing the capital market pursuant to the operational priorities and policies established for the BNDES system.

Directors of BNDESPar

The following individuals are the members of the Board of Directors of BNDESPar:

•         Miguel João Jorge Filho is the chairman of the board of directors of BNDESPar and has been a member of the board of directors since July 2007. From 2002 to 2007, Mr. Jorge Filho served as the executive vice-president of human resources, corporate and legal affairs of the Santander Banespa Group. From 2006 to 2007, he was a member of the auditing committee and a member of the advisory council of O Estado de S. Paulo Group. From 2002 to 2006, he was a member of the editing council of the O Estado de São Paulo Group. From 2002 to 2004, he was a member of the administrative council of CESP—Companhia Energética de São Paulo. From 2001 to 2007, Mr. Jorge Filho was a member of the curator’s council of Fundação Padre Anchieta—TV Cultura. From 2001 to 2005, he served as the vice-president of the Brazilian Federation of Banks. In 2003, he was a member of the economic and social development council of the presidency.

•         Luciano Galvão Coutinho is the chief executive officer and a member of the board of directors of BNDESPar. He joined BNDESPar in 2007. Prior to becoming the chief executive officer of BNDES, Mr. Coutinho was a partner of LCA Consultores acting as specialist advisor.

Name	Business Description

•         Luiz Marinho has been a member of the board of directors of BNDESPar since August 2007. In 2003, Mr. Marinho was elected the president of the Employees Exclusive Centre and of the National Council of Food and Nutrition Safety. In 2005, Mr. Marinho was nominated the Government Ministry of Work and on March 2007, he was nominated the Government ministry of Social Security.

•         Ivan João Guimarães Ramalho has been a member of the board of directors of BNDESPar since August 2007. From 2005 to 2007, Mr. Ramalho served as the executive secretary of the Development, Industry and Foreign Trade Ministry and as Interim Government Minister of the Development, Industry and Foreign Trade Ministry in the absence of the effective Government Minister. Mr. Ramalho is currently the president of the Committee of Exports Financing and Warrant and of the board of advice of the Development National Fund. He is also an effective member of the Executive Committee for the Foreign Trade Chamber Tenure. Mr. Ramalho is the coordinator of the international negotiations between Brazil and China since 2003, and is the responsible for the Executory Contract of Voluntary Restriction of Textile and Garment Manufacturing. In 2005, Mr. Ramalho was a chief of the Brazilian Delegation in the first Summit of South American—Arab Countries (ASPA Summit), in the city of Quito, Ecuador.

•         Clara Levin Ant has been a member of the board of directors of BNDESPar since May 2006. Ms. Ant was an adviser for Luiz Inácio Lula da Silva during the presidency of PT and subsidized his “Caravanas da Cidadania.” She is an officer of Instituto Cidadania. Since January 2003, she has served as the Special Adviser of the President of Brazil, Luiz Inácio Lula da Silva.

•         Roberto Teixeira da Costa has been a member of the board of directors of BNDESPar since May 2006. Mr. Teixeira is currently a member of the board of director of several companies, including Banco Itaú, Sul-América Seguros and Cia Brasileira de Alimentos (Pão de Açúcar).

Executive Officers of BNDESPar

The following individuals are the Executive Officers of BNDESPar:

•         Luciano Galvão Coutinho See “—Controlling Shareholders of TmarPart—Directors of BNDESPar.”

•         Eduardo Rath Fingerl is the investor relations officer of BNDESPar. Mr. Fingerl has been the capital market and supervising officer of BNDESPAR since April 2006. From January 2005 to April 2006, Mr. Fingerl served as an advisor to the president of BNDES., From January 2003 to January 2005, he served as an engineer of BNDES.

Name	Business Description

•         Armando Mariante Carvalho Junior has been vice president of BNDESPar since April 2006. Prior to his election as vice president, Mr. Carvalho was responsible for the manufacturing and international trade departments of BNDES since December 2004. Prior to December 2004, Mr. Carvalho was the president of the Brazilian National Institute of Metrology, Standardization and Industrial Quality (Instituto Nacional de Metrologia, Normalização e Qualidade Industrial).

•         João Carlos Ferraz has been an executive officer of BNDESPar since June 2007.

•         Elvio Lima Gaspar is an executive officer of BNDESPar; he joined BNDESPar in 2004. From July 2003 to June 2007, Mr. Gaspar served as the United Nations director of the Production, Productivity and Management division of the Economic Comission for Latin America and the Caribbean. From April 2002 to June 2007, he served as a member of the board of directors of Banco do Brasil. From December 2004 to April 2006, he served as chief of staff to the Presidency of BNDES. Mr. Gaspar served as deputy executive secretary to the planning ministry from January 2003 to December 2004. From September 2003 to December 2003, he served as the Secretary of Federal Heritage (Secretário do Patrimônio da União). From January 1998 to July 2003, he served as director of the Institute of Economics and assistant professor of the Universidade Federal do Rio de Janeiro, or UFRJ.

•         Mauricio Borges Lemos is an executive officer of BNDESPar responsible for indirect operations and social inclusion; he joined BNDESPar in 2003.

•         Wagner Bittencourt de Oliveira is an executive officer of BNDESPar; he joined BNDES in July 1975. Mr. Oliveira is currently the infrastructure officer and basic input officer of BNDES. From December 2004 to April 2006, he was the manager of the basic input area of BNDES, responsible for the mining, metallurgy, steelworks, pulp, paper and forestry products, chemical, petrochemical and fertilizer industries. From January 2002 to November 2004, Mr. Oliveira was responsible for the planning and research departments of BNDES.

Fiago Participações S.A.	Fiago Participações S.A., located at Avenida Presidente Wilson, 231, 11th floor, Centro, Rio de Janeiro, RJ, Brazil, 20030-905, telephone +55 21 3974-4549, is a holding company, which invests in other companies. It was established on January 23, 1998 to invest in companies emerging from the privatization of Telebrás.

Name	Business Description
Directors of Fiago Participações S.A.

The following individuals are the members of the Board of Directors of Fiago Participações S.A.:

•         José Branisso has been chairman of the board of directors of Fiago Participações S.A. since April 2008 and was an executive officer of BMS Treinamentos Empresariais Ltda., a corporate training company located at SCN Qd. 01 Bl. C—salas 611/612, Brasília, Distrito Federal, CEP 70711-902, Brazil, from November 2007 to April 2008. Mr. Branisso was an executive officer of Criativo Consultoria, Trein e Soluções Empresariais, a corporate consulting and training company, between April 2007 and November 2007. He was also chairman of the fiscal council of Companhia Energética de Pernambuco—CELPE, an electric energy production company located at Avenida João de Barros Nº 111, Boa Vista, CEP 50050 902, Recife, PE, Brazil, from March 2007 to November 2007 and from March 2006 to November 2006. From March 2005 to November 2005, Mr. Branisso was a member of the fiscal council of COSERN Companhia Energética do Rio Grande do Norte, an electric energy production company located at Rua Mermoz, 150, Baldo, CEP 59025-250, Natal, RN, Brazil. He was a member of the board of directors of CNI Clube de Investimentos dos Funcionários do Banco do Brasil fromMay 2001 to November 2005 and an executive officer of Banco do Brasil from August 1996 to April 2005. CNI Clube de Investimentos dos Funcionários do Banco do Brasil is a jointly-owned investment club existing to build share-ownership in Banco do Brasil, and restricted to the employees of Banco do Brasil, its subsidiaries, and or persons under common control. It is located at Praça XV de Novembro nº 20, 2nd and 3rd floors, Rio de Janeiro, RJ, Brazil. Banco do Brasil S.A. is a financial institution with its headquarters at SBS Q-4 Bloco C Lote 32—ED. Sede III, Plano Piloto, CEP 70089-900, Brasília, DF, Brazil.

•         Wanderley Rezende de Souza has been a member of the board of directors of Fiago Participações S.A. since April 2008. Mr. Souza was also a member of the board of directors of Paranapanema S.A. prior to May 2007.

•         Marcio de Araújo Faria has been the investment and finance officer at Fundação Atlântico de Seguridade Social since August 2005. From February 2000 to August 2005, Mr. Faria was an officer at Finantia Brasil Ltda., a company located at Rua James Joule, 65 cj. 172, São Paulo, SP Brazil 04.576-080, which provides financial advisement services.

Name	Business Description
Executive Officers of Fiago Participações S.A.

The following individuals are the Executive Officers of Fiago Participações S.A.:

•         José Carlos Lopes Xavier de Oliveira has been chief executive officer of Fiago Participações S.A. since September 2003. He has been a partner of Banco Icatu S.A., a banking company located at Av. Presidente Wilson, 231, 9th Floor, CEP 20030-905, Rio de Janeiro, RJ, Brazil, since February 1989 and is responsible for the financial controlling department that is comprised of the liquidation, processing and controlling departments of the bank, and its funds and portfolios, as well as of its affiliates. Mr. Oliveira has served as comptroller of Dreyfus Brascan Asset Management since February 1998. Dreyfus Brascan Asset Management, currently know as BNY Mellon Serviços Financeiros Distribuidora de Títulos e Valores Mobiliários S.A., provides administration services, management for diverse types of funds, and investment structures. It is located at Av. Presidente Wilson, 231, 11th floor, Rio de Janeiro, RJ, Brasil.

•         Carlos Eduardo Reich de Sampaio has been investor relations officer of Fiago Participações S.A. since September 2003.

•         Marcela Brito Garcia has been administrative officer of Fiago Participações S.A. since April 2008. Ms. Garcia has served in the legal department of Mellon DTVM since April 2006. From January 2006 to April 2006, Ms. Garcia was a legal analyst at the Federação Nacional de Seguros, where she had been a legal trainee since July 2005. BNY Mellon Serviços Financeiros DTVM S.A. provides administration services, management for diverse types of funds, and investment structures, and is located at Av. Presidente Wilson 231, 11th floor, Centro, CEP 20030-905, Rio de Janeiro, RJ, Brazil. The Federação Nacional de Seguros is a syndical association dedicated, together with the executive, legislative, and judicial branches, to the study, coordination, protection, and legal representation of the insurance, supplementary welfare, and capitalization program sectors. It is located at Rua Senador Dantas 74, 12th floor, Rio de Janeiro, RJ, Brazil.

L.F. Tel S.A.	L.F. Tel S.A., located at Avenida Dr. Chucri Zaidan No. 920, 16th floor, São Paulo, SP, Brazil, telephone +55 11 3048-7270, is a subsidiary of La Fonte Telecom S.A., a holding company that is part of the Jereissati Group. L.F. Tel’s principal asset is its equity interest in Tmarpart. The Jereissati Group has investments in the commercial real estate sector in Brazil. It partially owns and manages nine shopping malls in the Southern and Southeastern regions of Brazil. In 1997, the group entered the telecommunications sector by acquiring small stakes in the broadband telephone mobile operators Americel and Telet, which were sold in 2001.

Name	Business Description
Directors of L.F. Tel S.A.

The following individuals are the members of the Board of Directors of L.F. Tel S.A.:

•         Carlos Francisco Ribeiro Jereissati has been the chairman of the board of directors since July 1999 and the chief executive officer of L.F. Tel S.A. since April 1999. He has also been the chief executive officer of La Fonte Telecom S.A. since April 1984. La Fonte Telecom S.A. located at Av. Brig. Faria Lima, 2232 9th floor, Jd. Paulistano, CEP 01452-002, São Paulo, SP, Brazil, invests in shopping centers, real estate, hardware manufacture, as well as other industrial and commercial activities. Since February 1970, Carlos Francisco Ribeiro Jereissati has been the chief executive officer of Jereissati Participações S.A., a holding company that provides economic, financial and taxation consulting and advising, located at Av. Dr. Chucri Zaidan, 920, 16th floor, São Paulo, SP, Brazil.

•         Carlos Jereissati has been the chief executive officer of Iguatemi Empresa de Shopping Centers S.A., a full service shopping center company located at Avenida Brig. Faria Lima, 2232, 9th floor, CEP 01452-002, São Paulo-SP, Brazil, since November 2006. From September 2005 to November 2006 he was superintendent officer of Iguatemi Empresa de Shopping Centers S.A., and from January 2003 to September 2005 he was managing officer of Iguatemi Empresa de Shopping Centers S.A..

•         Sidnei Nunes has been managing officer of Jereissati Participações S.A. since April 2008, chief financial officer of La Fonte Telecom S.A. since April 2008 and managing officer of L.F. TEL S.A. since April 2006. He has been a member of the board of directors of Grande Moinho Cearense S.A. since April 2005, LF TEL S.A. since April 2006 and Iguatemi Empresa de Shopping Centers S.A. since April 2006. Mr. Nunes has been the financial and controller officer of companies of the Jereissati Group since September 1995. La Fonte Telecom S.A. is a telecommunications holding company located at Av. Dr. Chucri Zaidan, 920, 16th floor, CEP 04583-110, São Paulo-SP, Brazil. Grande Moinho Cearense S.A. is a milling company located at Av. Vicente de Castro, 6043, Mucuripe, Fortaleza, CE, Brazil. Iguatemi Empresa de Shopping Center S.A. is a full service shopping center company located at Avenida Brig. Faria Lima, 2232, 9th floor, CEP 01452-002, São Paulo-SP, Brazil.

•         Aparecido Carlos Correia Galdino has been managing officer and investor relations officer of Jereissati Participações S.A. since April 1990. He is a member of the board of directors of La Fonte Telecom S.A. and L.F.Tel S.A., as well as a member of the fiscal council of TmarPart, Contax Participações S.A., Tele Norte Celular Participações S.A., and Amazônia Celular S.A. La Fonte Telecom S.A. is a telecommunications holding

Name	Business Description

company located at Av. Dr. Chucri Zaidan, 920, 16th floor, CEP 04583-110, São Paulo-SP, Brazil. Contax Participações S.A., a provider of outsourced contact center services, is located at Rua do Passeio, 48 a 56, parte Cinelândia, CEP 20021-290, Rio de Janeiro, RJ, Brazil. Amazônia Celular S.A. is a mobile telephone company located at Travessa Rui Barbosa, 931, Reduto, CEP 66053-260, Belém, PA, Brazil.

Executive Officers of L.F. Tel S.A.

The following individuals are the Executive Officers of L.F. Tel S.A.:

•         Carlos Francisco Ribeiro Jereissati. See “—Directors of L.F. Tel S.A.”

•         Mr. Pedro Jereissati has been chief executive officer and investor relations officer of TmarPart since April 2008, an executive officer of LF Tel S.A. since 2006, and chief financial officer and investor relations officer of Iguatemi Empresa de Shopping Centers S.A. since November 2006. Since 2005, Mr. Pedro Jereissati has been vice-president of finances of Iguatemi Empresa de Shopping Centers S.A. In 2003, he was appointed by President Luis Inácio Lula da Silva as a member of the Board of Economic and Social Development of the Presidency of the Republic. In 2001, he assumed the position of officer of new business of La Fonte Participações S.A. Mr. Jereissati is also a member of the board of directors of Iguatemi Empresa de Shopping Centers S.A. and of TmarPart. La Fonte Participações S.A. is a holding company that is part of the Jereissati Group located at Av. Dr. Chucri Zaidan 920, 16th floor, Vila Cordeiro, CEP 04583-110, São Paulo, SP, Brazil. Iguatemi Empresa de Shopping Center S.A. is a full service shopping center company located at Avenida Brig. Faria Lima, 2232, 9th floor, CEP 01452-002, São Paulo-SP, Brazil.

•         Alexandre Jereissati Legey has been chief financial officer and investor relations officer of L.F. Tel S.A. and La Fonte Telecom S.A. since 1998. La Fonte Telecom S.A. is a telecommunications holding company located at Av. Dr. Chucri Zaidan, 920, 16th floor, CEP 04583-110, São Paulo-SP, Brazil. Mr. Legey was officer of new business of Iguatemi Empresa de Shopping Center S.A. from January 2007 to January 2008. Iguatemi Empresa de Shopping Center S.A. is a full service shopping center company located at Avenida Brig. Faria Lima, 2232, 9th floor, CEP 01452-002, São Paulo-SP, Brazil. Mr. Legey has been a member of the finance committee of Telemar since its institution in 1999.

Name	Business Description
AG Telecom Participações S.A.	AG Telecom Participações S.A., located at Av. Do Contorno 8123, Belo Horizonte, Minas Gerais, Brazil, telephone +55-31-3290 6645, is a subsidiary of Andrade Gutierrez S.A. responsible for managing the telecommunications business of the Andrade Gutierrez Group. The conglomerate develops its activities focused on three core businesses: (a) engineering work in Brazil and abroad; (b) operating public concessions in Brazil, primarily highways and water treatment; and (c) telecommunications in Brazil. Under Brazilian law, AG Telecom Participações S.A. is not required to have, and does not have, a board of directors.

Executive Officers of AG Telecom Participações S.A.

The following individuals are the Executive Officers of AG Telecom Participações S.A.:

•         Otavio Marques de Azevedo has been the chief executive officer of AG Telecom Participações S.A. since April 2008, and president of Grupo Andrade Gutierrez and of Andrade Gutierrez Telecomunicações Ltda. since 1993.

•         Luiz Otávio Maurão has been an executive officer Construtora Andrade Gutierrez S.A. since May 2000 and legal officer of Construtora Andrade Gutierrez S.A. since May 2002. He has also been the investor relations officer, since June 1999, and the vice-president, since December 2005, of AG Telecom Participações S.A. Mr. Maurão has been the legal officer Andrade Gutierrez S.A. since June 2000. At Andrade Gutierrez Participações S.A., Mr. Maurão has been chief executive officer since December 2003, superintendent officer since 2005, and executive officer since September 2006. He has been the chief executive officer of Andrade Gutierrez Telecomunicações Ltda. since November 2000 and an officer of Andrade Gutierrez Investimentos em Telecomunicações S.A. since April 2005.

Fundação Atlântico de Seguridade Social

Fundação Atlântico de Seguridade Social, or FASS, is a private supplementary pension entity that Telemar incorporated in August 2004, and which manages private pension plans for the benefit of Telemar’s employees. FASS is located at Rua Lauro Muller, 116, sala 2091, Torre do Rio Sul, Botofogo, Rio de Janeiro, RJ Brazil 22.290-160, telephone +55-21-3873 9292.

Name	Business Description
Directors of Fundação Atlântico de Seguridade Social

The following individuals are the members of the Board of Directors of Fundação Atlântico de Seguridade Social:

•         Eurico de Jesus Teles Neto is the chairman of the board of directors of FASS. He is also the legal director of Telemar, where he began as legal manager in 1999.

•         José Luís Magalhães Salazar. See “—Directors and Executive Officers of Telemar.”

•         Julio César Fonseca is a member of the board of directors of FASS. He has also been the human resources officer of Telemar since December 1999.

•         Eduardo Felippe Michalski has been the supplies officer at Telemar since 1999, working in supply management with the responsibility of improving the process of strategic centralized purchases.

•         Luis Antonio Souza da Silva is a member of the board of directors of FASS. He has been a telecommunications specialist at Telemar and its predecessor, Telecomunicações do Estado do Rio de Janeiro, since 1979.

•         Marcelo Beltrão Correia is a member of the board of directors of FASS. He is also an information technology specialist at TNL PCS S.A. in Recife, PE, Brazil. Mr. Correia is currently serving his third term as president of the Sindicato dos Trabalhadores em Telecomunicações de Pernambuco, the telecommunication workers’ syndicate of the State of Pernambuco in Brazil, where he previously served as treasury director and judicial director. He has also served as controller of the Federação dos Trabalhadores em Telecomunicações, the federation of telecommunications workers in Brazil, working in the areas of research and technology and judicial and parliamentary affairs.

Executive Officers of Fundação Atlântico de Seguridade Social

The following individuals are the Executive Officers of Fundação Atlântico de Seguridade Social:

•         Fernando Antonio Pimentel de Melo is the chief executive officer of FASS. He was an attorney for Fundação Telebrás de Seguridade Social—SISTEL a private pension entity located at SEPS/EQ. 702/902—Conjunto B—Bloco A Brasília—DF—CEP 70390-025, Brazil.

•         Maria Auxiliadora Nunes Figueiredo is the pension and administration officer of FASS. She was an officer of São Rafael Sociedade de Previdência Privada a private pension entity located at Av. Rodrigues Alves, 261, 3rd floor, Centro, CEP: 20220-360, Rio de Janeiro, RJ, Brazil.

•         Marcio de Araújo Faria. See “—Fiago Participações S.A.—Directors of Fiago Participações S.A.”

SCHEDULE II

RECONCILIATION OF TNCP FINANCIAL STATEMENTS PREPARED UNDER U.S. GAAP TO TNCP FINANCIAL STATEMENT PREPARED UNDER BRAZILIAN GAAP (UNAUDITED)

TNCP’s accounting policies comply with accounting practices adopted in Brazil, as prescribed (“Brazilian GAAP”), which differ significantly from accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The differences in TNCP’s consolidated shareholders’ equity and net income as of and for the year then ended December 31, 2007 are presented below.

	At and for the Year Ended December 31, 2007
	(in thousands of reais)
	(unaudited)
Shareholders’ equity:

Consolidated stockholders’ equity under U.S. GAAP	R$	47,441
Write-off of deferred charges		2,570
Reversal of the amortization of deferred charges		(128)
Prepaid pension cost		(20,119)
Capitalization of interest on construction-in-progress		(14,143)
Depreciation of capitalized interest adjustment		2,693
Fair-value adjustment on derivatives		(420)
Asset retirement obligation—property, plant and equipment		(2,985)
Asset retirement obligation—liabilities		4,664
Deferred income tax		82,131
Minority interest on adjustments		(13,575)

Consolidated stockholders’ equity under Brazilian GAAP	R$	88,129

Statement of Operations:

Total net income under U.S. GAAP	R$	5,755
Write-off of deferred charges		2,570
Reversal of the amortization of deferred charges		(128)
Prepaid pension cost		(2,334)
Capitalization of interest on construction-in-progress		(3,679)
Depreciation of capitalized interest adjustment		3,590
Fair-value adjustment on derivatives		(3,473)
Asset retirement obligation—depreciation property, plant and equipment		805
Asset retirement obligation—cost of services		97
Deferred income tax		(757)
Minority interest on adjustments		748

Total net income under Brazilian GAAP	R$	3,194

II-1

SCHEDULE III

SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN U.S. GAAP AND BRAZILIAN GAAP APPLICABLE TO TNCP (UNAUDITED)

TNCP’s accounting policies comply with accounting practices adopted in Brazil, as prescribed (“Brazilian GAAP”), which differ significantly from accounting principles generally accepted in the United States of America (“U.S. GAAP”) as described below.

Deferred charges from pre-operating period

TNCP has recorded pre-operational costs as deferred assets, to be amortized on a straight-line basis over 10 years, as allowed by Brazilian GAAP.

Under U.S. GAAP, in accordance with Statement of Position 98-5, “Reporting on the Costs of Start-Up Activities,” costs incurred during the start-up and organization of a development stage entity are expensed as incurred.

Pension plans and other post-retirement benefits

Amazônia Celular participates in a multiemployer defined benefit pension plan (PBS—Assistidos, or the “PBS-A”) and a multiemployer post-retirement benefit plan (Plano de Assistência Médica ao Aposentado—PAMA) administered by the Fundação Sistel de Seguridade Social (“SISTEL”). Effective January 2000, the PBS-A was modified and changed into a multiple employer pension plan (PBS—Tele Norte Celular) with respect to active employees. The plan assets and liabilities related to active employees were transferred into this new plan and the benefits remained unchanged. The post-retirement benefit plan continues unchanged as a multiemployer plan.

In March 2004, Amazônia Celular offered to its employees a new benefit plan, (CelPrev—Tele Norte Celular) which is also administered by SISTEL. The new plan permitted, through June 16, 2004, the migration of the participants of the PBS—Tele Norte Celular plan. The new plan is a multiple employer defined contribution plan, except for medical benefits, for which there is a defined benefit of up to 24 months.

Under Brazilian GAAP, if there is sufficient information available, multiemployer defined benefit pension plans and other postretirement benefits should be accounted for as if they were single employer plans. As such, under Brazilian GAAP TNCP recognized actuarial liabilities corresponding to its share in multiemployer plans, as recommended annually by independent actuaries. For purposes of U.S. GAAP, TNCP is only required to disclose its annual contributions to multiemployer plans.

In addition, under Brazilian GAAP, the recognition by Amazônia Celular of the funded status of pension plans has certain restrictions. The recognition may occur only if it is clearly stated that such assets will be utilized to reduce Amazônia Celular’s future contributions or will be reimbursed to Amazônia Celular. TNCP’s management believes neither of these conditions can be assured as of December 31, 2007. As such, assets related to the funded status of pension plans were not recorded in Brazilian GAAP. For U.S. GAAP purposes, the funded status of the pension plans is presented as a prepaid asset according to SFAS 87, “Employers’ Accounting for Pensions”.

Finally, as of December 31, 2006, TNCP adopted SFAS 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans an amendment of FASB Statements No. 87, 88, 106, and 132(R),” and as result of the implementation of the aforementioned standard, “Unrecognized net actuarial gain” has been recorded as “Other comprehensive income” as a component of stockholders’ equity.

III-1

Capitalized interest and its depreciation

Under Brazilian GAAP, interest and financial charges related to loans and financing secured for use in construction in progress are capitalized until its initial operation.

Under U.S. GAAP, in accordance with the provisions of SFAS 34, “Capitalization of Interest Cost,” interest incurred on loans is capitalized to the extent that loans do not exceed construction-in-progress, added to the individual assets and amortized over their useful lives. Under U.S. GAAP, the amount of interest capitalized excludes: (i) the monetary gains and losses associated with the loans and financing in foreign currency; and (ii) charges resulting from currency derivatives. Interest on loans that are not directly associated with construction-in-progress can be capitalized.

Derivatives

Under Brazilian GAAP, foreign currency derivatives are recorded by comparing contractual exchange rates to exchange rates at period end. Under its swap agreements, TNCP pays or receives at maturity the amount of the difference between the variation corresponding to CDI rate and the U.S. dollar exchange rate plus the bank spread. Gains and losses on swap agreements are recorded on a monthly basis, reducing or increasing foreign currency indebtedness. Currently, TNCP only engages in swap operations, such as cross-currency interest rate swaps.

Under U.S. GAAP, all derivatives are recorded at fair-value on the balance sheet and all variations in fair-value are being recorded in the statement of operations. TNCP does not account for any activities as hedging activities and does not hold derivatives for trading purposes.

Assets retirement obligation

SFAS No. 143, “Accounting for Asset Retirement Obligations,” requires TNCP to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and capitalize that amount as part of the book value of the long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, Amazônia Celular either settles the obligation for its recorded amount or incurs a gain or loss.

TNCP has certain legal obligations related to network infrastructure, principally tower assets, which fall within the scope of SFAS 143. These legal obligations include obligations to remediate leased land on which the subsidiary’s network infrastructure assets are located. The significant assumptions used in estimating Amazônia Celular’s asset retirement obligations include the following: (i) a probability that each of Amazônia Celular’s network infrastructure assets will be remediated at the lessor’s directive, (ii) expected settlement dates that coincide with lease expiration dates plus estimates of lease extensions, (iii) remediation costs that are indicative of what third party vendors would charge Amazônia Celular to remediate the sites, (iv) expected inflation rates that are consistent with historical inflation rates, and (v) credit-adjusted risk-free rates that approximate Amazônia Celular’s incremental borrowing rates.

Deferred income taxes

In accordance with Brazilian GAAP, TNCP and Amazônia Celular prepared a technical feasibility study concerning realization of deferred tax assets for the following 10 fiscal years, taking into consideration the probable capability of taxable income generation by Amazônia Celular, within the context of the businesses.

In the consolidated financial statements prepared in accordance with the U.S. GAAP, TNCP’s management, considering accumulated losses in the past years and considering the expected negative results in the coming years, decided, in compliance with SFAS 109, “Accounting for income taxes,” to set up a provision for loss in the total amount of the deferred assets.

III-2

Any questions or requests for assistance or additional copies of this offer to purchase may be directed to the U.S. information agent listed below. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the tender offer.

The U.S. information agent

for the tender offer is:

1200 Wall Street West, 3rd Floor

Lyndhurst, NJ 07071

U.S.A.

In the United States, call: 866-853-1834 (toll-free)

or

Outside the United States, call: +1-201-806-7300 (collect)